UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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MRC GLOBAL INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MRC Global

Notice of 2019 Annual Meeting of Stockholders & Proxy Statement

MRC Global
MRC Global

La Porte, Texas Operations Complex

BETTIS

We Make Energy Flow.

www.mrcglobal.com

MRC Global Notice of 2019 Annual Meeting of Stockholders & Proxy Statement La Porte, Texas Operations Complex We Make Energy Flow. MRC Global supports your complex PVF requirements on a local, regional and global scale. www. mrcglabal.com

A Message from our Chairman Rhys J. Best

March 18, 2019

Dear Fellow Stockholder:

We are pleased to invite you to the 2019 Annual Meeting of Stockholders which will be held on Tuesday, April 30, 2019, at the Fulbright Tower Auditorium, 1301 McKinney Street, Houston, Texas 77010, at 10:00 a.m. Houston, Texas time. A notice of the meeting and a Proxy Statement containing information about the matters to be acted upon are attached to this letter.

Your vote is important to us. Whether or not you plan to attend the meeting, please promptly vote your shares by submitting your proxy by internet or telephone or by completing, signing, dating and returning your Proxy Card or voting instruction form. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

Thank you for being a stockholder and for the trust and continued interest you have in MRC Global Inc.

Best regards,

/s/ Rhys J. Best

Rhys J. Best

Chairman of the Board

Dear Fellow MRC Global Shareholders,

In the energy sector, while operating companies aim to achieve high returns and invest billions of dollars annually, the service and equipment sector play a key role in supporting operators to achieve their goals through product supply and logistics support. We are not wholly immune from the energy sector’s cyclicality, but by being a provider to the energy sector across its upstream, midstream and downstream segments, we believe we are positioned for strong and sustainable returns. We also invest to make this true.

In 2018, gross profit of 16.5% of sales and our adjusted gross profit of 19.6% of sales was the highest since 2008. (See the footnote on page 5 regarding the non-GAAP measure, adjusted gross profit.) Our revenue increased 14% over 2017 and 37% since 2016.

As importantly, we worked hard during the downturn to build and open our new state-of-the-art Houston Operations Complex, the largest facility in our network. This complex supports our ability to be a leader in engineering, distribution, logistics and customer service in the 22 countries in which we operate, including enabling customers globally to order any of our products online. Our e-commerce business, which we believe will enhance our profitability in the future, continues to grow.

While many sectors of the US economy steadily eliminate benefits-paying and stable jobs, we continue to invest in our human capital as well as our physical, technological, intellectual and reputational capital. The vast majority of our full time employees have access to medical, dental, vision, wellness, retirement savings, education, and training programs. Further, while often overlooked, the tax revenues we generate support our communities more generally: a recent study documented that the energy sector alone generates over $30 million a day in tax revenues, just in Texas.

On the environmental front, our products and processes help our customers manage their environmental risks every day, as our products contain and, therefore, prevent the unintended release of hydrocarbons and chemicals into the environment.

Finally, our governance and compensation provisions include:

•	a diverse board with minority, female, and significant shareholder members,
•	a separate chair and CEO,
•	an annual incentive based entirely on key financial measures that require meaningful growth for target payout,
•	tying a portion of equity to long-term return metrics with stretch goals, and
•	a CEO to median employee pay ratio of 79:1.

We invite you to read about our MRC Global Core Values on page 3 of this proxy statement and review our inaugural Environmental, Social Responsibility and Governance Report referenced on that page.

We ask for your voting support on the items described in this proxy statement and thank you for your investment in us.

Sincerely,

/s/ Andrew R. Lane

Andrew R. Lane

President and Chief Executive Officer

Notice of 2019 Annual Meeting of Stockholders

Date and Time Tuesday, April 30, 2019 10:00 a.m. Houston, Texas time Place Fulbright Tower Auditorium 1301 McKinney Street Houston, Texas 77010 Items to be Voted On
1.	Elect the 10 director nominees named in the accompanying Proxy Statement to serve on the Company’s Board of Directors as directors.

2.	Consider and act upon an advisory approval of a non-binding resolution approving the Company’s named executive officer compensation.

3.	Consider and approve an Amendment of the Company’s 2011 Omnibus Incentive Plan, as amended.

4.	Consider and act upon a recommendation, on an advisory basis, of the frequency of an advisory vote on the Company’s named executive officer compensation.

5.	Consider and act upon the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for 2019.

6.	Act on any other business which may properly come before the Annual Meeting or any reconvened meeting after adjournment.

How to Vote in Advance

Your vote is very important. Even if you intend to be present at the Annual Meeting, please promptly vote in one of the following ways so that your shares may be represented and voted at the Annual Meeting:

Advance Voting Methods

Telephone - You can vote your shares by calling 800.652.VOTE (8683).
Internet - Follow online instructions on your Proxy Card and vote at www.investorvote.com/MRC.
Mail - Complete, sign, date and return your proxy card or voting instruction form.

We mailed a Notice Regarding the Availability of Proxy Materials (the “Notice”) on or about March 18, 2019.

MRC Global’s Proxy Statement and 2018 Annual Report for the fiscal year ended December 31, 2018 are available at www.edocumentview.com/MRC.

Who Can Vote

You can vote and attend the Annual Meeting if you were a holder of record of the Company’s common or preferred stock at the close of business on March 6, 2019.

Voting by telephone or internet or by returning your proxy card or voting instruction form in advance of the 2019 annual meeting does not deprive you of your right to attend the meeting.

By Order of the Board of Directors,

/s/ Daniel J. Churay

Daniel J. Churay

Executive Vice President – Corporate Affairs,

General Counsel and Corporate Secretary

March 18, 2019

MRC Global Inc.

1301 McKinney Street, Suite 2300

Houston, Texas 77010

MRC GLOBAL INC. PROXY STATEMENT

i	2019 Proxy Statement

ii	2019 Proxy Statement

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement before voting. For more complete information on the 2018 financial and operating performance of MRC Global Inc. (“MRC Global”, the “Company”, “we”, “us” or “our”), please review the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 (the “Form 10-K”) that was filed with the U.S. Securities and Exchange Commission (the “SEC”) and can be found on the internet at www.edocumentview.com/MRC.

Voting Matters

Stockholders are being asked to vote on the following matters at the 2019 Annual Meeting of Stockholders:

Item I.	The election of 10 director nominees identified in this Proxy Statement.	Page 19
Board Recommendation: FOR each director
Item II.	Approval, on an Advisory Basis, of the Company’s Named Executive Officer Compensation.	Page 57
Board Recommendation: FOR
Item III.	Approval of an Amendment to the Company’s 2011 Omnibus Incentive Plan, as amended.	Page 74
Board Recommendation: FOR
Item IV.	Recommendation, on an Advisory Basis, of the Frequency of an Advisory Vote on Executive Compensation.	Page 84
Board Recommendation: VOTE EVERY YEAR (1 Year)
Item V.	Ratification of the Appointment of Ernst & Young LLP as Independent Auditors for 2019.	Page 85
Board Recommendation: FOR

1	2019 Proxy Statement

 Director Nominees

Name	Age at Annual Meeting	Director Since	Professional Background	Independent	Committee Membership and Positions

Rhys J. Best	72	2007	Chairman of the Board of MRC Global Inc., Former Chairman, President and CEO of Lone Star Technologies, Inc.	✓	Chairman of the Board

Deborah G. Adams	58	2017	Former Senior Vice President of Phillips 66	✓	Audit Compensation

Leonard M. Anthony	64	2008	Former President and CEO of WCI Steel, Inc. and Former Chief Financial Officer of Dresser-Rand Group, Inc.	✓	Governance (Chair) Audit

Barbara J. Duganier	60	2015	Former Global Chief Strategy Officer of Accenture and Former Global Chief Financial Officer of Andersen Worldwide	✓	Audit (Chair) Governance

Craig Ketchum	62	2007	Former MRC Global Chairman of the Board, President and CEO

Andrew R. Lane	59	2008	MRC Global President and Chief Executive Officer and former Halliburton Chief Operating Officer

Dr. Cornelis A. Linse	69	2010	Chairman of the Netherlands Commission for Environmental Impact Assessment and former Shell executive	✓	Audit Compensation

John A. Perkins	71	2009	Former CEO of Truflo International plc	✓	Compensation Governance

H. B. Wehrle, III	67	2007	Former MRC Global Chairman of the Board, President and CEO

Robert L. Wood	65	2015	Former Chairman, President and CEO of Chemtura Corporation	✓	Compensation (Chair) Governance

Preferred Stock Designated Director

Henry Cornell	63	2018	Founder and Senior Partner of Cornell Capital LLC

   Director Highlights

100% attendance at all Board and committee meetings in 2018*	3 new directors since 2015, adding midstream, refining, downstream, procurement, information systems, global strategy, financial services and global chemical industry experience	36% of our Board members are women or ethnically diverse
7 Directors are independent		6 Directors currently serve or have served on other public company boards
Average tenure of 7.8 years		8 Directors are current or former CEOs

  * Mr. Cornell attended all Board meetings since he joined the Board on June 10, 2018.

2	2019 Proxy Statement

Our Commitment to Environmental, Social Responsibility and Corporate Governance

In November 2018, MRC Global published its inaugural 2018 Environmental, Social Responsibility and Corporate Governance Report (“ESG Report”), which provides highlights of our environmental and social policies and practices. The report can be found on our website at https://www.mrcglobal.com, by clicking on “Company” and “Corporate Social Responsibility”. (The information included in our website is not incorporated herein by reference.) We integrate environmental and social policies and practices into our daily operations by delivering value to our customers, building strong communities, leveraging innovative supply solutions to enhance our customers’ operations and operating with integrity and responsibility in all respects of our operations and supporting our employees. We derive this focus from our core values of safety leadership, customer satisfaction, employee development, operational excellence, community and charity development, financial performance and teamwork.

MRC GLOBAL CORE VALUES

Safety Leadership	Customer Satisfaction
Our number one focus is the safety of our employees and customers. Safety is both a core value and strategy, and safety leadership is part of our culture.	Our customers are at the center of everything we do, helping us to shape our strategic priorities.
Business Ethics	Operational Excellence
As a global leader, we always strive to operate with integrity and responsibility in all aspects of our operations.	Our operational excellence strategy helps us to continually find better and more efficient ways to conduct business and provide the best services at an affordable cost for our customers.
Employee Development	Financial Performance

We seek to maintain an environment that is open and diverse, provides equal opportunity and is inclusive and where our people feel valued, included and accountable.

We want each person to be developed to his or her fullest potential.

We know that by being true to our values, we will continue to achieve our goals, positively impact our industry and the communities where we live and work and deliver long-term value to our stockholders.

Community and Charity Development	Teamwork
MRC Global supports education, health and human services, the arts and humanities and civic projects through the MRC Global Foundation and MRC Global Cares initiatives.	MRC Global recognizes that our people are our greatest strength. We are a global team dedicated to our customers, our communities and each other.

MRC Global Cares

Uplifting the communities where we live and work is central to our culture. MRC Global supports education, health and human services, the arts and humanities and civic projects through the MRC Global Foundation and MRC Global Cares initiatives.

MRC Global Green Team

The MRC Global Green Team implements initiatives aimed at helping MRC Global minimize our impact on the environment. From a Company-wide recycling program to energy efficient lighting in our warehouses – we are taking action.

3	2019 Proxy Statement

Governance Highlights

We are committed to adhering to sound principles of governance and have adopted corporate governance practices that promote the effective functioning of our Board of Directors. Some highlights of our corporate governance practices are listed below.

Board Structure and Governance	✓	Seven of eleven current directors are independent. Each of our non-independent directors hold a substantial investment in the Company.
	✓	Female and minority directors comprise over 36% of our Board.
	✓	Each of the Audit, Compensation and Governance Committees is comprised entirely of independent directors.
	✓	All directors attended 100% of meetings of the Board and committees of the Board on which they served (including Mr. Cornell who attended all meetings after his election to the Board).
	✓	The directors regularly hold executive sessions at each Board and committee meeting.
	✓	We have a mandatory retirement policy for directors.
	✓	Annually, we review our committee charters and Corporate Governance Guidelines.
	✓	We have a separate Chairman and CEO.
	✓	Our Chairman is independent and provides independent oversight of senior management and Board matters.
✓

All 10 directors elected by the common stockholders are elected annually based on a plurality of the votes cast in uncontested elections, with a director resignation policy requiring a letter of resignation from a director if such director receives a greater number of “withhold” votes than “for” votes in his or her election.

	✓	The Board and each committee annually conducts a thorough self-assessment process focused on Board or committee performance, respectively.
	✓	We are committed to Board refreshment. Since 2015, we have added three new independent directors.
	✓	We have active risk oversight by the Board and committees.
	✓	Our Board is actively engaged in managing talent and long-term succession planning for senior leadership and directors.

Corporate Responsibility	✓	We have a comprehensive ethics program with standards of business conduct that help guide and promote good governance, responsible business practices and the highest standards of integrity.

Stock Ownership	✓	We have stock ownership guidelines of 5x the annual cash retainer for our non-employee directors.
	✓	We have stock ownership guidelines of 5x base salary for the CEO and 3x base salary for other NEOs.
	✓	We prohibit hedging and pledging of our Company securities by directors and executive officers.

……….……………………………………………………………………………………………………………………………………………

4	2019 Proxy Statement

2018 Financial Highlights

Financial and operational highlights from fiscal year 2018 include:

● Sales of $4.172 billion up 14% from 2017	● Net income to common stockholders of $50 million, 92% greater than the previous year
● Gross profit of $689 million (16.5% of sales)	● Adjusted EBITDA of $280 million, a 56% improvement over 2017++
● Adjusted gross profit of $819 million (19.6% of sales)+, a 100-basis point improvement year over year	● Incremental Adjusted EBITDA of 19.2%, well above historical averages by approximately 400 basis points+++
● Operating income of $127 million	● Reduced net leverage ratio to 2.3x from 2.7x++++
● Share repurchases of $125 million	● Repriced Term Loan, lowering interest rate 50 basis points and fixed a portion of interest expense at 5.71% via an interest rate swap
● Net working capital 20.4% of sales

+

Adjusted gross profit is a non-GAAP financial measure. We define adjusted gross profit as sales, less cost of sales, plus depreciation and amortization, plus amortization of intangibles, and plus or minus the impact of our last-in, first-out (“LIFO”) inventory costing methodology. We present adjusted gross profit because we believe it is a useful indicator of our operating performance without regard to items, such as amortization of intangibles, that can vary substantially from company to company depending upon the nature and extent of acquisitions. Similarly, the impact of the LIFO inventory costing method can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO and depending upon which method they may elect. We use adjusted gross profit as a key performance indicator in managing our business. We believe that gross profit is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to adjusted gross profit. See pages 30-32 of our Annual Report on Form 10-K for the year ended December 31, 2018 that has been filed with the SEC for a more detailed reconciliation of adjusted gross profit to gross profit.

++

Adjusted EBITDA is a non-GAAP financial measure, and we define adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, amortization of intangibles and certain other expenses, including non-cash expenses, (such as equity-based compensation, severance and restructuring, changes in the fair value of derivative instruments and asset impairments, including inventory) and plus or minus the impact of our LIFO inventory costing methodology. We believe adjusted EBITDA provides investors a helpful measure for comparing our operating performance with the performance of other companies that may have different financing and capital structures or tax rates. We believe it is a useful indicator of our operating performance without regard to items, such as amortization of intangibles, which can vary substantially from company to company depending upon the nature and extent of acquisitions. Similarly, the impact of the LIFO inventory costing method can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO and depending upon which method they may elect. We use adjusted EBITDA as a key performance indicator in managing our business and in incenting executive performance. We believe that net income is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to adjusted EBITDA. See pages 30-32 of our Annual Report on Form 10-K for the year ended December 31, 2018 that has been filed with the SEC for a more detailed reconciliation of net income to adjusted EBITDA.

+++

Incremental Adjusted EBITDA is a non-GAAP financial measure, and we define Incremental Adjusted EBITDA as the year-over-year change in Adjusted EBITDA divided by the year-over-year change in revenue. See pages 30-32 of our Annual Report on Form 10-K for the year ended December 31, 2018 that has been filed with the SEC for a more detailed reconciliation of net income to adjusted EBITDA.

++++	We define net leverage ratio as net debt (total debt less cash) divided by adjusted EBITDA.

……….……………………………………………………………………………………………………………………………………………

5	2019 Proxy Statement

2018 Executive Compensation Highlights

MRC Global’s executive compensation program is designed to attract, motivate and retain our executives, including our named executive officers (NEOs”), who are critical to the Company’s long-term success. Our compensation program is based upon and is designed to address three core principles:

Executive officer goals are linked with stockholder interests	The Company’s compensation policies are designed to align the interests of our executive officers with those of our stockholders.
Compensation is significantly performance-based

We provide executive compensation from a total direct compensation perspective. This consists of fixed and variable pay, with an emphasis on variable pay to reward short-term performance measured against pre-established operational goals and objectives and long-term pay in the form of restricted stock units and performance share units. Restricted stock unit values increase or decrease with share price. Vesting of performance share units depends on relative shareholder value compared to companies in the OSX index (described on page 34) and achievement of RANCE targets (described on page 34).

Compensation opportunities are competitive to attract and retain talented employees	Each year, the Compensation Committee of our Board assesses the competitiveness of total compensation levels for executives to enable the Company to successfully attract and retain executive talent.

Our Compensation Committee, which is comprised solely of independent directors, is responsible for oversight of our executive compensation program and determines the compensation to be paid to our executive officers (other than our CEO). With respect to our CEO, the Compensation Committee makes recommendations to our full Board regarding CEO compensation, and the full Board determines CEO compensation. The Compensation Committee makes decisions on executive compensation from a total direct compensation perspective. Total direct compensation is comprised of base salary, annual cash incentive, long-term incentive compensation, benefits and perquisites. A substantial portion of our executives’ compensation is performance-based and at-risk. In addition, our compensation program has a significant component of long-term equity awards rather than cash compensation. We believe this maximizes retention and aligns a substantial portion of our named executive officers’ compensation directly with stockholders’ interests.

2018 Target Compensation

The following illustration represents the elements of target compensation for our NEOs in 2018.

CEO Annual cash incentive for each performance metric does not pay out unless threshold performance for that metric is achieved. Performance share units pay out based on relative total shareholder return, when compared to companies in the OSX index, and achievement of a RANCE target. Value of restricted stock units is aligned with Company share price. Average for Other Named Executives

6	2019 Proxy Statement

Key Features of our Executive Compensation Program

What We Do
✓	We pay for performance – a majority of pay is at risk and target total direct compensation is achieved only when performance objectives are achieved (Page 39).
✓	We set objectives for our annual cash incentive plan that are measurable, determined in advance, aligned with stockholder interests (Page 48).
✓	Both of our 2018 annual incentive performance targets were set higher than actual and target performance in the prior year (Page 49).
✓

Our long-term equity compensation plan is designed to be strongly tied to Company performance. We award performance share units to tie payouts to relative total shareholder return and return on average net capital employed (“RANCE”). We award restricted stock units to tie realized value to stock price and to provide retention value (Page 50).

✓	We have equity ownership guidelines that provide for significant executive officer equity ownership (Page 55).
✓

We have a clawback policy in place to recoup certain compensation from the covered employees in the event of restatement of our financial statements due to theft, fraud, willful misconduct or negligence (Page 56).

✓	We have a fully independent Compensation Committee (Page 56).
✓	Our Compensation Committee engages a compensation consultant that is independent of management and the Company (Page 44).
✓	We benchmark pay relative to the market and review the peer group used for market benchmarking on an annual basis (Page 45).
✓	We have an annual Say-on-Pay vote (Page 57).

We provide additional detail about our executive compensation in our “Compensation Discussion and Analysis” on page 33.

What We Don’t Do
No guaranteed minimum incentives (Page 49).

No re-pricing of stock options or stock appreciation rights permitted without approval from stockholders (Page 56).

No hedging or derivative transactions with respect to our shares by executive officers or directors permitted (Page 55).

No pledging of our shares by executive officers or directors permitted (Page 55).

The Board of Directors continues to believe that our executive compensation program and policies are effective in achieving the Company’s core principles. Our Board recommends that stockholders vote FOR the Company’s 2019 Say-on-Pay proposal.

Deadlines for Submitting Shareholder Proposals for 2020 Annual Meeting of Stockholders

The Corporate Secretary of the Company must receive proposals for inclusion in our Proxy Statement for our 2020 annual meeting of stockholders in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), no later than November 19, 2019.

The Corporate Secretary of the Company must receive notice of a stockholder nomination for candidates for the Board or any other business to be considered at our 2020 annual meeting of stockholders no earlier than the close of business on January 1, 2020 and no later than the close of business on January 31, 2020.

7	2019 Proxy Statement

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these materials?

We are furnishing this Proxy Statement to you as part of a solicitation by the Board of Directors (the “Board”) of MRC Global Inc., a Delaware corporation, for use at our 2019 Annual Meeting of Stockholders (the “Annual Meeting”) and at any reconvened meeting after an adjournment or postponement of the Annual Meeting. We will hold the Annual Meeting at the Fulbright Tower Auditorium, 1301 McKinney Street, Houston, Texas 77010 on Tuesday, April 30, 2019, at 10:00 a.m. Houston, Texas time. When used in this Proxy Statement, references to “MRC Global”, “we”, “our” and “us” mean the Company.

We have two classes of stock: common stock, $.01 par value per share (“common stock”), and 6.5% Series A Convertible Perpetual Preferred Stock (“preferred stock”, and together with the common stock (“stock”)). You are receiving these materials because, at the close of business on March 6, 2019 (the “Record Date”), you owned shares of stock. All stockholders of record on the Record Date are entitled to attend and vote at the Annual Meeting. Each common stockholder will have one vote on each matter for every share of common stock owned on the Record Date. On the Record Date, we had a total of 105,614,908 shares of common stock outstanding, of which 21,106,597 shares are held in treasury, resulting in 84,508,311 shares of common stock entitled to vote at the meeting. Any shares held in our treasury on the Record Date are not considered outstanding and will not be voted or considered present at the meeting. Each share of common stock is entitled to one vote. On the Record Date, we had a total of 363,000 shares of preferred stock outstanding entitled to 20,302,009 votes at the Annual Meeting, which number is equal to the number of shares of common stock into which the shares of preferred stock could be converted on the Record Date, rounded to the nearest share. Holdings of the common stock and the preferred stock vote (on an as-converted basis) together on all matters as a single class.

How is MRC Global distributing proxy materials? Is MRC Global using the SEC’s “Notice and Access” rule?

Under SEC rules, we are furnishing proxy materials to our stockholders. On or about March 18, 2019, we expect to mail our stockholders (other than those who previously requested electronic or paper delivery) a Notice Regarding the Availability of Proxy Materials (the “Notice”) containing instructions on how to access the proxy materials online, and to make the materials available as of that date on www.edocumentview.com/MRC. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy materials. The Notice also instructs you on how you may submit your proxy via the internet. If you received a Notice by mail and would like to receive a copy of our proxy materials, follow the instructions contained on the Notice about how you may request to receive a copy electronically or in printed form on a one-time or ongoing basis. We encourage stockholders to take advantage of the availability of the proxy materials on the internet as we believe electronic delivery will expedite the receipt of materials while lowering costs and reducing the environmental impact of our Annual Meeting by reducing printing and mailing of full sets of materials.

In addition to this Proxy Statement and Notice, our proxy materials include our 2018 Annual Report (the “Annual Report”) (which includes the Form 10-K).

Copies of the Form 10-K, as well as other periodic filings by the Company with the SEC, are also available on our website at https://www.mrcglobal.com by clicking on “Investor Relations” and “SEC Filings”. The information included in our website is not incorporated herein by reference.

8	2019 Proxy Statement

A copy of the proxy materials, including the Annual Report, will be furnished to you free of charge upon a request in writing to our Corporate Secretary or proxy solicitor at, respectively:

MRC Global Inc. Office of the Corporate Secretary Fulbright Tower 1301 McKinney Street, Suite 2300 Houston, Texas 77010 Attention: Daniel J. Churay Telephone: (713) 655-1005 or (877) 294-7574	Morrow Sodali LLC 470 West Avenue Stamford, CT 06902 Telephone: (203) 658-9400

What information is contained in this Proxy Statement?

This Proxy Statement includes information about the nominees for director and other matters to be voted on at the Annual Meeting. It also:

(i)	explains the voting process and requirements;
(ii)

describes the compensation of our principal executive officer, our principal financial officer and our three other most highly compensated officers (collectively referred to as our “named executive officers” or “NEOs”);

(iii)	describes the compensation of our directors; and
(iv)	provides certain other information that SEC rules require.

There are five named executive officers for 2018, as defined under SEC rules.

What matters am I voting on, how may I vote on each matter and how does the Board recommend that I vote on each matter?

The following table sets forth each of the proposals you are being asked to vote on, how you may vote on each proposal and how the Board recommends that you vote on each proposal:

Company Proposals	How may I vote?	How does the Board recommend that I vote?
I. Election of the 10 director nominees named in this Proxy Statement

You may:

(i) vote FOR the election of all nominees;

(ii) WITHHOLD authority to vote for all nominees; or

(iii) vote FOR the election of all nominees except for those nominees with respect to whom your vote is specifically withheld by indicating in the space provided on the proxy.

FOR the election of all 10 director nominees

II. Approve on an advisory basis the Company’s named executive officer compensation	You may vote FOR or AGAINST the non-binding, advisory resolution approving named executive officer compensation, or you may indicate that you wish to ABSTAIN from voting on the matter.	FOR the approval of a non-binding, advisory resolution approving the Company’s named executive officer compensation

III. Approval of Amendment to 2011 Omnibus Incentive Plan, as amended	You may vote FOR or AGAINST the amendment of our 2011 Omnibus Incentive Plan, as amended, or you may indicate that you wish to ABSTAIN from voting on the matter.	FOR the amendment of our 2011 Omnibus Incentive Plan, as amended

IV. Approve the recommendation, on an advisory basis, of the frequency of an advisory vote on executive compensation	You may vote in favor of the Company seeking an advisory vote on executive compensation EVERY YEAR, EVERY TWO YEARS or EVERY THREE YEARS, or you may indicate that you wish to ABSTAIN from voting on the matter.	The Board recommends that you vote in favor of the Company seeking an advisory vote on executive compensation EVERY YEAR.

V. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019	You may vote FOR or AGAINST the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019, or you may indicate that you wish to ABSTAIN from voting on the matter.	FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm for 2019

9	2019 Proxy Statement

We are not aware of any matter to be presented at the Annual Meeting that is not included in this Proxy Statement. However, your proxy authorizes the persons named on the proxy card to take action on additional matters that may properly arise. These individuals will exercise their best judgment to vote on any other matter, including a question of adjourning the Annual Meeting.

What is the difference between a stockholder of record and a stockholder who holds stock in street name?

If your shares are registered in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are a stockholder of record.

If you hold your shares with a broker or in an account at a bank, then you are a beneficial owner of shares held in “street name”. Your broker or bank is considered the stockholder of record for purposes of voting at the Annual Meeting. Your broker or bank should provide you with instructions for directing the broker or bank how to vote your shares.

How do I vote if I am a stockholder of record?

As a stockholder of record, you may vote your shares in any one of the following ways:

Vote in person at the Annual Meeting	Vote by calling toll-free 800.652.VOTE (8683)

If you receive a paper copy of the proxy materials, complete, sign, date and return the proxy card or voting instruction form	Vote online at www.investorvote.com/MRC

Unless you or your representative attend the Annual Meeting in person, the Company must receive your vote, either by telephone, internet, proxy card or voting instruction form by 11:59 p.m., Houston, Texas time on April 29, 2019 to be counted. Internet and telephone voting facilities will close at 11:59 p.m. Houston, Texas time on April 29, 2019.

If I hold shares in street name, does my broker need instructions to vote my shares?

Under rules of the New York Stock Exchange (the “NYSE”), if you hold shares of stock in street name and do not submit specific voting instructions to your brokers, banks or other nominees, they generally will have discretion to vote your shares on routine matters such as Proposal V, but will not have the discretion to vote your shares on non-routine matters, such as Proposals I, II, III and IV. When the broker, bank or other nominee is unable to vote on a proposal because the proposal is not routine, and you do not provide any voting instructions, a broker non-vote occurs and, as a result, your shares will not be voted on these proposals.

Therefore:

●

on the non-routine proposals of election of directors (Proposal I), approval, on an advisory basis, of a non-binding advisory resolution approving our executive compensation (Proposal II), approval of an amendment to the Company’s 2011 Omnibus Incentive Plan, as amended (Proposal III), and recommendation, on an advisory basis, of the frequency of an advisory vote on executive compensation (Proposal IV), your broker, bank or nominee will not be able to vote without instruction from you; and

●

on the routine proposal of ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019 (Proposal V), your broker, bank or nominee may vote in their discretion without instruction from you.

10	2019 Proxy Statement

How do I vote my shares?

If you are a stockholder of record, you can cast your vote at the meeting by calling the toll-free telephone number or by using the internet as described in the instructions included on the Notice. If you receive a paper copy of the proxy materials, you may also vote your shares by completing, signing, dating and returning your proxy card or voting instruction form. Your vote will be cast in accordance with the instructions authorized by telephone or internet or included on a properly signed and dated proxy card or voting instruction form, as applicable. If you are a stockholder of record, you can also attend the Annual Meeting in person and vote, or you can send a representative to the meeting with a signed proxy to vote on your behalf. If you do not vote by telephone or internet, return a signed proxy card or voting instruction form or attend the meeting in person or by representative and vote, no vote will be cast on your behalf. The Notice and proxy card or voting instruction form each indicates on its face the number of shares registered in your name at the close of business on the Record Date, which number corresponds to the number of votes you will be entitled to cast at the meeting on each proposal.

You are urged to follow the instructions on your Notice, proxy card or voting instruction form to indicate how your vote is to be cast.

Pursuant to Section 212(c) of Delaware Law, stockholders may validly grant proxies over the internet. Your internet vote authorizes the proxies designated by the Company to vote your shares in the same manner as if you had returned a proxy card or voting instruction form. To vote over the internet, follow the instructions provided on your Notice. If you hold shares in street name, you are encouraged to contact your bank or broker to obtain and return the appropriate voting instruction form.

What if I return my proxy card or vote by internet or telephone but do not specify how I want to vote?

If you are a stockholder of record and sign and return your proxy card or complete the internet or telephone voting procedures, but do not specify how you want to vote your shares, we will vote them as follows:

I.	FOR the election of the 10 director nominees
II.	FOR the approval, on an advisory basis, of a non-binding advisory resolution approving the Company’s named executive officer compensation
III.	FOR the amendment of the Company’s 2011 Omnibus Incentive Plan, as amended
IV.	FOR the approval, on an advisory basis, of a vote EVERY YEAR on executive compensation
V.	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019

What can I do if I change my mind after I vote my shares?

Attendance in person or by representative at the Annual Meeting will not in and of itself constitute revocation of a proxy. Any stockholder of record who authorizes his or her vote by telephone or by internet or executes and returns a proxy card may revoke the proxy before it is voted by:

●	notifying in writing the Corporate Secretary of MRC Global Inc. at Fulbright Tower, 1301 McKinney Street, Suite 2300, Houston, Texas 77010, Attention: Daniel J. Churay;
●	executing and returning a subsequent proxy;
●

subsequently authorizing the individuals designated by the Company to vote his or her interests by calling the toll-free telephone number or by using the internet by the telephone or internet deadline and as described in the instructions included on his or her Notice; or

●	appearing in person or by representative with a signed proxy and voting at the Annual Meeting.

For shares you hold in street name, you may change your vote by submitting new voting instructions to your broker, bank or other nominee or by obtaining a legal proxy from your broker, bank or other nominee giving you the right to vote your shares at the Annual Meeting.

11	2019 Proxy Statement

What shares are included on my proxy card?

You will receive one proxy card for all the shares of MRC Global that you hold as a stockholder of record (in certificate form or in book-entry form). If you hold your shares of MRC Global in street name, you will receive voting instructions for each account you have with a broker or bank.

How may I obtain directions to attend the Annual Meeting?

If you need assistance with directions to attend the Annual Meeting, call us at 713-655-1005 or 877-294-7574 or write us at MRC Global Inc., Fulbright Tower, 1301 McKinney Street, Suite 2300, Houston, Texas 77010, Attn: Corporate Secretary.

What is the quorum requirement for the Annual Meeting?

There must be a quorum to take action at the Annual Meeting (other than action to adjourn or postpone the Annual Meeting for lack of a quorum). A quorum will exist at the Annual Meeting if stockholders holding a majority of the voting powers of all of the shares entitled to vote at the Annual Meeting are present in person or by proxy. Stockholders of record who return a proxy or vote in person at the Annual Meeting will be considered part of the quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum.

What is the voting requirement to approve each of the proposals?

The following table sets forth the voting requirement with respect to each of the proposals:

Proposal	Voting Requirement

I.Election of the 10 director nominees named in this Proxy Statement

Each director must be elected by a plurality of the votes cast. Any director who receives a greater number of “WITHHOLD” votes than “FOR” votes is expected to tender to the Board the director’s resignation promptly following the certification of election results pursuant to the Company’s Corporate Governance Guidelines. Pursuant to these guidelines, the Board must accept or reject the resignation within 90 days following the certification of election results and publicly disclose its decision.

II.Approve, on an advisory basis, a non-binding advisory resolution approving the Company’s named executive officer compensation

To be approved, this proposal must be approved by a majority of the votes cast by the stockholders present in person or represented by proxy, meaning that the votes cast by the stockholders “FOR” the approval of the proposal must exceed the number of votes cast “AGAINST” the approval of the proposal.

III.Approval of an Amendment to the Company’s 2011 Omnibus Incentive Plan, as amended

To be approved, this proposal must be approved by a majority of the votes cast by the stockholders present in person or represented by proxy, meaning that the votes cast by the stockholders “FOR” the approval of the proposal must exceed the number of votes cast “AGAINST” the approval of the proposal plus abstentions.

IV.Approve the recommendation, on an advisory basis, of the frequency of an advisory vote on executive compensation

The option receiving the greatest number of votes cast on the proposal (every 1 year, every 2 years or every 3 years) will be considered the frequency recommended by stockholders. Abstentions and broker non-votes will not be considered votes “cast” and shall have no effect on the proposal.

V.Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019

To be approved, this proposal must be approved by a majority of the votes cast by the stockholders present in person or represented by proxy, meaning that the votes cast by the stockholders “FOR” the approval of the proposal must exceed the number of votes cast “AGAINST” the approval of the proposal.

12	2019 Proxy Statement

Other matters that may properly come before the Annual Meeting may or may not require more than a majority vote under our bylaws, our Amended and Restated Certificate of Incorporation, the laws of Delaware or other applicable laws, depending on the nature of the matter.

Who will count the votes?

A representative of Computershare will act as the inspector of elections and count the votes.

Where can I find the voting results of the Annual Meeting?

We will announce the preliminary voting results at the Annual Meeting. We also will disclose the final voting results in a Form 8-K within four business days after the Annual Meeting.

May I propose actions for consideration at the 2020 annual meeting of stockholders?

Yes. For your proposal to be considered for inclusion in our Proxy Statement for the 2020 annual meeting of stockholders, we must receive your written proposal no later than November 19, 2019. If we change the date of the 2020 annual meeting of stockholders by more than 30 days from the anniversary of the date of this year’s Annual Meeting, then the deadline to submit proposals will be a reasonable time before we begin to print and mail our proxy materials. Your proposal, including the manner in which you submit it, must comply with SEC regulations regarding stockholder proposals.

If you wish to raise a proposal (including a director nomination) from the floor during our 2020 annual meeting of stockholders, we must receive a written notice of the proposal no earlier than the close of business on January 1, 2020 and no later than the close of business on January 31, 2020. Your submission must contain the additional information that our bylaws require. Proposals should be addressed to our Corporate Secretary at Fulbright Tower, 1301 McKinney Street, Suite 2300, Houston, Texas 77010.

Who is paying for this proxy solicitation?

Our Board is soliciting your proxy. We expect to solicit proxies in person, by telephone or by other electronic means. We have retained Morrow Sodali LLC, 470 West Ave, Stamford, CT 06902 to assist in this solicitation. We expect to pay Morrow Sodali LLC an estimated $7,500 in fees, plus expenses and disbursements.

We will pay the expenses of this proxy solicitation, including the cost of preparing, printing and mailing the Notice, this Proxy Statement and related proxy materials. These expenses may include the charges and expenses of banks, brokerage firms and other custodians, nominees or fiduciaries for forwarding proxy materials to beneficial owners of MRC Global shares.

Are you “householding” for stockholders sharing the same address?

The SEC has adopted rules that allow a company to deliver a single Notice or set of proxy materials to an address shared by two or more of its stockholders. This method of delivery, known as “householding”, permits us to realize cost savings and reduces the amount of duplicate information stockholders receive. In accordance with notices sent to stockholders sharing a single address, we are sending only one Notice (or, if requested, one set of proxy materials) to that address unless we have received contrary instructions from a stockholder at that address. Any stockholders who object to or wish to begin householding may notify the Corporate Secretary of the Company orally or in writing at the telephone number or address, as applicable, set forth above. We will deliver promptly an individual copy of the Notice and, if requested, proxy materials, to any stockholder who revokes its consent to householding upon our receipt of such revocation.

If you would like to receive a copy of this Proxy Statement and our 2018 Annual Report, we will promptly send you a copy upon request directed to our transfer agent, Computershare. You can call Computershare toll free at 1-800-962-4284. You can call the same phone number to notify us that you wish to receive a separate Annual Report or Proxy Statement in the future or to request delivery of a single copy of any materials if you are receiving multiple copies now.

13	2019 Proxy Statement

STOCK OWNERSHIP INFORMATION

Security Ownership of Officers and Directors

The following table shows, as of February 19, 2019, the number of shares of our common stock beneficially owned by each of our directors, each of our named executive officers (NEOs) and all of our executive officers and directors as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Unless indicated below, to our knowledge, the persons and entities that the table names have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of February 19, 2019 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unvested restricted stock units (“RSUs”) and performance share units (“PSUs”) are not included to the extent they will not definitively vest within 60 days of February 19, 2019. Except as otherwise indicated, the business address for each of our beneficial owners is c/o MRC Global Inc., Fulbright Tower, 1301 McKinney Street, Suite 2300, Houston, Texas 77010.

As of February 19, 2019, the directors and executive officers beneficially owned 23.1% of our outstanding common stock (assuming conversion of all preferred stock to common stock). The percentage beneficially owned was calculated based on 84,301,522 shares of common stock outstanding on February 19, 2019.

Name	Total Shares of Common Stock Beneficially Owned	Percent of Common Stock Outstanding	Shares of Unvested Restricted Stock Included in Total	PSUs included in Total that Vest Within 60 days of 2/19/2019	Options Exercisable Within 60 days of 2/19/2019
Andrew R. Lane(1)	1,139,495	1.3%	—	188,860	642,909
James E. Braun	490,504	*	—	43,458	332,925
Daniel J. Churay(2)	262,539	*	—	26,139	191,812
Grant Bates(3)	108,659	*	—	20,258	56,476
John Bowhay	65,962	*	—	20,911	8,549
Deborah G. Adams	10,571	*	7,034	—	—
Leonard M. Anthony	85,714	*	7,034	—	21,827
Rhys J. Best(4)	115,104	*	12,662	—	21,827
Henry Cornell(5)	20,330,571	19.4%	5,574	—	9,415
Barbara Duganier	28,196	*	7,034	—	—
Craig Ketchum(6)	1,051,317	1.2%	7,034	—	19,130
Dr. Cornelis A. Linse	62,802	*	7,034	—	24,523
John A. Perkins	102,387	*	7,034	—	23,500
H. B. Wehrle, III(7)	467,324	*	7,034	—	19,130
Robert L. Wood(8)	33,350	*	7,034	—	—
All directors and executive officers, as a group (19 persons)(9)	24,610,992	23.1%

*Less than 1%.

14	2019 Proxy Statement

(1)	Mr. Lane owns no shares of our common stock directly. Mr. Lane owns his shares and options through a family limited partnership.

(2)	Mr. Churay owns 550 shares of common stock through an Individual Retirement Account.

(3)	Mr. Bates indirectly owns 929 shares of our common stock through ownership by his spouse.

(4)	Mr. Best owns 10,930 shares of our common stock indirectly through his limited liability company.

(5)

Mr. Cornell directly owns 13,563 shares of common stock and indirectly owns 10 shares of common stock held by his minor son. In addition, Mr. Cornell together with Mario Investments LLC, Cornell Capital Special Situations Partners II LP, Cornell Capital GP II LP and Cornell Investment Partners LLC has beneficial ownership of the outstanding Series A Convertible Perpetual Preferred Stock convertible into 20,302,009 shares of common stock. Mr. Cornell is the sole member of Cornell Investment Partners LLC, which is the general partner of Cornell Capital GP II LP, which is the general partner of Cornell Capital Special Situations Partners II LP, which is the sole member of Mario Investments LLC. Refer to “Stock Ownership of Certain Beneficial Owners” and “Preferred Stock Issuance” for additional details.

(6)	Mr. Ketchum owns 964,880 shares of our common stock indirectly through a limited liability company.

(7)

Mr. Wehrle owns (a) 2,567 shares of our common stock indirectly through ownership by his spouse, and (b) 409,364 shares of our common stock directly through a living trust of which he is the sole trustee and sole beneficiary.

(8)	Mr. Wood owns 3,000 shares of our common stock indirectly through Robert Wood TTE.

(9)

The number of shares of our common stock (including the preferred stock on an as-converted basis) that all of our directors and executive officers own as a group (including direct and indirect ownership by any named executive officers and any non-NEO executive officers).

15	2019 Proxy Statement

Stock Ownership of Certain Beneficial Owners

The following table sets forth information regarding persons or groups known to the Company to be beneficial owners of more than 5% of our outstanding preferred stock or common stock as of February 19, 2019, including the business address of each.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Common Stock Outstanding
Mario Investments LLC(1) c/o Cornell Capital GP II LP 499 Park Avenue 21st Floor New York, NY 10022	20,302,009	19.4%

FMR LLC(2) 245 Summer Street Boston, MA 02210	9,328,043	11.1%

The Vanguard Group(3) 100 Vanguard Blvd. Malvem, PA 19355	7,788,402	9.2%

BlackRock, Inc.(4) 55 East 52nd Street New York, NY 10055	5,920,295	7.0%

AllianceBernstein L.P. (5) 1345 Avenue of the Americas New York, NY 10105	4,745,349	5.6%

Tweedy, Browne Company LLC(6) One Station Place Stamford, CT 06902	4,615,490	5.5%

(1)

On June 10, 2018, Mario Investments LLC, Cornell Capital Special Situations Partners II LP, Cornell Capital GP II LP, Cornell Investment Partners LLC, and Henry Cornell filed a Schedule 13D reporting shared beneficial ownership of 363,000 shares of preferred stock convertible into 20,302,009 shares of common stock on an as converted basis with shared voting and dispositive power.

(2)

Based on the Schedule 13G filed with the SEC on January 10, 2019, FMR LLC has sole dispositive power with respect to 9,328,043 shares of common stock and sole voting power with respect to 2,729,646 shares of common stock.

(3)

Based on the Schedule 13G/A filed with the SEC on February 11, 2019, The Vanguard Group has sole dispositive power with respect to 7,652,502 shares of common stock, sole voting power with respect to 133,994 shares of common stock, shared dispositive power with respect to 135,900 shares of common stock and shared voting power with respect to 12,106 shares of common stock.

(4)

Based on the Schedule 13G/A filed with the SEC on February 6, 2019, BlackRock, Inc. has sole dispositive power with respect to 5,920,295 shares of common stock and sole voting power with respect to 5,682,676 shares of common stock.

(5)

Based on the Schedule 13G filed with the SEC on February 13, 2019, AllianceBernstein L.P. has sole dispositive power with respect to 4,745,349 shares of common stock and sole voting power with respect to 3,877,231 shares of common stock.

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(6)

Based on the Schedule 13G/A filed with the SEC on January 22, 2019, Tweedy, Browne Company LLC has sole dispositive power with respect to 4,615,490 shares of common stock and sole voting power with respect to 2,029,767 shares of common stock.

Preferred Stock Issuance

In June 2015, we filed with the Secretary of State of the State of Delaware a Certificate of Designations, Preferences, Rights and Limitations of Series A Convertible Perpetual Preferred Stock (the “Certificate of Designations”) creating the Series A Convertible Perpetual Preferred Stock, par value $0.01 per share (the “preferred stock”), and establishing the designations, preferences, and other rights of the preferred stock. On June 10, 2015, we issued 363,000 shares of preferred stock and received gross proceeds of $363 million. In connection with the issuance, we entered into a shareholders’ agreement (the “Shareholders’ Agreement”) with Mario Investments LLC, the initial holder of the preferred stock (the “Initial Holder”). The following description is qualified in its entirety by reference to the full text of the Certificate of Designations and the Shareholders’ Agreement, each of which were filed as exhibits to our Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on June 11, 2015.

Voting and Other Rights

The preferred stock ranks senior to our common stock with respect to dividend rights and rights on liquidation, winding-up and dissolution. The preferred stock has a stated value of $1,000 per share, and holders of the preferred stock are entitled to cumulative dividends payable quarterly in cash at a rate of 6.50% per annum. Holders of the preferred stock are entitled to vote together with the holders of the common stock as a single class, in each case, on an as-converted basis, except when the law requires a separate class vote of the common stockholders. Pursuant to the Shareholders’ Agreement, the Initial Holder and certain related parties if the preferred stock is transferred to those parties (collectively, the “Original Holder’s Group”) are entitled to vote their shares in their discretion, except that they have agreed to vote their shares in favor of director nominees that the Board nominates until June 10, 2020. Holders of the preferred stock also have certain limited special approval rights, including with respect to the issuance of pari passu or senior equity securities of the Company.

Sunset Provisions

The preferred stock is convertible at the option of the holders of the preferred stock into shares of common stock at an initial conversion rate of 55.9284 shares of common stock for each share of preferred stock, which represents an initial conversion price of $17.88 per share of common stock, subject to adjustment. On or after June 10, 2020, the Company will have the option to redeem, in whole but not in part, all the outstanding shares of preferred stock, subject to certain redemption price adjustments on the basis of the date of the conversion. We may elect to convert the preferred stock, in whole but not in part, into the relevant number of shares of common stock on or after December 10, 2019 if the last reported sale price of the common stock has been at least 150% of the conversion price then in effect for a specified period. The conversion rate is subject to customary anti-dilution and other adjustments.

Board Representation Rights

Pursuant to the Shareholders’ Agreement, for so long as the Original Holder’s Group maintained at least 33% of their original investment (whether in preferred stock or shares of common stock issued upon conversion of the preferred stock), the Original Holder’s Group has the right to appoint a single representative, in a non-voting observer capacity, to attend all meetings of the Board, subject to certain exceptions.

Pursuant to the Certificate of Designations and the Shareholders’ Agreement, on June 10, 2018, the Original Holder’s Group had the right to designate one person to serve as a director on the Board if the Original Holder’s Group maintained at least 33% of their original investment and shares of the preferred stock remained outstanding. The Original Holder’s Group met such requirements and the Company was required to increase the size of the Board to accommodate the appointment of Henry Cornell as a director designated by the Original Holder’s Group on June 10, 2018. The holders of the preferred stock also have certain Board representation rights if dividends payable on the preferred stock are in arrears for six or more quarterly periods, but in no event may the holders of the preferred stock appoint more than two directors.

17	2019 Proxy Statement

Also, pursuant to the Shareholders’ Agreement, if no shares of the preferred stock remain outstanding but the Original Holder’s Group maintains at least 33% of their original investment through their shares of common stock received upon conversion of the preferred stock, the Original Holder’s Group may designate one nominee to serve as a director on the Board (the “Investor Designee”), subject to the Investor Designee’s satisfaction of all applicable requirements regarding service as a director of the Company under applicable law, regulation or stock exchange rules and such other criteria and qualifications the Company maintained that is applicable to all directors as of the date of the issuance of the preferred stock. The Company is required to increase the size of the Board by one director and fill the vacancy with the Investor Designee. Thereafter, the Company is required to nominate the Investor Designee for election by the Company’s stockholders and recommend that the Company’s stockholders vote in favor of the election of the Investor Designee.

If for any reason the director that the Original Holder’s Group appointed or designated is no longer serving as a director, the Original Holder’s Group may appoint or designate a new person to fill the vacancy. At such time as the Original Holder’s Group owns less than 33% of their original investment, pursuant to the Shareholders’ Agreement, the rights of the Original Holder’s Group terminate, and the Investor Designee must resign.

Registration Rights

Pursuant to the Shareholders’ Agreement, the Original Holder’s Group has certain registration rights, including customary demand and piggyback registration rights in respect of the shares of preferred stock and any shares of common stock issued upon conversion of the preferred stock.

Preemptive Rights

Pursuant to the Shareholders’ Agreement, for so long as the Original Holder’s Group maintains at least 33% of their original investment (whether in preferred stock or shares of common stock issued upon conversion of the preferred stock), the Company is required to, prior to the issuance of equity securities to a third party (subject to certain exceptions), offer the Original Holder’s Group the right to acquire its pro rata portion of such equity securities.

Standstill Obligations

Pursuant to the Shareholders’ Agreement, until June 10, 2020, members of the Original Holder’s Group may not:

●	with limited exceptions, acquire, or facilitate the acquisition or ownership of, any securities of the Company or assets of the Company and its subsidiaries;

●

enter into any transaction with respect to, or facilitate, any merger, business combination, recapitalization, restructuring or other extraordinary transaction involving the Company or any of its subsidiaries; or

●

participate in any solicitation of proxies to vote or seek to advise or influence any person with respect to the voting of, any securities of the Company or form, join or in any way participate in a group with respect to the voting of any securities of the Company.

Notwithstanding the foregoing standstill obligations, members of the Original Holder’s Group may vote their shares as they desire, including for or against one of the transactions subject to the standstill obligations (subject to the requirement to vote for the Company’s nominees for the Board until June 10, 2020). The foregoing standstill provisions will terminate early if a Change of Control (defined in the Shareholders’ Agreement) of the Company has occurred, the Company has entered into an agreement providing for a Change of Control or a third party has made a public offer or proposal that would, if consummated, result in a Change in Control and the Board has not recommended against the offer or proposal within 10 days from the offer or proposal becoming public. The standstill provisions will also not apply to the Original Holder’s Group if they hold less than 10% of the common stock on an “as-converted” basis. Under the Shareholders’ Agreement, certain other exceptions apply.

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PROPOSAL I: ELECTION OF DIRECTORS

Election Process

The directors of the Company are elected by the stockholders annually. The Board currently consists of 11 members. Ten directors are elected by holders of our common stock, and the eleventh director was designated by the holder of the Company’s preferred stock. Each director’s term of office expires when his or her successor is elected and qualified at the Annual Meeting. At the Annual Meeting, our stockholders will elect the 10 directors named below to hold office until the 2020 annual meeting of stockholders, or until their successors are elected and qualified, or their earlier retirement, removal or death. Each director has served continuously since the date of his or her appointment. All nominees have consented to being named in this Proxy Statement and to serve if elected. If any nominee should be unable or unwilling to stand for election as a director, it is intended that the common stock represented by proxies will be voted for the election of a substitute director that the Board may nominate.

As set forth in the Company’s Certificate of Designations and the Shareholders’ Agreement, the Original Holder’s Group has the right to designate one person to serve as a director on the Board. The Original Holder’s Group designated Henry Cornell to serve as a director on the Board effective June 10, 2018. The Original Holder’s Group, as holders of the preferred stock, have indicated to the Company their intent to re-elect Mr. Cornell as of our Annual Meeting. Because Mr. Cornell will be elected by the holders of the preferred stock, his election will not be voted on by the holders of our common stock.

Director Skills and Experience

The chart below summarizes the number of Board members that possess skills and experiences covering areas we believe are important to our sustainable success.

Global or International Exposure/Experience	∎	∎	∎	∎	∎	∎	∎	∎	∎
CEO/Former CEO	∎	∎	∎	∎	∎	∎	∎	∎
COO or Operations Leadership	∎	∎	∎	∎	∎	∎	∎	∎
PVF Industrial Distribution Experience	∎	∎	∎	∎	∎	∎	∎
Customer Experience – Downstream/Midstream/Upstream	∎	∎	∎	∎	∎	∎
Oilfield Services/Equipment Sales Experience	∎	∎	∎	∎	∎
Financial Expert	∎	∎	∎	∎
Supplier Experience/Supply Chain	∎	∎	∎	∎
CFO/Former CFO	∎	∎

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Nominees for Election of Directors

Position: Chairman Director Since: 2007 Age: 72 Independent

Rhys J. Best

Mr. Best has served as our chairman of the Board since April 2016 when the roles of chairman of the Board and CEO were separated. He was our lead independent director from 2014 until April 2016. Mr. Best has been a director of MRC Global since 2007. From 1999 until June 2004, Mr. Best was chairman, president and CEO of Lone Star Technologies, Inc., a company engaged in producing and marketing casing, tubing, line pipe and couplings for the oil and natural gas, industrial, automotive and power generation industries. From June 2004 until United States Steel Corporation acquired Lone Star in June 2007, Mr. Best was chairman and CEO of Lone Star. Mr. Best retired in June 2007. Before joining Lone Star in 1989, Mr. Best held several leadership positions in the banking industry. Mr. Best graduated from the University of North Texas with a bachelor of business administration and earned a masters of business administration from Southern Methodist University. He is the non-executive chairman of the board of directors of Arcosa, Inc., a manufacturer of infrastructure-related products and provider of related services, and a member of the board of directors of Cabot Oil & Gas Corporation, an independent natural gas producer, and Commercial Metals Company, a producer and marketer of scrap metals and metal products.

Mr. Best has extensive executive and leadership experience in overseeing the production and marketing of pipe and fittings in the oil and natural gas industry. His experience with boards of public companies related to energy and industrial businesses provides our Board with a broad perspective and expertise in the areas of management, strategy and operations, including international operations. In 2014, the National Association of Corporate Directors (“NACD”) named him Director of the Year.

Director Since: 2017 Age: 58 Board Committees: Audit, Compensation Independent

Deborah G. Adams

From 2014 until 2016, Ms. Adams served on the Executive Leadership Team at Phillips 66 as senior vice president of health, safety and environmental, Projects and Procurement. From 2008 – 2014, she led the midstream operations of Phillips 66 and ConocoPhillips as the division president of transportation. She has also held various leadership posts including leading the international refining business for ConocoPhillips as well as serving on several of ConocoPhillips’ joint venture boards. Ms. Adams serves her alma mater, Oklahoma State University, as a member of the foundation board of trustees and on the board of governors. In 2014, Ms. Adams was inducted into the Oklahoma State University College of Engineering, Architecture and Technology Hall of Fame, and in 2015, the National Diversity Council named Ms. Adams to the list of the Top 50 Most Powerful Women in Oil and Gas. Ms. Adams is a member of the boards of directors of Gulfport Energy, an oil and gas exploration company, and Austin Industries, an employee-owned construction company.

Ms. Adams has extensive leadership experience in the midstream and downstream businesses. Her expertise in the procurement function from a customer view and with information systems adds to her qualifications to serve on our Board. Ms. Adams has been designated as a financial expert on our Audit Committee.

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Director Since: 2008 Age: 64 Board Committees: Governance (Chair), Audit Independent

Leonard M. Anthony

Mr. Anthony served as the president and CEO of WCI Steel, Inc., an integrated producer of custom steel products, from December 2007 to October 2008. He was also a member of the board of directors of WCI Steel from December 2007 to October 2008. Mr. Anthony retired in October 2008. He served as an executive vice president and chief financial officer of Dresser-Rand Group, Inc. from April 2005 to August 24, 2007. Mr. Anthony has more than 25 years of financial and operational management experience with various corporations, including oilfield equipment firms and steel producers. Mr. Anthony earned a bachelor of science in accounting from Pennsylvania State University, a masters of business administration from the Wharton School of the University of Pennsylvania and an Advanced Management Program (A.M.P.) from Harvard Business School.

Mr. Anthony has extensive experience at multiple levels of financial control, planning and reporting and risk management for large corporate enterprises. Mr. Anthony has public company leadership experience with oilfield equipment and steel industries, both of which are related to our core customer base and product offerings. He has been designated as a financial expert on our audit committee.

Director Since: 2015 Age: 60 Board Committees: Audit (Chair), Governance Independent

Barbara J. Duganier

From 2004 to 2013, Ms. Duganier was a managing director at Accenture, a management consulting, technology services and outsourcing company, and held various leadership and management positions in Accenture’s outsourcing business, including as global chief strategy officer and as global growth and offering development lead, during which time she helped numerous clients in the energy, chemicals, mining, and utilities industries become high performance businesses. A year prior to joining Accenture, she served as an independent consultant to Duke Energy North America. From 1979 to 2002, Ms. Duganier, a certified public accountant, worked at Arthur Andersen, where she was an equity partner for twelve years and served as an auditor and financial consultant, as well as various leadership and management roles, including as global chief financial officer of Andersen Worldwide. She earned a B.S.B.A. in accounting from John Carroll University in 1979. Ms. Duganier is a director of the general partner of Buckeye Partners, L.P., a midstream operator that primarily transports, stores, processes and markets liquid petroleum products, where she is chair of the audit committee and a member of the compensation committee. She is also a director of Noble Energy, an independent oil and natural gas exploration and production company, where she is a member of the audit committee and the corporate governance and nominating committees. Ms. Duganier also serves as the President of the NACD Texas TriCities chapter and a member of its board of directors.

Ms. Duganier’s training and extensive experience as a certified public accountant, her track record of leading large organizations and her business experience both within and outside of the energy industry make her well-qualified to serve on our Board. She has been designated as a financial expert on our Audit Committee. Ms. Duganier earned her CERT Certificate in Cybersecurity Oversight through NACD by completing the Cyber-Risk Oversight Program.

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Director Since: 2007 Age: 62

Craig Ketchum

Mr. Ketchum served as our chairman of the Board from September 2008 until his retirement in December 2009 and as our president and CEO from May 2008 to September 2008. Prior to that, he served as president and CEO of Red Man Pipe & Supply Co. prior to its merger with McJunkin Corporation in October 2007. He served at Red Man Pipe & Supply Co. in various capacities since 1979. Mr. Ketchum graduated from the University of Central Oklahoma with a business degree and joined Red Man Pipe & Supply Co. in 1979. Mr. Ketchum is an American Indian and a member of the Delaware Tribe.

Mr. Ketchum is intimately familiar with pipe, valve and fitting (“PVF”) distribution operations and is uniquely qualified to serve as a director due to his years of service in senior management of both Red Man Pipe & Supply Co. and McJunkin Red Man Corporation.

Position: President and CEO Director Since: 2008 Age: 59

Andrew R. Lane

Mr. Lane has served as a director and our president and CEO since September 2008. He was our chairman of the Board from December 2009 until April 2016 when the positions of chairman of the Board and CEO were separated. From December 2004 to December 2007, he served as executive vice president and chief operating officer of Halliburton Company, an international, oilfield services firm. Prior to that, he held a variety of leadership roles within Halliburton. Mr. Lane received a B.S. in mechanical engineering from Southern Methodist University in 1981 (cum laude). He also completed the A.M.P. at Harvard Business School in 2000.

Mr. Lane is uniquely qualified to serve as one of our directors due to his extensive executive and leadership experience in the oil and natural gas industry, including oilfield services, and his in-depth knowledge of our operations.

Director Since: 2010 Age: 69 Board Committees: Audit Independent

Dr. Cornelis A. Linse

Since March 2014, Dr. Linse has served as chairman of the Netherlands Commission for Environmental Impact Assessment, which prepares mandatory and voluntary advisory reports for the government on the scope and quality of environmental assessments. From 2010 until his retirement in 2011, Dr. Linse was a non-executive director of Transmark Holdings N.V., a privately-owned energy and oil services group. From February 2007 until January 2010, Dr. Linse was the director of common infrastructure management for Shell International B.V. During this same period, he also served as chairman of the board of Shell Pension Fund—The Netherlands, a pension fund that Shell Petroleum N.V. sponsors. During his time with Shell, Dr. Linse had significant downstream experience. Prior to that, Dr. Linse held various positions in the oil and gas industry. Dr. Linse earned a doctorate degree from Leiden University in 1978.

Dr. Linse has held various leadership and managerial roles in the oil and gas industry since 1978 and has extensive experience in developing business infrastructure in growing, multinational companies.

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Director Since: 2009 Age: 71 Board Committees: Compensation, Governance Independent

John A. Perkins

From 2001 until his retirement in 2006, Mr. Perkins was CEO of Truflo International plc, an international industrial group listed on The London Stock Exchange and involved in the manufacture and specialist distribution of valves and related flow control products. Prior to that, Mr. Perkins held various senior positions in the investment, banking and property sectors. Mr. Perkins earned a bachelor of commerce degree from the University of the Witwatersrand in 1968 and is a South African and English chartered accountant.

Mr. Perkins brings extensive multinational financial and leadership experience in the valve manufacturing and distribution industries throughout Europe, the United States, Australasia and the Far East.

Director Since: 2007 Age: 67

H. B. Wehrle, III

From October 2007 to May 2008, Mr. Wehrle served as our president and CEO, and from May 2008 until his retirement in September 2008, he served as our chairman of the Board. Mr. Wehrle served as the president and CEO of McJunkin Corporation from January 2007 to October 2007. He began his career with McJunkin Corporation in 1973 in sales and subsequently held various positions with the company. Mr. Wehrle graduated from Princeton University and received a master of business administration from Georgia State University in 1978. In 2015, the West Virginia University College of Business and Economics inducted him into the West Virginia Business Hall of Fame.

Mr. Wehrle is intimately familiar with PVF distribution operations and is uniquely qualified to serve as a director due to his years of service in senior management of both McJunkin Corporation and McJunkin Red Man Corporation.

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Director Since: 2015 Age: 65 Committees: Compensation (Chair), Governance Independent

Robert L. Wood

Mr. Wood is currently a Partner in the consulting firm The McChrystal Group, specializing in leadership development for business organizations. From 2004 to 2008, Mr. Wood was Chairman, President and CEO of Crompton Corporation (which merged with Great Lakes Chemical to become Chemtura Corporation in 2005), a global, specialty chemicals company listed on the New York Stock Exchange and Euronext Paris. He spent 27 years in a variety of sales, marketing and management roles within the Dow Chemical organization and ultimately became the Business Group President of the Thermosets and Dow Automotive Group. In this role, Mr. Wood was named to Dow’s Corporate Operating Board, which was charged with setting corporate strategy and establishing corporate policies. Prior to that, Mr. Wood was the Global Vice President of Polyurethanes and Global Vice President of Engineered Plastics. He graduated from the University of Michigan with a bachelor of arts in 1976. Mr. Wood served as a director of Praxair, a gas distribution company, from 2004 and lead director since January 1, 2013, until the business combination of Praxair, Inc. and Linde AG in October 2018. He currently serves as a director of Linde AG. Mr. Wood is also a director of Univar, Inc., a chemical distribution company, and a member of the board of directors of the U.S. Olympic Committee.

Mr. Wood has 30 years of global chemical industry experience and insight as well as more than 25 years of public company board experience which makes him well-qualified to serve on our Board.

The Company’s bylaws provide that for a director nominee to be elected, the director must receive a plurality of the votes cast by the stockholders present in person or represented by proxy voting together as a single class with respect to that director nominee’s election at the Annual Meeting. Abstention and broker non-votes will not be treated as either “WITHHOLD” or “FOR” votes cast for any nominee, and therefore will have no effect on the outcome of Proposal I — Election of Directors. Any director who receives a greater number of “WITHHOLD” votes than “FOR” votes in an uncontested election is expected to tender to the Board the director’s resignation as a director promptly following the certification of election results pursuant to the Company’s Corporate Governance Guidelines. Pursuant to these guidelines, the Board must accept or reject such resignation within 90 days following the certification of election results and publicly disclose its decision.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE

“FOR” EACH OF OR “FOR ALL” THE ELECTION OF THE ABOVE NOMINEES.

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Director Designated by the Holder of the Company’s Preferred Stock

Director Since: 2018 Age: 63

Henry Cornell

Mr. Cornell is the founder and senior partner of Cornell Capital LLC, a private investment firm formed in 2013 and previously served as a director of the Company from 2007 until he resigned from the board in 2015. From 1984 until May 2013, Mr. Cornell was employed by Goldman, Sachs & Co., where he was the vice-chairman of Goldman Sachs’ Merchant Banking Division, which included all of the firm’s corporate, real estate and infrastructure investment activities, and was a member of all of the global Merchant Banking Investment Committees. Mr. Cornell earned a bachelor of arts from Grinnell College in 1976 and a juris doctorate from New York Law School in 1981. He is a member of the board of directors of Cypress Energy Partners GP, LLC.

Mr. Cornell brings extensive experience in financial matters relating to both public and private companies. He also has extensive prior experience serving on boards of directors of other significant companies including multi-national companies in the energy industry which has provided him with relevant experience in a variety of industries and on a variety of corporate governance matters.

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CORPORATE GOVERNANCE

Corporate Governance

General

The primary responsibility of our Board is to foster the long-term success of the Company by promoting the interests of our stockholders. Our Board believes that strong corporate governance is critical to achieving our performance goals and to maintaining the trust and confidence of investors, employees, customers, suppliers, business partners, regulatory agencies and other stakeholders.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines to help guide and promote our good corporate governance and responsible business practices. The Corporate Governance Guidelines provide a framework for the effective governance of MRC Global as a whole and also address the operation, structure, and practice of the Board and its committees. The Board’s Governance Committee reviews these guidelines at least annually at a minimum. Our Corporate Governance Guidelines can be found on the Company’s website at www.mrcglobal.com.

Strategic Planning

During the year, the Board meets with management to discuss and approve our strategic plans, financial goals, capital spending and other factors critical to successful performance. The Board also conducts quarterly reviews of progress on objectives and strategies. During Board meetings, directors review key issues and financial performance. The Board expects to meet privately with the CEO at least four times per year and meets in executive session without the CEO at each regular Board meeting and additionally as required. Further, the CEO communicates regularly with the Board on important business opportunities and developments.

Board Membership and Refreshment

The Board regularly considers the long-term make-up of our Board and how the members of our Board change over time. The entire Board selects nominees for the Board in accordance with the procedures and criteria set forth in our Corporate Governance Guidelines. The Board will also consider director candidates from stockholders that have been properly nominated in accordance with our Corporate Governance Guidelines. The Board will consider these stockholder nominees in the same manner and by the same criteria as Board nominees. The Board strives to maintain an engaged, independent Board with broad and diverse experience and judgment that is committed to representing the long-term interests of our stockholders. The Board seeks a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board and the Company. When reviewing director candidates, the Board considers each candidate’s qualifications for membership on the Board, including the enhanced independence, financial literary and financial expertise standards that Audit Committee membership may require and assesses the performance of current directors who are proposed to be renominated to the Board. The Board considers qualified candidates for membership on the Board without regard to race, color, religion, sex, ancestry, sexual orientation, national origin or disability. While the Board does not have a formal policy on diversity, in assembling our Board, our objective is to have wide diversity in terms of business experiences, functional skills, gender, race, ethnicity and cultural backgrounds. Currently, 36% of our Board members are women or ethnically diverse.

Board and Committee Effectiveness; Board Annual Self-Assessment; Board Education

It is important that the Board and its committees are performing effectively and in the best interests of the Company and its stockholders. The Board and each committee perform an annual self-assessment to evaluate its effectiveness in fulfilling its obligations. The Chair of the Governance Committee leads the Board in its review of the results of the annual self-assessment and takes further action as needed. During these assessments, the Board reviews the background and qualifications of each of their respective members, as well as an assessment of the Board’s and each of its committees’ composition in light of their respective needs and objectives after considering issues of judgment, diversity, age, skills, background and experience. In addition, the Company provides membership in the NACD to

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Board members, as well as the opportunity to attend director education programs at other institutions, to assist them in remaining current with exemplary board and committee practices and developments in corporate governance.

Chief Executive Officer Evaluation and Management Succession

The Board and the CEO annually discuss and collaborate to set the CEO’s performance goals and objectives. The Board meets at least annually in executive session to assess the CEO’s performance. The Board maintains a process for planning orderly succession for the CEO and other executive officer positions and oversees executive officer development.

Communications with Directors

Any stockholder or other interested person may communicate with our Board, individually or as a group, by contacting our Corporate Secretary or the Chairman of the Board. This contact information is maintained on the Investor Relations tab of our website at www.mrcglobal.com.

The current contact information for either the Corporate Secretary or the Chairman of the Board is as follows and should be addressed to either of their attention, as applicable:

MRC Global Inc.

Fulbright Tower

1301 McKinney Street, Suite 2300

Houston, TX 77010

Communications to directors at this address will be forwarded to the relevant director(s) except for solicitations or other matters not related to MRC Global.

Director Attendance at Annual Meeting of Stockholders

Our Board members are expected to attend our Annual Meeting of Stockholders. All Board members standing for re-election attended our 2018 Annual Meeting of Stockholders.

Code of Ethics

We have adopted a Code of Ethics that applies to our directors, officers and employees. The Code of Ethics sets forth guidelines for deterring wrongdoing and promoting conduct in accordance with ethical standards. Our Code of Ethics can be found on our Company’s website at www.mrcglobal.com. If we amend or waive provisions of this Code of Ethics, we intend to also disclose the same on our website.

Board and Committees

Board of Directors

The Board currently consists of 11 members listed under “Proposal I: Election of Directors” above. Ten directors are elected by holders of our common stock, and the eleventh director was designated by the holder of the Company’s preferred stock. Our directors are elected annually to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified, which occurs at our Annual Meeting, or until their earlier retirement, removal or death. Under our Corporate Governance Guidelines, our retirement age for directors is 73.

On December 17, 2018, Gerard P. Krans tendered his resignation from the Board effective as of February 12, 2019 for personal reasons. All of the current members of the Board are standing for re-election.

Director Independence

The Board has determined that each of our director nominees, other than Messrs. Cornell, Lane, Ketchum and Wehrle, qualifies as an independent director within the meaning of Section 303A.02 of the NYSE Listed Company Manual and under the independence requirements that our Board has adopted as set forth in our Corporate Governance Guidelines.

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Board Leadership Structure

As our independent, non-executive chairman of the Board, Mr. Best presides over all meetings of the Board and stockholders, reviews and approves meeting agendas, meeting schedules and other information, acts as a liaison between the outside directors and management, consults on stockholder engagement and governance matters and performs such other duties as the Board requires from time to time. The CEO is responsible for working with the Board in setting the Company’s strategic direction and day-to-day leadership and performance. Having an independent non-executive chairman allows management to deepen its focus on customers, gaining market share, cost control, operational excellence and delivering shareholder value. The Board believes that having an independent, non-executive chairman:

(1)	increases the independent oversight of the Company and enhances the Board’s objective evaluation of our CEO;

(2)	provides our CEO with an experienced sounding board in the Chairman; and

(3)	provides an independent spokesperson for the Company.

Our Compensation, Audit and Governance Committees are currently comprised entirely of independent directors. The Board believes that having an independent, non-executive chairman of the Board and independent Compensation, Audit and Governance Committees provides a structure for strong independent oversight of our management. Each committee chair presides over the chair’s committee meetings and reviews and approves meeting agendas, schedules and other information for the committee.

Meetings of the Board and Committees

During 2018, the Board held five meetings. All directors attended 100% of the aggregate of the total number of meetings of the Board and meetings of the committees of the Board on which the person served.*

* Mr. Cornell attended 100% of the meetings of the Board that were held after his election to the Board.

Meetings of Directors

The directors of the Board meet in regularly scheduled executive sessions at times and for reasons as they desire and set, with at least four executive sessions per year. During the sessions, the chairman presides.

The Board’s Role in the Oversight of Risk Management

The Board, as a whole, is responsible for overseeing our risk exposure as part of determining a business strategy that generates long-term stockholder value. The Board shapes our enterprise-wide risk policies, desire for risk taking and acceptable risk tolerance levels that provide the foundation for our overall business strategy. The Board recognizes that risk mitigation not only preserves value, but, when managed appropriately, can create value and opportunity for the Company.

The Board recognizes that purposeful and appropriate risk-taking in certain areas is important for the Company to be competitive and to achieve our long-term goals. Accordingly, the Board has established an enterprise risk management (“ERM”) framework through which it regularly identifies key risks that face the Company and carefully considers our appetite for each risk. This ERM framework is designed to identify, assess, prioritize, address, manage, monitor and communicate risks across the Company’s operations and foster a corporate culture of integrity and risk awareness.

As part of the Company’s strategic planning process, the Company maintains a Risk Management Committee that assists the Board in identifying key risks. Our Risk Management Committee is

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comprised of our CEO, executive vice presidents, senior vice presidents, vice president of human resources, vice president of information systems, vice president and controller, vice president of internal audit, vice president of tax, vice president of financial reporting and analysis, vice president of finance - international, assistant general counsel and assistant secretary, executive director of risk management, executive director and chief information security officer and executive director of investor relations. The principal responsibilities of the Risk Management Committee are to review, assess and monitor any material risks or exposures associated with the conduct of our business, the internal risk management processes or systems implemented to identify, mitigate, monitor or manage these risks or exposures and the Company’s policies and procedures for risk management.

Consistent with this approach, one of the Board’s primary responsibilities is overseeing and interacting with senior management with respect to key aspects of the Company’s business, including risk assessment, monitoring, managing and risk mitigation of the Company’s top risks. Our Board meets with senior management at regular Board meetings and, if necessary, at other times to discuss the strategy and success in addressing our identified key risks along with any other risks that we may face.

In addition to the foregoing, the Board has tasked designated committees of the Board to assist with the oversight of certain categories of risk management, and the committees report to the Board regularly on these matters. All committees play significant roles in carrying out the risk oversight function that typically focuses in their areas of expertise. In general, the committees oversee the following risks:

●

Audit Committee: reviews and assesses the guidelines and policies governing the Company’s financial and accounting risk management and oversight processes and assists with the Board’s oversight of financial and accounting matters, including compliance with legal and regulatory requirements, and the Company’s financial reporting and internal control systems.

●

Compensation Committee: reviews the Company’s employee compensation policies and practices to assess whether such policies and practices encourage long-term focus, support the retention and development of executive talent and discourage excessive risk-taking behavior.

●

Governance Committee: reviews and assesses enterprise risks that may be applicable to the Company from time to time, including (among others) risks from cyber incidents, reputational risks and the risks set forth in our Annual Report on Form 10-K for the year ended December 31, 2018 that we filed with the SEC.

Although these committees assist the full Board with risk oversight, ultimately the full Board oversees the Company’s enterprise risk management with regular presentation and discussion.

In addition, throughout the year, the Board and the relevant committees receive updates from management with respect to various enterprise risk management issues and dedicate a portion of their meetings to reviewing and discussing specific risk topics in greater detail. The Company’s senior management engages with and reports to the Company’s Board and the relevant committees on a regular basis to address high-priority risks.

The Company believes that the Board’s leadership structure supports the risk oversight function of the Board by providing for open communication between management and the Board. In addition, strong independent directors chair the various committees involved in assisting with risk oversight, and all directors are involved in the risk oversight function.

Committees of the Board

The Company currently has three standing Board committees: an Audit Committee, a Compensation Committee, and a Governance Committee. Each committee’s functions are described in detail in its respective charter, which is available on the Company’s website at www.mrcglobal.com.

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Audit Committee

The Audit Committee met six times during 2018. John A. Perkins attended these meetings until February 2019, when he joined the Governance Committee and was replaced on the Audit Committee by Dr. Cornelis A Linse. As described in its charter, the Audit Committee’s primary duties and responsibilities are to assist Board oversight of:

Chair: Barbara J. Duganier Members: Deborah G. Adams Leonard M. Anthony Dr. Cornelis A. Linse Independent: 4 Financial Experts: 3

●  the integrity of the Company’s financial statements;

●  the integrity and adequacy of the Company’s auditing, accounting and financial reporting processes and systems of internal controls for financial reporting;

●  the Company’s compliance with legal and regulatory requirements, including internal controls designed for that purpose;

●  the independence, qualifications, engagement, compensation and performance of the Company’s independent auditor and other accounting and auditing firms that provide attestation services;

●  performance of the Company’s internal audit function;

●  the review of significant financial statement, control and compliance risks;

●  other financial accounting firms that provide attestation services;

●  related party transactions; and

●  the application of the Company’s codes of business conduct and ethics as established by management and the Board.

Compensation Committee

The Compensation Committee met four times during 2018. As described in its charter, the Compensation Committee’s primary functions include:

Chair: Robert L. Wood Members: Deborah G. Adams Dr. Cornelis A. Linse John A. Perkins Independent: 4

●  establishing policies and periodically determining matters involving executive compensation;

●  recommending changes in employee benefit programs;

●  granting or recommending the grant of stock options, stock and other long-term incentive awards;

●  assessing risk in compensation programs;

●  providing counsel regarding key personnel selection; and

●  overseeing executive development and succession.

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Governance Committee

The Governance Committee met four times during 2018. Upon Gerard Krans’ retirement from the Board and the committee, John A. Perkins joined the Governance Committee in February 2019. As described in its charter, the Governance Committee’s primary functions include:

Chair: Leonard M. Anthony Members: Barbara J. Duganier John A. Perkins Robert L. Wood Independent: 4

●  identifying individuals qualified to become members of the Board consistent with any criteria the Board approves from time to time;

●  recommending to the Board director candidates for election at the annual meetings of stockholders or to fill vacancies pursuant to the bylaws;

●  recommending to the Board director nominees for each Board committee;

●  developing, annually reviewing and recommending to the Board a set of corporate governance guidelines for the Company;

●  assisting the Board in assessing the independence of the members of the Board;

●  leading the Board and other Board committees in their annual evaluation process;

●  assisting the Board in evaluating any proposed changes to the Company’s charter, bylaws, or other governance issues;

●  overseeing the Company’s enterprise risk management framework, policies and procedures; and

●  overseeing the Company’s efforts on environmental, social and governance matters.

Gerard P. Krans served on the Governance Committee until his retirement as a director on February 12, 2019.

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Legal Proceedings

To the best of our knowledge, there is no material proceeding to which any director, director nominee or executive officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or any associate of such director, nominated director, officer, affiliate of the Company, or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

Non-Employee Director Compensation

As compensation for their services on the Board, we paid each non-employee director an annual cash retainer of $75,000. We paid the chair of the Audit Committee an additional annual cash retainer of $25,000, the Compensation Committee $20,000, and the Governance Committee $15,000. Each committee member (other than the chairs) received a $2,000 annual retainer for each committee membership. For all, retainers were paid on a pro-rata basis based on the time of service. The Company also granted restricted stock awards to each non-employee director in 2018, the number of shares of which pursuant to the Director Compensation Plan is determined by dividing $125,000, or in the case of the non-executive chairman $225,000, by the 20-day volume weighted average price (“VWAP”) as of the date immediately preceding the grant date. All directors are also reimbursed for travel expenses and other out-of-pocket costs incurred in connection with their attendance at meetings.

Total Director Compensation for 2018

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) (2) ($)	Total ($)
Deborah G. Adams	79,000	134,701	213,701
Leonard M. Anthony	92,000	134,701	226,701
Rhys J. Best	75,000	242,477	317,477
Henry Cornell	43,750	117,221	160,971
Barbara J. Duganier	102,000	134,701	236,701
Craig Ketchum	75,000	134,701	209,701
Gerard P. Krans(3)	77,000	134,701	211,701
Dr. Cornelis A. Linse	77,000	134,701	211,701
John A. Perkins	79,000	134,701	213,701
H. B. Wehrle, III	75,000	134,701	209,701
Robert L. Wood	97,000	134,701	231,701

(1)

Grants awarded on April 27, 2018. The fair value of all stock awards was $19.15 per share, which was greater than the 20-day VWAP of $17.77 as of the date immediately preceding the grant date. No option awards were granted to directors in 2018.

(2)

Mr. Cornell’s annual grant was awarded on June 10, 2018 when he was elected to the Board and is prorated accordingly. The fair value of the award is $21.03, which is greater than the 20-day VWAP of $20.63.

(3)	Mr. Krans retired from the Board on February 12, 2019.

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The following table indicates the aggregate number of shares of our common stock subject to outstanding option and unvested stock awards that our non-employee directors held as of December 31, 2018:

Name	Stock Options (#)	Stock Awards (#)
Deborah G. Adams	—	7,034
Leonard M. Anthony	21,827	7,034
Rhys J. Best	21,827	12,662
Henry Cornell	9,415	5,574
Barbara J. Duganier	—	7,034
Craig Ketchum	19,130	7,034
Gerard P. Krans(3)	21,827	7,034
Dr. Cornelis A. Linse	24,523	7,034
John A. Perkins	23,500	7,034
H. B. Wehrle, III	19,130	7,034
Robert L. Wood	—	7,034

Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the objectives and design of MRC Global’s compensation program for our current named executive officers. The following is a list of our five named executive officers (NEOs) for 2018.

Name of Executive Officer	Position (as of December 31, 2018)
Andrew R. Lane	President and Chief Executive Officer
James E. Braun	Executive Vice President and Chief Financial Officer
Daniel J. Churay	Executive Vice President – Corporate Affairs, General Counsel and Corporate Secretary
Grant R. Bates[1]	Senior Vice President – Operational Excellence and Chief Information Officer
John L. Bowhay	Senior Vice President – Supply Chain Management, Valve and Technical Product Sales

Executive Summary

MRC Global is the largest distributor of pipe, valve and fitting (PVF) products and services to the energy and industrial markets. We serve the oil and gas industry across the upstream, midstream and downstream sectors as well as the chemical and gas distribution market sectors worldwide.

MRC Global’s executive compensation program is designed to attract, motivate and retain our executives, including our NEOs, who are critical to the Company’s long-term success. Our executive compensation strategy is “pay for performance” and is focused on:

●

motivating executive officers to increase the economic value of the Company by strengthening our position as a global market leader in PVF supply and by aggressively pursuing profitable growth both domestically and internationally; and

●	aligning our executive officers’ interests and actions with the interests of our stockholders and key stakeholders.

1 Effective January 1, 2019, Mr. Bates’ position was changed to Senior Vice President – Canada, International and Operational Excellence.

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A majority of our pay is at risk or tied to key performance objectives.

Our annual cash incentive plan is based on the achievement of target adjusted EBITDA2 & revenue3 measures. These measures are determined in advance and are aligned with shareholder interests, and a minimum level of performance is required before the plans pay out.

Our long-term incentive plan is strongly tied to Company performance. We award performance share units (PSUs) that pay out based on three-year total shareholder return (TSR) performance relative to companies in the OSX index4 and on three-year RANCE5 performance. We award restricted stock units (RSUs) to tie realized value to stock price and to provide retention value.

We benchmark our pay levels against companies of similar size and that operate in similar industries or serve similar end-user markets.

Our Compensation Committee engages an independent compensation consultant to benchmark pay. We review the peer group used for benchmarking on an annual basis. These peers were chosen as distributors or sellers of industrial or energy products of a similar character to those that we sell, as companies that have similar distribution or energy product business models to our business model or as companies that serve similar end markets as we do. We also considered revenue, enterprise value, market capitalization and assets of our peer companies when selecting our peers.

We have taken decisive actions to adapt our compensation program with market and business conditions.

Since going public in 2012, our executive compensation program has evolved to remain aligned with shareholder priorities and with market and business conditions. After the 2014 downturn in oil and gas markets, the Compensation Committee has quickly responded to changes in the oil and gas markets environment with the following actions:

●

In an effort to control costs, the Compensation Committee implemented a salary freeze for the NEOs beginning in 2015. 2018 was the first year with salary increases (after 2012 for Mr. Lane, and after 2014 for Messrs. Braun, Churay and Bates. Mr. Bowhay received a pay increase due to promotion in 2016).

●

The Compensation Committee applied a reduction factor to the 2015, 2016 and 2017 annual cash incentive payouts, which reduced significantly the payout to the NEOs during these years (payouts were reduced by 32%, 50% & 32% respectively in 2015, 2016 and 2017). After a strong performance in 2017 (139% increase in adjusted EBITDA[2], 20% increase in revenue over previous year), as well as an anticipated recovery in the oil and gas markets in 2018, the Compensation Committee decided in early 2018 that a reduction factor would not be applied to 2018 annual incentive payouts. As a result, a normalized annual incentive plan was in place in 2018, which turned out to be a second consecutive year of strong financial and operational performance.

2 See footnote on page 5 regarding the non-GAAP measure, adjusted EBITDA.

3 Revenue is the amount appearing on the Company’s consolidated statement of operations, prepared in accordance with U.S. generally accepted accounting principles, denoted as “sales”.

4 Philadelphia Oil Service Sector Index (or its successor index or, if the Philadelphia Oil Service Sector Index is discontinued, a comparable index or group of companies that the Compensation Committee determines is an appropriate comparator group) (the “OSX index”).

5 Return on Average Net Capital Employed (RANCE) is calculated as cumulative net income plus tax effected interest expense plus preferred stock dividend over the three-year period, divided by average net capital employed for the three-year period, which quotient was then divided by three.

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●

Annual cash incentive plan measures have been designed to be based on primary drivers for shareholder value. Adjusted EBITDA has always been a primary measure in the plan as investors and analysts often measure the value of common stock based on a multiple of EBITDA. In recent years, 75% of annual cash incentive has been based on this driver. Even during the oil and gas downturn in 2015 and 2016, generating positive adjusted EBITDA was a key priority of the management team. The secondary 25% measure has changed from cash from operations in 2015 and 2016 (in these years, paying down debt using this cash was a key shareholder concern) to revenue in 2017 and 2018 (in these years, Company growth and market share gains coming out of the oil and gas downturn have been key shareholder priorities). In 2019, as business improves, there is greater focus on bottom line income returns; therefore, for 2019, the Company is changing the revenue measure to net income attributable to common stockholders to align total profitability with share performance.

●	We set rigorous performance targets for the 2018 annual cash incentive plan that required year-over-year growth for target payout.

●

The long-term incentive plan has also evolved over time to be more directly aligned with Company performance. In 2015, we implemented performance share unit (PSU) awards, which were granted along with restricted stock unit (RSU) awards. The PSU awards pay out based on 3-year total shareholder return (TSR) performance relative to the OSX index and 3-year RANCE performance against Board-approved stretch targets. The RANCE Target for both of the 2018-2020 and 2017-2019 performance periods were stretch targets. The 2018-2020 performance period was set at a higher level than the RANCE target for the 2017-2019 performance period. The 2017-2019 performance period was set at a higher level than the RANCE target for the 2016-2018 performance period.

MRC Global has performed successfully on a relative basis during the oil and gas market downturn and has delivered two consecutive years of growth from revenue of $3.041 billion in 2016 to revenue of $4.172 billion in 2018, an increase over two years of 37% coming out of the downturn. The Company’s strong performance has increased adjusted EBITDA* of $75 million in 2016 to $280 million in 2018, an increase over two years of 273%.

Throughout the downturn and subsequent recovery in the oil and gas markets, MRC Global produced positive adjusted EBITDA, dramatically reduced selling, general and administrative (SG&A) expenses, reduced debt, executed a share repurchase program and increased its market share.

After weathering the downturn, MRC Global continued to adjust to rapidly changing and volatile conditions and took advantage of the rising oil and gas prices to deliver strong performance. 2017 and 2018 were two consecutive years of year over year growth in financial and operational performance. Our growth outpaced global exploration and production spending as the Company gained market share through multiple contract renewals and expansions.

* See footnote on page 5 regarding the non-GAAP measure, adjusted EBITDA.

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We believe that we have a strong management team and employee base that has consistently delivered positive results versus its peers. MRC Global is well positioned for future growth and success.

*	Return on Average Net Capital Employed is defined as net income plus interest expense after-tax, divided by average net capital employed (debt plus equity).

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2018 Company Performance Highlights (see “2018 Company Performance” on Page 40 for details)

2018 Sales are $4.172 billion, up 14% from 2017, second year of double digit growth. 2018 Adjusted EBITDA* is $280 million, up 56% from 2017, second year of double digit growth. We positioned the company to focus on higher margin products and achieved adjusted gross profit * of 19.6% in 2018. We controlled operating costs, even in a growth environment, SG&A expenses as a percent of revenue declined to 13.5%. We increased our market share globally with multiple contract renewals and new wins in 2018. We optimized our working capital, strategically purchased inventory and effectively managed through a new tariff and quota regulations. We strengthened our balance sheet in 2018 and reduced leverage to 2.3x. We also repurchased $125 million of shares. Our new flagship Houston Operations Complex in La Porte, TX is fully operational.

In 2018, MRC Global performance was above target performance with respect to the adjusted EBITDA* measure as well as the revenue measure in the annual cash incentive plan. As a result, our NEOs achieved a payout of 113.5% of target under our annual cash incentive plans.

In the 2016-2018 performance period, MRC Global performance achieved 87th percentile relative Total Shareholder Return (TSR) performance against the OSX index and 2016-2018 RANCE performance was below target but above the threshold for payout. As a result, our NEOs achieved a payout of 99.7% of target in our performance share unit (PSU) plan.

* See footnote on page 5 regarding the non-GAAP measures, adjusted EBITDA and adjusted gross profit.

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The Company’s Executive Compensation Design

In addition to base salary, our 2018 executive compensation was comprised of annual cash incentives and long-term incentives as well as certain benefits and perquisites. Consistent with our pay-for-performance philosophy, the table below summarizes how performance in 2018 impacted pay in 2018.

Compensation Element	Annual Cash Incentive	Long-Term Incentive (Equity Awards)

What was the plan designed to achieve?	Motivate executive officers to achieve the Company’s annual financial and operational goals, which in turn are designed to achieve long-term profitability and value for stockholders	Motivate executive officers to increase share price and long-term economic value of the Company

What were the performance measures?	Achievement of target adjusted EBITDA and revenue measures	Three-year (2018-20) total shareholder return (TSR) performance relative to companies in the OSX index and three-year (2018-20) RANCE

How did we perform?

2018 adjusted EBITDA was $280 million (108% of target), and revenue was $4,172 million (103% of target)

This represented a growth of 56% and 14% in adjusted EBITDA and revenue, respectively, in comparison to 2017

Performance for the 2018-2020 grant and the 2017-2019 grant is still to be determined, since the three-year measurement period has not been completed.

The 2016-2018 Performance Share Unit (PSU) grant vested in March 2019. 2016-2018 TSR performance was in the 87th percentile relative to companies in the OSX index, and 2016-2018 RANCE performance was 0.8%.

How did performance impact compensation?	Based on 2018 adjusted EBITDA and revenue performance, our NEOs achieved a payout of 113.5% of target.

Performance for the 2018-2020 grant and the 2017-2019 grant is still to be determined, since the three-year measurement period has not been completed.

Based on the 2016-2018 PSU performance, the relative TSR component paid out at 192% of target, and the RANCE component paid out at 7.5% of target. Thus, on a combined basis the NEOs earned 99.7% of the target 2016-2018 PSUs.

In addition, in 2018, NEOs received restricted stock unit (RSU) grants that vest ratably over three years. These are designed to aid in executive retention and incent the executive to improve stock price and shareholder value during the vesting period.

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Pay for Performance Program

Our Compensation Committee, which is composed solely of independent directors, believes in a pay for performance philosophy. While our Compensation Committee sets target compensation for the executive officers each year based on market practices and internal considerations, the executive officers’ realized compensation is strongly dependent on the Company’s performance relative to pre-determined and measurable financial metrics and stock price performance.

●	As illustrated in the following graphic, a substantial portion of the 2018 target compensation for executive officers was at risk.

●	Under our 2018 annual cash incentive plan, 75% of NEO performance was measured on an adjusted EBITDA target and 25% on a revenue target, both of which were stretch targets.

●

There was no payout relative to each of the performance metrics unless the threshold for payout was achieved for each respective metric (threshold for payout was $195 million for adjusted EBITDA metric and $3,850 million for revenue metric). Target payout relative to each of the performance metrics was only paid out when the goal for each respective metric was achieved. Maximum payouts are capped.

●

The 2018 long-term equity grant consisted of time-vested restricted stock units and performance share units for NEOs. Vesting of the performance share units depends on performance based upon the Company’s three-year total shareholder return relative to companies in the OSX index and achievement of stretch RANCE targets. The time-vested restricted stock units provide retention value, and the value of the units is also tied to performance, since it increases or decreases in value depending on our stock price at vesting. The time-vested restricted stock units will vest ratably over a three-year period.

2018 Target Compensation

The following illustration represents the elements of target compensation for our NEOs in 2018.

CEO Annual cash incentive for each performance metric does not pay out unless threshold performance for that metric is achieved. Performance share units pay out based on relative total shareholder return, when compared to companies in the OSX index, and achievement of a RANCE target. Value of restricted stock units is aligned with Company share price. Average for Other Named Executives

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2018 Company Performance

Financial and operational highlights from fiscal year 2018 include:

Sales of $4.172 billion up 14% from 2017	Net income to common stockholders of $50 million

Gross profit of $689 million (16.5% of sales)	Adjusted EBITDA of $280 million++

Adjusted gross profit of $819 million (19.6% of sales)+	Reduced SG&A as a percentage of sales by 120 basis points

Share repurchases of $125 million	Reduced net leverage ratio to 2.3x from 2.7x+++

Net working capital 20.4% of sales

+	See footnote on page 5 regarding adjusted gross profit, a non-GAAP measure.
++	See footnote on page 5 regarding adjusted EBITDA, a non-GAAP measure.

+++We define net leverage ratio as net debt (total debt less cash) divided by adjusted EBITDA.

2018 was the second year in a row of solidly improving financial and operational performance at MRC Global. The following were some of our key accomplishments in 2018:

●	We achieved sales of $4.172 billion.

○	This was the second year of double digit growth, with sales increasing 14% over 2017. Our sales increased 37% since the low point of the oil and gas downturn in 2016.

○	Sales for each of our end market sectors grew as well as each of our segments.

○	After three difficult years in the international oil and gas markets, we returned our international segment to positive adjusted EBITDA.

●	Net income attributable to common stockholders for 2018 was $50 million, or $0.54 per diluted share, which included $62 million in expense for last-in, first-out (LIFO) inventory charges.

●	The Company’s adjusted EBITDA was $280 million:

○	This represented an increase of 56% over the prior year.

○	Incremental adjusted EBITDA was 19.2%, the second year of higher than average historical incrementals due, in part, to measures taken to control costs even in a growing market.

●	We positioned the Company to focus on higher margin products:

○

We achieved adjusted gross profit of 19.6% in 2018, as we continued to implement our strategy of selling higher margin products, making strategic inventory purchases as well as market drivers such as inflation driven primarily by government tariffs.

○	We are delivering our valve-centric strategy, as our valve revenue increased 18% in 2018 (over 2017) and is now 37% of total revenue.

○	We expanded our valve automation, modification and testing capabilities at our new Houston Operations Complex.

●	We controlled operating costs:

○	Due to continued cost management, our selling, general and administrative (“SG&A”) expenses were up only 5% in 2018 (over 2017), despite a growth environment and 14% revenue growth.

○	SG&A as a percentage of sales declined for a second year in a row to 13.5%; from 14.7% in 2017 and 17.2% in 2016.

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●	We executed our long-term strategy for organic growth to increase market share. At the same time, we continued to renew and win contracts.

○	We renewed integrated supply agreements with two gas utility customers, Southern Gas Company and Duke Energy for five and six years, respectively.

○	We renewed a maintenance, repair and operations (“MRO”) agreement with DCP Midstream for five years.

○	We renewed an MRO agreement and expanded scope with CNRL, our largest Canadian segment customer, for three years.

○	We renewed an MRO agreement with TransCanada (intends to change name to TC Energy) for three years.

○	We renewed an MRO agreement with BP for its downstream operations in the U.S. for two years.

○	We renewed an MRO agreement with Marathon Petroleum and Dominion each for three years.

○	We won new contracts with Pioneer Natural Resources and Enterprise Products each for one year.

●	We made strategic investments in our business and several adjustments to our footprint this year, in a constant effort to streamline and improve profitability:

○	We made strategic inventory purchases, particularly line pipe, ahead of trade tariffs resulting in enhanced margin opportunities.

○

Our new Houston Operations Complex in LaPorte, Texas, southeast of Houston, became fully operational in 2018. It is our flagship 415,000 sq. ft. facility incorporating a Regional Distribution Center (RDC), an expanded 40,000 sq. ft. valve and engineering center, as well as office space for multiple functions. Consolidating four facilities in Houston and San Antonio into one facility has resulted in operational efficiencies. We intend to expand our valve modification capabilities at this location further in the upcoming year as part of our strategy to increase gross margins from more value-added products.

○	We combined our Midland valve engineering center into our expanded Odessa RDC in the heart of the Permian Basin.

○

We realigned our RDC footprint in the US Eastern region to better serve our customers, including expanding our Pittsburgh, Pennsylvania and Munster, Indiana RDCs. We also expanded our Baton Rouge, Louisiana facility to better serve the refining and petrochemical market.

○	We opened locations in Shanghai, China and Dammam, Saudi Arabia.

●	We strengthened our balance sheet creating flexibility for future growth opportunities:

○	We repriced our Term Loan B resulting in lower interest rates by 50 basis points.

○	We entered into a five-year interest rate swap fixing $250 million notional at 5.71% providing some protection in a rising interest rate environment.

○	We reduced net leverage in 2018 to 2.3x adjusted EBITDA from 2.7x adjusted EBITDA in 2017, within our preferred operating level for maximum balance sheet efficiency.

○

We optimized working capital. We made strategic inventory purchases in 2018 and with prudent inventory management, we ended the year with working capital as a percentage of sales at 20.4%, which is in-line with our best-in-class efficiency goal.

●	Our capital allocation priorities have balanced the growth in the business with the ability to repurchase our stock. We completed a $100 million share repurchase program authorized in

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2017 by repurchasing $50 million of shares in the first half of 2018. We then authorized a new $150 million share repurchase program in 2018 repurchasing $75 million shares in the fourth quarter of 2018. Since 2015, we have returned value to shareholders by repurchasing $300 million in shares.

●

While we have always been focused on being good stewards with sound governance practices, this year we are proud to have published our first Environmental, Social Responsibility & Corporate Governance report, which is available on our website.

For more details on 2018 Company financial performance, please see our Annual Report on Form 10-K filed with the SEC.

Key Features of our Executive Compensation Program

What We Do
✓	We pay for performance – a majority of pay is at risk and target total direct compensation is achieved only when performance objectives are achieved (Page 39).
✓	We set objectives for our annual cash incentive plan that are measurable, determined in advance, aligned with stockholder interests (Page 48).
✓	Both of our 2018 annual incentive performance targets were set higher than actual and target performance in the prior year (Page 49).
✓

Our long-term equity compensation plan is designed to be strongly tied to Company performance. We award performance share units to tie payouts to relative total shareholder return and RANCE. We award restricted stock units to tie realized value to stock price and to provide retention value (Page 50).

✓	We have equity ownership guidelines that provide for significant executive officer equity ownership (Page 55).
✓

We have a clawback policy in place to recoup certain compensation from the covered employees in the event of restatement of our financial statements due to theft, fraud, willful misconduct or negligence (Page 56).

✓	We have a fully independent Compensation Committee (Page 56).
✓	Our Compensation Committee engages a compensation consultant that is independent of management and the Company (Page 44).
✓	We benchmark pay relative to the market and review the peer group used for market benchmarking on an annual basis (Page 45).
✓	We have an annual Say-on-Pay vote (Page 57).

What We Don’t Do
No guaranteed minimum incentives (Page 49).
No re-pricing of stock options or stock appreciation rights permitted without approval from stockholders (Page 56).
No hedging or derivative transactions with respect to our shares by executive officers or directors permitted (Page 55).
No pledging of our shares by executive officers or directors permitted (Page 55).

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Shareholder Engagement

More than 86% of the votes cast on our 2018 say-on-pay proposal were in favor of our executive compensation program and policies

We have had a long history since our initial public offering in 2012 of engaging with current and prospective shareholders. In 2018, we had over 300 interactions with investors, including discussions with investment managers and governance analysts. During these discussions some investors have engaged with us regarding our executive compensation, and investors have been supportive of our compensation practices with over 86% of votes cast approving our 2018 Say-On-Pay proposal.

Participants in the Compensation Process

Role of the Compensation Committee

The Compensation Committee establishes policies and has decision-making authority with respect to compensation matters for executive officers (other than the CEO), including determination of the compensation and benefits and long-term incentive grants. With respect to the CEO, the Compensation Committee recommends compensation decisions, including the grant of long-term incentive compensation, to the full Board, which then makes decisions regarding CEO compensation.

Pursuant to the Compensation Committee’s charter, its duties include:

●

To review and recommend to the Board, the annual salary, bonus, equity and long-term incentive awards and other compensation, incentives and benefits, direct and indirect, of the CEO, and to review and determine such compensation, incentives and benefits of the other executive officers. With respect to the CEO, the full Board makes decisions regarding CEO compensation, taking into account (among other things) the Compensation Committee’s recommendations;

●

To review and approve corporate goals and objectives relevant to compensation of the CEO and the other executive officers, and to evaluate the CEO’s and the other executive officers’ performance in light of those goals and objectives on an annual basis, and, (either separately or together with other independent directors as the Board directs), to recommend to the Board the CEO’s and other executive officers’ compensation level based on this evaluation;

●

To review and authorize or recommend to the Board to authorize, as the case may be, the Company to enter into, amend or terminate any employment, consulting, change in control, severance or termination, or other compensation agreements or arrangements with the CEO and other executive officers of the Company (and at the option of the Compensation Committee, other officers and employees of the Company);

●	To periodically review and consider the competitiveness of the Company’s executive compensation;

●

To review new executive compensation programs, review on a periodic basis the operation of the Company’s existing executive compensation programs in order to determine whether they integrate appropriately, and establish and periodically review policies for the administration of executive compensation programs;

●

To review, amend, modify or adopt proposals relating to the incentive compensation plans, equity-based compensation plans, qualified retirement plans, health and welfare plans, deferred compensation plans and any other benefit plans, programs or arrangements that the Company or any of its subsidiaries sponsors or maintains;

●	To approve the overall structure of annual compensation and incentive plans with respect to employees of the Company and its subsidiaries on an annual basis;

●	To oversee executive development and succession;

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●	To assess risks in compensation programs; and

●	To at least annually, conduct a review of compensation for non-employee directors and to determine or make recommendations to the Board.

Role of Compensation Consultant

Pursuant to the Compensation Committee’s charter, the Compensation Committee has the authority to retain or terminate compensation consultants and engage other advisors. Since 2010, the Compensation Committee has engaged Meridian Compensation Partners, LLC (“Meridian”), an independent consultant specializing in executive compensation, to formulate a report and make recommendations to the Compensation Committee regarding executive and director compensation based on peer group, other market data, industry trends and current practices.

The Compensation Committee evaluated the SEC’s and NYSE’s six independence factors to determine that the service Meridian provided to the Compensation Committee was free of any actual or perceived conflicts of interest. Meridian does not provide any other services to the Company or its executive management team.

Role of Executive Officers

Our CEO, our executive vice president – corporate affairs, general counsel and corporate secretary (who leads our human resources organization) and our vice president of human resources provide support and information as the Compensation Committee requests. They make quarterly presentations to the Compensation Committee with respect to issues and developments regarding compensation and our compensation programs. They develop current and historical summary compensation data (including each element of compensation) for our executive officers and provide this data on a regular basis to the Compensation Committee.

Our CEO provides the Compensation Committee with an evaluation of the annual performance of each of the executive officers that report to the CEO and makes preliminary recommendations for base salary and incentive target levels for them. Recommendations for base salary, annual performance, incentive target levels and incentive payouts for the CEO are left entirely to the Compensation Committee’s discretion.

The Compensation Committee then determines appropriate changes in compensation for the upcoming year. Each year, the Compensation Committee approves the executive officers’ annual cash incentive awards (expressed in each case as a percentage of base salary) and the performance metrics and goals for annual cash incentive awards that the Company would pay in respect of performance during the year. The Compensation Committee makes decisions with respect to equity-based compensation awards that the Company grants to our executive officers. With respect to CEO compensation decisions, the Compensation Committee makes its recommendations to the entire Board for final approval.

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Peer Group

In October 2017, the Compensation Committee reviewed our compensation peer group, and decided to continue with the existing peer group in 2018. The companies in the table below make up our 2018 compensation peer group. The Compensation Committee reviewed this peer group again in October 2018. These peers were chosen as distributors or sellers of industrial or energy products of a similar character to those that we sell, as companies that have similar distribution or energy product business models to our business model or as companies that serve similar end markets as we do. We compete for talent with these peer companies as well as other companies not in the peer group. We also took into account revenue, enterprise value, market capitalization and assets of our peer companies when selecting our peers. We excluded from our peers distributors that do not sell products in our oil and gas end markets such as distributors of swimming pool supplies, roofing materials, office supplies and dental appliances.

Company	Ticker	Revenue*	Enterprise Value†	Market Cap*	Assets†
Anixter International Inc.	AXE	$8,132	$3,578	$2,353	$4,502
Applied Industrial Technologies, Inc.	AIT	$3,073	$3,942	$3,032	$2,286
Bristow Group Inc.	BRS	$1,396	$1,594	$434	$3,048
Dril-Quip Inc.	DRQ	$402	$1,468	$1,962	$1,362
DXP Enterprises Inc.	DXPE	$1,115	$936	$697	$667
Forum Energy Technologies Inc	FET	$971	$1,551	$1,123	$2,157
Flowserve Corporation	FLS	$3,811	$8,184	$7,156	$4,651
Helix Energy Solutions Group	HLX	$695	$1,633	$1,463	$2,367
HD Supply Holdings Inc.	HDS	$5,542	$9,821	$7,864	$4,606
MSC Industrial Direct Co. Inc.	MSM	$3,120	$5,478	$4,983	$2,256
NOW Inc.	DNOW	$2,907	$1,898	$1,794	$1,811
Oil States International Inc.	OIS	$887	$2,312	$1,992	$2,025
RPC Inc.	RES	$1,803	$3,231	$3,326	$1,219
Superior Energy Services Inc.	SPN	$2,021	$2,668	$1,505	$3,021
Watsco, Inc.	WSO	$4,453	$6,454	$6,108	$2,326
Wesco International Inc.	WCC	$8,095	$4,105	$2,894	$4,715

25th Percentile		$1,079	$1,623	$1,495	$1,972
Median		$2,464	$2,950	$2,172	$2,306
75th Percentile		$3,971	$4,448	$3,740	$3,411

MRC Global Inc.	MRC	$3,954	$2,727	$1,695	$2,616
Percentile Rank		75%	47%	31%	63%

* Most recently reported information in S&P Capital IQ as of October 2018, when the Compensation Committee approved the peer group.

† As of September 2018

In February 2018, Meridian made a report to the Compensation Committee on publicly disclosed executive pay data, which the Compensation Committee considered when making its 2018 compensation decisions. Meridian used compensation peer data from the above companies for each position that our executive officers hold to the extent available.

Meridian also provided data from the following two third-party general industry surveys for companies with revenue amounts similar to those of the Company as an additional reference point to validate the peer-company specific data:

●	Towers Watson 2017 CDB Executive Compensation Survey Report

●	Aon Hewitt 2017 Total Compensation Measurement Executive Report

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Meridian presented compensation at each quartile of the data (both peer-company specific data as well as third party market survey data) to the Compensation Committee with respect to total compensation and major elements of compensation (i.e., base salary, annual cash incentive and long-term equity compensation) for each of the executive officer’s positions.

The Compensation Committee used this data to determine whether its compensation decisions were within the market for each executive officer; however, the Compensation Committee did not set any compensation for any executive officer at a specific level within the peer group range for each executive offer (such as pegging the compensation to a 50th percentile level). Even so, at the end of 2017, without giving effect to the 32% reduction of annual cash incentive targets for 2017 and 2015 and the 50% reduction of annual incentive target for 2016, the total target compensation of Mr. Lane, as CEO (including base salary, target annual cash incentive and the value of long-term equity grants on the date of grant), was below the median of the third-party general industry surveys and 6.5% above the median of MRC Global’s peer group, while well below the 75th percentile. All of the other NEOs total compensation at the end of 2017 were below the median of both MRC Global’s peer group and the third-party general industry surveys. Rather, the Compensation Committee exercised its discretion considering the following factors:

● the executive’s contributions and performance	● market levels of compensation for positions comparable to the executive’s position

● the executive’s roles and responsibilities, including the executive’s tenure in such role	● the executive’s compensation history and compensation mix, including that with prior employers

● the Company’s need for the executive’s skills	● the executive’s potential and readiness to contribute in the executive’s current role

● the executive’s experience and management responsibilities

The Compensation Committee did not necessarily weigh any particular factor more or less than any other factors.

2018 Executive Compensation Program Description

Compensation Philosophy and Objectives

Our executive compensation programs are structured to reward the achievement of our specific annual and strategic performance goals, and our long-term objective of increasing shareholder value. Accordingly, the executive compensation philosophy of the Compensation Committee is threefold:

●

To attract and retain talented executive officers by providing competitive total compensation, and to motivate them to achieve the Company’s short-term and long-term financial and strategic goals and objectives;

●	To align the interests of our executive officers with those of our stockholders; and

●	To provide performance-based cash and stock incentive awards to recognize and reward executive officers who demonstrate sustained exceptional performance.

We conduct an annual Say-on-Pay vote and pay careful attention to feedback from our stockholders regarding our executive compensation program. In 2018, the Company’s executive compensation program received the approval of more than 86% of the shares voted. We believe that our stockholders support our overall compensation philosophy and design and believe that compensation for our executive officers is aligned with Company and individual performance, and with stockholder interests.

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Elements of Compensation

The principal components of compensation for our executive officers are:

●	Base salary;

●	Annual cash incentive;

●	Long-term incentive (equity awards); and

●	Benefits and perquisites – including health, welfare and retirement benefits and expatriate benefits.

Base Salary

We provide our executive officers with a base salary to compensate them for services they provide during the fiscal year, and to provide a market competitive base level of pay commensurate with the skills and experience of our executives. The Compensation Committee, with the CEO, reviews base salary for executive officers based on the CEO’s recommendations on an annual basis, and approves any increases based on each executive officer’s position, responsibilities, contributions, leadership, performance, current compensation (both individually and as compared to other executives) and survey data. Increases are not automatic or guaranteed, and do not always take place each year. The Compensation Committee, on a similar basis, also reviews the CEO’s salary and makes a recommendation whether to implement an increase to the full Board.

Our NEOs had been subject to a salary freeze during the past few years due to the downturn in the oil and gas environment. Mr. Lane did not receive a salary increase since 2012. Salaries for Messrs. Braun, Churay and Bates were frozen since 2014. Mr. Bowhay did not receive a salary increase since his promotion to his current role in 2016.

In 2018, the Company’s financial results improved, a sustained recovery in the oil and gas markets continued, and there was a positive outlook for 2018. The Compensation Committee decided to award salary increases to the NEOs in 2018, to maintain a market competitive base salary for the NEOs, and taking into account the NEOs contributions, performance and leadership during the period of downturn. Mr. Lane’s increase in salary to $900,000 remained below the median salary in the third-party general industry surveys.

The Compensation Committee has not made any adjustments to salaries for the NEOs for 2019.

Name	Base Salary Effective 12/31/2017	Salary Increase	Base Salary Effective 1/1/2018

Andrew R. Lane	$850,000	5.9%	$900,000
James E. Braun	$475,000	5.3%	$500,000

Daniel J. Churay	$400,000	6.3%	$425,000

Grant R. Bates	$310,000	4.8%	$325,000

John L. Bowhay	$320,000	4.7%	$335,000

Annual Cash Incentive

Our annual cash incentive plan is a performance-based plan, which provides cash compensation to eligible employees (including the executive officers), based on performance relative to certain financial and operational metrics. In 2018, a majority of our salaried employees participated in the annual cash incentive plan.

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Annual Cash Incentive Targets

The Compensation Committee approves annual cash incentive target percentages for the executive officers based on its review of market data and other internal factors, subject to the terms of any employment agreements between the Company and the executives.

Name	2017 Annual Cash Incentive Target*	2018 Annual Cash Incentive Target

Andrew R. Lane	100%	125%	The annual cash incentive amount payable to each executive is calculated as follows: Annual Cash Incentive = Base Salary X Annual Cash Incentive Target X Performance Relative to Performance Metrics
James E. Braun	75%	75%
Daniel J. Churay	75%	75%
Grant R. Bates	70%	70%

John L. Bowhay	70%	70%

The Compensation Committee reviews annual cash incentive targets for executive officers on an annual basis. The targets are set at commensurate levels to incentivize executive officers to achieve financial and operational metrics, as well as to provide executive officers with market competitive levels of total cash compensation. In 2018, based on these considerations, Mr. Lane received an increase in Annual Cash Incentive Target percentage from 100% to 125% of base salary. When setting the 2018 Annual Cash Incentive Target percentage for Mr. Lane, the Compensation Committee considered total compensation market data for his position. After the Annual Cash Incentive Target percentage increase, Mr. Lane’s total direct compensation remained below the median total direct compensation in the third-party general industry surveys. This was only one of the factors considered, for a detailed discussion on the factors used to set compensation see “Compensation Discussion and Analysis – Peer Group”. There were no other changes to Annual Cash Incentive Target percentages for NEOs in 2018.

2018 Annual Cash Incentive Performance Metrics

The Compensation Committee sets the performance metrics for the annual cash incentive plan at the beginning of each year. Annual cash incentive plan measures have been designed to be based on primary drivers for shareholder value. Adjusted EBITDA has always been a primary measure in the plan as investors and analysts often measure the value of common stock based on a multiple of EBITDA. In recent years, 75% of annual cash incentive has been based on this measure. Even during the oil and gas downturn in 2015 and 2016, generating positive adjusted EBITDA was a key priority of the management team. The secondary 25% measure has changed from cash from operations in 2015 and 2016 (in these years, paying down debt using this cash was a key shareholder concern) to revenue in 2017 and 2018 (in these years, Company growth and market share gains coming out of the oil and gas downturn have been key shareholder priorities). In 2019, as business improves, there is greater focus on bottom line income returns; therefore, for 2019, the Company is changing the revenue measure for Messrs. Lane, Braun and Churay to net income attributable to common stockholders to align total profitability with share performance. To reflect the sales component of Messrs. Bates’ and Bowhay’s job function they will continue to have revenue targets.

The goal for each of the metrics was related to the consolidated performance of the Company and was determined by a budgeting process for the 2018 Company operating plan. This process involved an examination of our markets, customers, and general outlook with respect to 2018. The Board approved the final budget.

* In 2017, the Compensation Committee reduced these targets by 32% to reflect market conditions at the time. Due to strong Company financial and operational performance in 2017, as well as a recovery in the oil and gas markets in 2018, the Compensation Committee did not reduce targets in 2018.

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Below are the 2018 performance metrics, their relative weighting and the goal for each metric:

Performance Metric	Weight	2018 Goal	Definition	Objective
Adjusted EBITDA	75%	$260 million	Adjusted earnings before interest, taxes, depreciation and amortization	To align payout to growth in sales and profit margins, while taking into account expense management
Revenue	25%	$4,050 million	The amount appearing on the Company’s consolidated statement of operations, prepared in accordance with U.S. generally accepted accounting principles, denoted as “sales”	To encourage and reward a generation of positive revenue growth from the Company’s operations

The table below shows the payout earned for each level of performance against the adjusted EBITDA and revenue performance metrics.

Metric	No Payout	Minimum*	Target	Maximum*

Adjusted EBITDA	Below $195 million	$195 million	$260 million	$325 million
Payout as a % of target	0%	25%	100%	150%

Metric	No Payout	Minimum*	Target	Maximum*

Revenue	Below $3,850 million	$3,850 million	$4,050 million	$4,548 million
Payout as a % of target	0%	25%	100%	125%

* For performance achievement between the specified minimum and target levels, and target and maximum performance levels, payouts are interpolated on a straight-line basis.

The maximum payout for the adjusted EBITDA metric was increased from 125% in 2017 to 150% in 2018, to incent the NEOs to achieve and exceed the stretch targets that were set for adjusted EBITDA in 2018, as well as to be market competitive with respect to annual cash incentive payout levels at maximum performance.

2018 Annual Cash Incentive Payout Percentage

In 2018, the Company generated adjusted EBITDA of $280 million and revenue of $4,172 million.

Under the Annual Cash Incentive plan calculations for the NEOs, performance for the adjusted EBITDA metric was 108% of target and performance for the revenue metric was 103% of target.

Based on this, each NEO earned 113.5% of the NEO’s annual cash incentive target for 2018, as shown in the table below.

Performance Metric	2018 Performance		2018 Goal	2018 Performance %	2018 Payout %*		Weight	Weighted Performance**
Adjusted EBITDA	$280 million	÷	$260 million =	108%	116%	x	75% =	87.0%

Revenue	$4,172 million	÷	$4,050 million =	103%	106%	x	25% =	26.5%
Total 2018 Performance Percentage								113.5%

* Based on metric payout scale above.

**Percentages provided are rounded to one decimal place.

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Annual Cash Incentive 2018 Payout Amounts

Based on these performance percentages described above, the amounts the Company paid to the NEOs in 2018 are as shown in the table below.

Name	2018 Base Salary		2018 Incentive Target Percentage		2018 Performance Percentage		2018 Annual Cash Incentive Payout
Andrew R. Lane	$900,000	x	125%	x	113.5%	=	$1,276,875
James E. Braun	$500,000	x	75%	x	113.5%	=	$425,625
Daniel J. Churay	$425,000	x	75%	x	113.5%	=	$361,781
Grant R. Bates	$325,000	x	70%	x	113.5%	=	$258,213
John L. Bowhay	$335,000	x	70%	x	113.5%	=	$266,158

Long-Term Incentive Compensation

Our long-term equity compensation is granted on an annual basis to our executive officers and is designed to align the interests of management with those of our stockholders. At the beginning of each of 2016, 2017 and 2018, we granted long-term equity compensation to the executive officers in the form of restricted stock units (RSUs) and performance share units (PSUs) under the Company’s 2011 Omnibus Incentive Plan, as amended. The RSUs, which comprise 50% of the total LTI award, vest 34% on the first anniversary of the grant date and 33% on each of the second and third anniversaries of the grant date. The PSUs, which comprise the remaining 50% of the total LTI award, vest at the end of three years based on relative total shareholder return (“TSR”) performance (compared to companies in the OSX index) and RANCE performance. 50% of the target PSU award is based on the TSR metric, and 50% of the target PSU award is based on the RANCE metric. The 2016 PSU grants vested based on 2016-18 performance. The 2017 and 2018 PSU grants will not vest until early 2020 and 2021, respectively.

Alignment of Long-Term Incentive Compensation to Performance

Our long-term equity compensation is strongly linked to stock price performance.

●

The realized value of PSUs is tied to long-term performance, since the value is directly related to the Company’s relative total shareholder return and RANCE performance. Because the PSUs pay out in the form of shares, the realized value of the shares that vest are tied to stock price performance. This also aligns NEO pay with shareholder value. The PSUs provide retention value by vesting at the end of a three-year performance period.

●

The primary purpose of the RSUs is to support retention and continuity of executive officers. The RSUs vest over a multi-year period. However, the realized value of the RSUs is also tied to stock price performance, since the value of RSUs increases or decreases depending on our stock price at vesting.

2018 Long-Term Incentive Grant

The table below shows the details of the grants:

Grant Year 2018	Restricted Stock Units	Performance Share Units (Relative TSR)	Performance Share Units (RANCE)
Weighting	50% of grant value	25% of grant value	25% of grant value

Vesting Schedule	Vesting 34% in year one and 33% in each of years two and three	Vesting at the end of three years, percentage of stock vested depends on relative TSR performance (compared to the companies in the OSX index)	Vesting at the end of three years, percentage of stock vested depends on RANCE performance relative to target

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2018 Performance Share Units (Relative Total Shareholder Return)

50% of the target PSUs granted to NEOs in 2018 are based on relative total shareholder return (TSR) compared to companies in the OSX index from January 1, 2018 until December 31, 2020. The number of shares awarded at the end of the three-year performance period is based on the scale below.

We compare our TSR to companies in the OSX index because investors generally compare MRC Global to companies that also have customers in the oil and gas business, with volatile spending patterns depending on commodity prices. Based on a review by Meridian, the Compensation Committee’s independent compensation consultant, TSR correlation of companies in the OSX index compared to the Company’s TSR is greater than other measures the Compensation Committee considered.

Relative TSR	Percentage of Target Share Units Earned*
90th percentile or greater	200%
70th percentile	150%
50th percentile	100%
30th percentile	50%
Below 30th percentile	0%

*For any performance levels between the levels specified above, percentage of target shares earned will be interpolated on a straight-line basis.

2018 Performance Share Units (RANCE)

Fifty percent of the target PSUs granted to NEOs in 2018 are based on return on average net capital employed (RANCE) performance during the 2018-2020 period. The number of shares awarded at the end of the three-year performance period are based on the scale below. The RANCE Target for both of the 2018-2020 and 2017-2019 performance periods were stretch targets. The 2018-2020 performance period was set at a higher level than the RANCE target for the 2017-2019 performance period. The 2017-2019 performance period was set at a higher level than the RANCE target for the 2016-2018 performance period.

Percentage of RANCE Target	Percentage of Target Share Units Earned*
200% or more	150%
160%	125%
100%	75%
80%	50%
40% or less	0%

*For any performance levels between the levels specified above, percentage of target shares earned will be interpolated on a straight-line basis.

The table below sets forth the number of RSUs and PSUs granted to each NEO in 2018. The Compensation Committee determined a dollar value amount of RSUs and PSUs that it desired to grant each NEO (or in the case of the CEO, recommend to the Board to grant). This dollar value amount was then divided by the 20-day VWAP of $17.69 as of the grant date in 2018 to determine the number of units to be granted.

Name	RSU Grant Value	RSU Grant	Total PSU Grant Value	PSU Grant Value (Relative Total Shareholder Return)	Number of PSUs (Relative TSR)	PSU Grant Value (RANCE)	Number of PSUs (RANCE)
Andrew R. Lane	$2,024,992	114,471	$2,024,992	$1,012,505	57,236	$1,012,487	57,235
James E. Braun	$500,008	28,265	$500,008	$250,013	14,133	$249,995	14,132
Daniel J. Churay	$371,879	21,022	$371,879	$185,940	10,511	$185,940	10,511
Grant R. Bates	$162,500	9,186	$162,500	$81,250	4,593	$81,250	4,593
John L. Bowhay	$184,241	10,415	$184,241	$92,130	5,208	$92,112	5,207

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2016-2018 Performance Share Unit Performance

The 2016-2018 PSUs awarded in February 2016 vested in March 2019. The NEOs received 99.7% of the target shares awarded based on 87th percentile performance for the relative TSR measure and 0.8% performance for the RANCE measure for the January 1, 2016 through December 31, 2018 performance period, based on the payout scale for the three-year period below. PSU payout scales in subsequent periods change based on changing market conditions.

Relative TSR vs. Companies in OSX	Number of Shares Earned as a % of Target	RANCE	Number of Shares Earned as a % of Target
90th percentile or above	200%	>=5%	100%
87th percentile	192%	3.75%	75%
70th percentile	150%	2.5%	50%
50th percentile	100%	1.5%	25%
30th percentile	50%	0.8%	7.5%
Below 30th percentile	0%	<=0.5%	0%

The achieved TSR and RANCE performance resulted in the below vested PSUs.

	2016 Performance Stock Unit (PSU) Grant

Name	Grant date target value (1)	# of PSUs granted (Relative TSR)	# of PSUs granted (RANCE)	Total # of PSUs granted	# of PSUs vested (based on relative TSR performance) (2)	# of PSUs vested (based on RANCE performance) (3)	Total # of PSUs vested	Estimated percentage of target shares retained

Andrew R. Lane	$1,880,086	94,667	94,667	189,334	181,760	7,100	188,860	99.7%

James E. Braun	$432,621	21,784	21,783	43,567	41,825	1,633	43,458	99.7%

Daniel J. Churay	$260,216	13,103	13,102	26,205	25,157	982	26,139	99.7%

Grant R. Bates	$201,669	10,155	10,154	20,309	19,497	761	20,258	99.7%

John L. Bowhay	$208,173	10,482	10,482	20,964	20,125	786	20,911	99.7%

(1)	Based on the 2016 grant date fair value reported in the 2016 proxy in the Stock Awards column of the Summary Compensation Table.
(2)	87th percentile relative TSR performance vs. OSX index, resulting in 192% payout.
(3)	0.8% RANCE performance, resulting in 7.5% payout.

2016-2018 CEO Realized Pay vs. Granted Pay

The Summary Compensation Table is calculated in accordance with SEC rules and represents:

●	actual base salary paid for each year,

●	annual cash incentive actually paid with respect to each year,

●	the GAAP value of the long-term equity incentive as reflected on the Company’s financial statements that the Company granted an executive each year and

●	the value of any benefits and perquisites the executive received for each year (other than health care and other similar benefits generally available to all U.S. employees).

The Summary Compensation Table does not reflect what each NEO has actually made each year, because our NEO compensation, including that of the CEO, is more than 65% comprised of at-risk pay, actual compensation is paid or vested in calendar years different than the year of performance, equity vests over time, and the value of the equity often is dependent on strike price (in the case of option exercises) and performance (in the case of the PSUs). In addition, equity value is measured at the time of vesting for U.S. federal income tax purposes, or, in the case of options, at the time of exercise.

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The following chart illustrates the aggregate average annual compensation of the CEO based on the Summary Compensation Table for the three-year period 2016-2018 (the “Comparison Period”) as compared to the average annual compensation that the CEO actually earned for the Comparison Period as reported to the Internal Revenue Service on Form W-2.

From late 2014 through 2016, we experienced one of the deepest and longest downturns in our oil and gas end markets. West Texas Intermediate (“WTI”) crude prices dropped from $78.77 on November 3, 2014 to $26.19 on February 11, 2016. Since then, recovery has been slow, as WTI crude prices increased back to $60.46 on December 31, 2017 but dropped again to $45.41 on December 31, 2018. Our customers have cut their capital spending for our products during this period and have been slow to return to pre-downturn levels. Despite this, we have been able to recover much of our revenue during this time. Our 2014 revenue was $5,933 million and dropped to $3,041 million in 2016. In 2017, our revenue began to recover and was $3,646 million, and despite the WTI crude price drop in 2018, we have continued our recovery to $4,172 million in revenue in 2018.

The CEO and the executive management team focused (among other things) on the following during the Comparison Period in response to market conditions:

●

We reduced our debt. Net debt (and leverage) was reduced from $1,422 million on December 31, 2014 to $641 million at the end of the Comparison Period, and our net leverage ratio, as defined on page 40, was reduced from 3.4 times to 2.3 times from December 31, 2014 to December 31, 2018. We used $884 million of cash from operations and $355 million from the issuance of perpetual convertible preferred stock to accomplish debt pay down.

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●

While revenue grew 14% from 2017 to 2018, our continued cost management resulted in selling, general and administrative (SG&A) expenses that were up only 5% over the prior year. SG&A as a percentage of sales continued to decline for a second year in a row to 13.5% from 14.7% at the end of 2017 and from 17.2% at the end of 2016.

●

We returned capital to our shareholders by repurchasing $288 million of our common stock during the Comparison Period at an average price per share of $15.57. This compares favorably to the current conversion price of our preferred stock issued in June 2015 of $17.88 per share.

●

During the Comparison Period, we focused the business on defending and increasing market share and signed a number of major framework or master sales agreements with Shell, Chevron and Exxon as well as other companies to be a primary supplier to these companies in various categories.

●	We completed the consolidation of four facilities in our Gulf Coast market into our new flagship Houston Operations Complex in La Porte, Texas

●	We optimized our working capital, by efficient inventory management, even while strategically purchasing inventory.

During the Comparison Period, our total shareholder return was 5.01% as calculated using the 20-trading day average on January 1, 2016 and December 31, 2018. This ranked at the 87th percentile of companies in the OSX index.

For this same Comparison Period, the CEO realized average annual compensation of $4,336,831 based on his Form W-2 earnings as compared to the average compensation of $6,155,595 reported in the Summary Compensation Table. The CEO’s realized compensation includes stock options that were granted before the Comparison Period, exercised in 2018 at a realized value of $493,206.

Benefits and Perquisites

The Compensation Committee reviews the benefits and perquisites provided to certain of the executive officers on an annual basis to ensure the reasonableness of these programs. We provide competitive health, welfare and retirement benefits to our Company’s employees. Other than as outlined below, our current NEOs do not receive any additional benefits or perquisites.

The Company reimbursed Mr. Bowhay the cost of a country club membership and provided Company-paid parking for Messrs. Lane, Braun and Churay.

Mr. Bates, an Australian citizen, receives certain expatriate benefits including a monthly tax-protected housing and utilities allowance, a superannuation (Australian retirement plan) supplement, a vehicle allowance with a fuel card for business travel, reimbursement for the cost of three business class air tickets between the United States and Australia for Mr. Bates and his spouse, a tax reimbursement related to protected allowances and tax preparation fees.

The Company provides certain expatriate benefits to Mr. Bowhay, a subject of the United Kingdom. Mr. Bowhay receives a monthly tax-protected housing and utilities allowance, a vehicle allowance with reimbursement of business mileage, reimbursement for the cost of a maximum of five business class air tickets between the United States and the United Kingdom for him and for his spouse, a pension supplement, a tax reimbursement related to protected allowances and tax preparation fees.

We provide our current named executive officers who have entered into employment agreements with us certain severance payments and benefits in the event of a termination of their employment under certain circumstances. We designed these agreements to promote stability and continuity of senior management. For additional information, see “Potential Payments upon Termination or Change in Control”.

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Other Matters Related to Compensation

Equity Ownership Guidelines

The Compensation Committee believes that the Company’s executive officers and directors should own and hold an investment value position in the common stock of the Company to further align their interests and actions with the interests of the Company’s stockholders. In addition, the Compensation Committee believes that the investment community values officer and director stock ownership, and that stock ownership demonstrates a commitment to and belief in the success and long-term profitability of the Company. Our executive officers and directors owned approximately 7.2% of the Company’s outstanding common stock as of December 31, 2018 (excluding the conversion of all preferred stock to common stock). The Compensation Committee has adopted the Equity Ownership Guidelines described below.

Position	Equity Ownership Guidelines
Chief Executive Officer	5 times base salary
Executive Vice Presidents	3 times base salary
Senior Vice Presidents	3 times base salary
Non-employee Directors	5 times annual cash retainer

The Compensation Committee intends for executive officers and directors who are or become subject to these guidelines to achieve the applicable ownership guideline within five years from the date of adoption of the guidelines or the date the participant becomes subject to the guidelines. If an executive officer or director becomes subject to a greater ownership amount, due to promotion or an increase in base salary (or annual cash retainer), the executive officer (or director) is expected to meet the incrementally higher ownership amount within the later of three years from the effective date of the promotion or increase in base salary or cash retainer and the end of the original five-year period. The three-year period to achieve the incremental guideline begins in January following the year of the promotion or increase in base salary or cash retainer.

If an executive officer or director is not in compliance with the guidelines, the Compensation Committee may determine the appropriate action to take, which may include holding requirements on new grants of shares or the payment of a portion of the annual cash incentive or cash retainer in shares of our common stock. Any additional restrictions on previous awards must be agreed to by the executive officer or director. These guidelines may be waived, at the discretion of the Compensation Committee, if compliance would create severe hardship or prevent an executive officer or director from complying with a court order, as in the case of a divorce settlement.

All of our executive officers and directors met the equity ownership guidelines for 2018.

Anti-Hedging and Anti-Pledging Policy

Pursuant to the Company’s Securities Trading and Disclosure Policy, directors and executive officers of the Company that are subject to the requirements of Section 16(b) of the United States Securities Exchange Act of 1934, as amended, are prohibited from engaging in short-term or speculative transactions involving Company securities including:

●	Engaging in short sales;

●	Engaging in transactions in put options, call options or other derivative securities related to Company securities on an exchange or in any other organized market;

●	Engaging in hedging or monetization transactions related to Company securities, including through the use of financial instruments such as prepaid variable forwards, equity swaps and collars; and

●	Holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.

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Prior to the Company’s initial public offering in April 2012, Mr. Krans, a former director of the Company until February 12, 2019, indirectly owned, through a limited liability company, an interest in PVF Holdings LLC (“PVF Holdings”) along with over 400 other interest holders. Prior to the initial public offering, PVF Holdings owned 98% of MRC Global. The Board permitted Mr. Krans (and his limited liability company) to pledge his interest in PVF Holdings. Mr. Krans subsequently provided a general security interest in the assets of the limited liability company, including his interest in PVF Holdings. In May 2013, PVF Holdings was dissolved, and it distributed its MRC Global common shares that PVF Holdings owned to its interest holders, including to Mr. Krans’ limited liability company.

As Mr. Krans is no longer a director, there are now no outstanding exceptions to this policy.

Prohibition on Re-pricing of Stock Options and Stock Appreciation Rights without Stockholder Approval

Pursuant to the terms of the 2011 Omnibus Incentive Plan, as amended, and a 2013 amendment to the 2007 Stock Option Plan, the Compensation Committee has no authority to make any adjustment (other than in connection with a change in capitalization or other transaction where an adjustment is permitted or required under the terms of the plan) or amendment and no adjustment or amendment shall be made, that reduces or would have the effect of reducing the option price of an option or the grant price of a stock appreciation right previously granted under the plan whether through amendment, cancellation or replacement grants or other means, unless the Company’s stockholders approve the adjustment or amendment.

Clawback Policy

Pursuant to the Company’s Clawback Policy, the Company can recoup certain compensation from covered employees in the event of a restatement of our financial statements due to theft, fraud, willful misconduct or negligence. All employees receiving any short-term or long-term equity compensation are subject to this policy.

This policy covers all incentive and performance-based stock awards granted after the effective date of the policy under any Company equity incentive plan (e.g. stock options, restricted stock, and performance stock) and all cash performance awards (e.g. annual bonuses and other cash incentives) granted after the effective date of the policy. The recouped amount resulting from the restatement generally will be the difference between the amount of covered compensation previously awarded or earned and what would have been awarded or earned under the restated financial statements.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee is comprised solely of independent members of the Company’s Board and includes Ms. Adams, Messrs. Perkins and Wood and Dr. Linse. No member of the Compensation Committee was an officer or employee of the Company during 2018, and no member of the Compensation Committee was formerly an officer of MRC Global or any of its subsidiaries. In addition, during 2018, none of our executive officers served as a member of a compensation committee or board of directors of any other entity, an executive officer of which served as a member of our Board.

Compensation Committee Report

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with Meridian, management and with the Board. Based on such review and discussion, the Compensation Committee, on behalf of the Board, has recommended that this Compensation Discussion and Analysis be included in this Proxy Statement for fiscal year 2018, ended December 31, 2018.

The Compensation Committee

Robert L. Wood, Chair

Deborah G. Adams

Dr. Cornelis A. Linse

John A. Perkins

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PROPOSAL II: ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

We request our stockholders to approve, on an advisory basis, a non-binding, advisory resolution approving our named executive officer compensation as disclosed in accordance with the SEC’s rules in this Proxy Statement. This proposal is commonly known as a “Say-on-Pay” proposal.

As discussed in the “Compensation Discussion and Analysis” as well as in the tables and narrative in “Executive Compensation”, our compensation programs are designed to attract and retain the talent needed to drive stockholder value and help each of our businesses meet or exceed financial and performance targets. Our compensation programs are intended to reward our executive officers for successfully implementing our strategy to grow our business and create long-term stockholder value. We believe our programs effectively link executive pay to the financial performance of the Company while also aligning the interests of our executive officers with the interests of our stockholders. The following are some key points that demonstrate our commitment to aligning pay to performance:

●

The majority of executive officer target compensation is provided in the form of long-term equity awards ensuring pay is aligned with stockholders and linked to the performance of our Company’s common stock; and

●	Our 2018 annual cash incentive program aligns payments to actual performance on pre-established targets effectively linking the Company’s financial performance to executive officer pay.

We are seeking our stockholders’ support for our named executive officer compensation as this Proxy Statement details. This proposal is solicited in response to SEC requirements and seeks our stockholders’ views on our named executive officer compensation. It is not intended to address any specific element of compensation, but rather the overall compensation provided to our named executive officers including our pay philosophy, our pay principles and pay practices as this Proxy Statement describes. The Board asks for you to approve, on a non-binding basis, the following advisory resolution:

RESOLVED, that the stockholders of MRC Global Inc. (the “Company”) approve, on an advisory and non-binding basis, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities Exchange Act of 1934, as amended, including the Compensation Discussion and Analysis, the compensation tables, and any related narrative discussion contained in this Proxy Statement.

Because your vote is advisory, it will not be binding on the Board and will not overrule any decision by the Board or require the Board to take any action. However, the Board will take into account the outcome of the vote when considering future executive compensation decisions for named executive officers. We currently conduct annual advisory votes on executive compensation. Subject to the outcome of the stockholder vote on Proposal IV, we expect the next advisory vote following the vote at the Annual Meeting on our compensation of our named executed officers will take place at our 2020 Annual Meeting.

To be approved, this proposal must be approved by a majority of the votes cast by the stockholders present in person or represented by proxy, meaning that the votes cast by the stockholders “FOR” the approval of the proposal must exceed the number of votes cast “AGAINST” the approval of the proposal. Abstentions from voting on this proposal and broker non-votes will not be treated as votes cast and, therefore, will have no effect on the outcome of this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE

“FOR” THE RESOLUTION APPROVING THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION.

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Risk in Relation to Compensation Programs

We have performed a review of all of our material compensation plans and have concluded that there are no plans that provide meaningful incentives for employees, including the NEOs, to take risks that would be reasonably likely to have a material adverse effect on us. Because our current compensation plans have a cap on the amount of incentive compensation that can be paid under the plans, risk of excessive compensation is negligible. This limit also has the effect of not encouraging operational or strategic decisions that expose the Company to undue risk.

Summary Compensation Table for 2018

The following table, footnotes and the narrative discussion above in “Compensation Discussion and Analysis” set forth information with respect to compensation earned during each of the fiscal years ended 2016, 2017 and 2018 by our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Non-Equity Incentive Plan Compensation ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)(4)	Total ($)(5)
Andrew R. Lane Director, President and Chief Executive Officer	2018	899,038	—	1,276,875	4,043,119	16,567	6,235,599
	2017	850,000	—	690,838	3,923,120	16,422	5,480,380
	2016	850,000	54,187	132,813	5,698,306	15,502	6,750,808

James E. Braun Executive Vice President and Chief Financial Officer	2018	499,519	—	425,625	977,548	16,567	1,919,259
	2017	475,000	—	289,542	1,038,147	16,422	1,819,111
	2016	475,000	22,336	55,664	849,557	15,502	1,418,059

Daniel J. Churay Executive Vice President – Corporate Affairs, General Counsel & Corporate Secretary	2018	424,519	—	361,781	727,046	16,567	1,529,913
	2017	400,000	—	243,825	673,518	16,422	1,333,765
	2016	400,000	19,125	46,875	510,998	13,222	990,220

Grant R. Bates Senior Vice President – Operational Excellence and Chief Information Officer	2018	324,712	—	258,213	317,698	310,807	1,211,430
	2017	310,000	—	176,367	643,902	225,834	1,356,103
	2016	310,000	—	51,302	396,026	182,446	939,774

John L. Bowhay Senior Vice President – Supply Chain Management, Valve and Technical Product Sales	2018	334,712	—	266,158	360,205	262,968	1,224,043
	2017	320,000	—	182,056	654,669	233,627	1,390,352
	2016	315,077	—	61,544	408,798	231,553	1,016,972

(1)

Cash bonuses were awarded to Messrs. Lane, Braun and Churay in 2016 for specific performance results that strengthened the balance sheet and improved financial liquidity for future growth opportunities.

(2)	See “Compensation Discussion and Analysis – 2018 Annual Cash Incentive Performance” for a discussion of the 2018 annual cash incentive payouts.

(3)

The amounts in this column represent the grant date fair value of the RSU and PSU awards at target performance, calculated pursuant to ASC Topic 718. For PSU awards based on relative TSR, the fair value is estimated on the date of grant based on a multifactor Monte Carlo valuation model that simulates our stock price and total shareholder return relative to companies in the OSX index. PSUs vest at the end of a three-year performance period with payouts ranging from 0% - 200% for the relative TSR component and 0% - 150% for the RANCE component. For more information on the calculations used to determine stock-based compensation, please see Notes 1 and 12 of our 2018 Audited Financial Statements filed with the Company’s Form 10-K for the year ended December 31, 2018 filed with the SEC on February 15, 2019.

(4)	Amounts in this column for 2018 include:

●	Company matching contributions made to the MRC Global Retirement Plan, a 401(k) plan, of $11,000 for Messrs. Lane, Braun and Churay, and $10,041 for Mr. Bowhay;

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●

Company contributions of $62,961 to Mr. Bates’ in lieu of contributions to his Australian superannuation fund; Company contributions of $33,259 to Mr. Bowhay for the difference between 401(k) matching contributions and amounts previously received under a U.K. pension supplement allowance;

●	The imputed value for Company-provided group life insurance of $4,902 for Messrs. Lane, Braun and Churay, $1,584 for Mr. Bates, and $2,512 for Mr. Bowhay;

●	The imputed value for personal use of a Company-provided country club membership for Mr. Bowhay of $6,690;

●	A vehicle allowance for Messrs. Bates and Bowhay of $12,000;

●	A housing and utilities allowance for Messrs. Bates and Bowhay of $102,815 and $110,905, respectively;

●	A home leave allowance for Mr. Bates of $67,315 and for Mr. Bowhay of $52,730;

●	Tax equalization payments to Messrs. Bates and Bowhay of $53,597 and $30,709, respectively;

●	Miscellaneous other imputed amounts of $665 for Company-paid parking for Messrs. Lane, Braun and Churay, tax preparation fees in the amount of $10,535 for Mr. Bates and $4,122 for Mr. Bowhay.

CEO Pay Ratio

For 2018, the CEO to median employee pay ratio is 79:1. We calculated the CEO pay ratio for MRC Global in 2018 in accordance with the SEC disclosure requirements of executive compensation under Item 402(u) of Regulation S-K. Because there were no significant employee population changes, pay program changes or changes to the 2017 median employee’s circumstances, we decided to keep the same median employee for the second year of three allowed under Item 402(u).

In 2017, we identified the median employee by calculating the median for 2017 total target cash compensation (which includes base salary or pay and annual cash incentive at target) for all full and part time employees of MRC Global as of December 31, 2017, excluding our CEO. We included employees from all countries where we operate in this calculation, without exception. We believe that total target cash compensation is an appropriate measure to identify the median employee, since the use of long-term equity compensation is not widespread at MRC Global. Less than 5% of MRC Global employees receive long-term equity compensation.

After we decided to keep the median employee, we calculated 2018 annual total compensation for both the CEO and the median employee, using the same definition for total compensation as set forth in the Proxy Statement’s Summary Compensation Table (“SCT”) plus the value of benefits not reported in the SCT. These benefits include Company contributions to the medical, dental, accidental death and dismemberment, short-term disability and long-term disability plans, and the portion of group term life insurance premium that is not imputed income.

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The CEO pay ratio was then determined by dividing the total compensation as calculated above for the CEO by the total compensation for the median employee.

Type of Compensation	CEO	Median Employee

Base Salary or Pay	$899,038	$57,209

Annual Incentive Compensation	1,276,875	—

Long Term Equity Awards	4,043,119	—

All Other Compensation	16,567	2,364

Benefits Not Reported in SCT*	14,080	19,235

Total	$6,249,679	$78,808

CEO to Median Employee Pay Ratio	79:1

*Benefits Not Reported in the SCT include Company contributions to the medical, dental, accidental death and dismemberment, short-term disability and long-term disability plans, and the portion of group term life insurance premium that is not imputed income.

Based on average annual realized pay for the three-year period 2016-2018, the ratio of CEO pay to Median Employee Pay would have been 56:1. See “Compensation Discussion and Analysis – 2016-2018 CEO Realized Pay vs. Granted Pay.”

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Grants of Plan-Based Awards in Fiscal Year 2018

The following table summarizes grants of restricted stock units, performance share units and annual cash awards provided to NEOs in 2018. The material terms of the Company’s annual cash incentive and long-term equity compensation programs are described in the “Compensation Discussion and Analysis” beginning on page 33 of this Proxy Statement.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date(s)	Threshold ($)(1)	Target ($)(2)	Maximum ($)(2)	Threshold (#)	Target (#)	Maximum (#)

Andrew R. Lane	2/13/18	281,250	1,125,000	1,617,188				114,471	—		1,852,141

	2/13/18				—	57,235	85,852				926,062

	2/13/18				—	57,236	114,472				1,264,916

James E. Braun	2/12/18	93,750	375,000	539,063				28,265	—		452,240

	2/12/18				—	14,132	21,198				226,112

	2/12/18				—	14,133	28,266				299,196

Daniel J. Churay	2/12/18	79,688	318,750	458,203				21,022	—		336,352

	2/12/18				—	10,511	15,766				168,176

	2/12/18				—	10,511	21,022				222,518

Grant R. Bates	2/12/18	56,875	227,500	327,031				9,186	—		146,976

	2/12/18				—	4,593	6,889				73,488

	2/12/18				—	4,593	9,186				97,234

John L. Bowhay	2/12/18	58,625	234,500	337,094				10,415	—		166,640

	2/12/18				—	5,207	7,810				83,312

	2/12/18				—	5,208	10,416				110,253

(1)

Based on the annual cash incentive performance metrics and goals that the Compensation Committee approved for the 2018 performance period, no portion of the awards based on adjusted EBITDA or revenue was payable unless minimum performance for those performance metrics was achieved. At minimum achievement of each performance metric, there is a payout of 25% of a participant’s target annual cash incentive with respect to the performance metric. The amounts in this column reflect 25% of the named executive officers’ target annual cash incentive for 2018.

(2)

Upon full achievement of each of the adjusted EBITDA and revenue performance metrics, 100% of the target annual cash incentive is paid. For performance achievement between minimum and 100% achievement, payouts are interpolated on a straight-line basis. If performance metrics for adjusted EBITDA and revenue are exceeded, the maximum payments are 150% and 125%, respectively, of target annual cash incentive. For performance achievement between 100% and maximum achievement, payouts are interpolated on a straight-line basis. The amounts in these columns reflect 100% and maximum payout of the named executive officers’ target annual cash incentive for 2018.

(3)

In 2018, long-term equity incentive grants included PSUs, which will vest at the end of three years based on relative total shareholder return performance (compared to companies in the OSX index) and RANCE performance. For performance share units based on relative total shareholder return, payouts may range from 0% to 200% of target shares. For performance share units based on RANCE, payouts may range from 0% to 150%.

(4)

The amounts in this column represent the grant date fair value of the stock awards and performance-based awards, calculated pursuant to ASC Topic 718. See “Compensation Discussion and Analysis – 2018 Long Term Equity Compensation Grant” for a discussion of the 2018 LTI grants.

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Outstanding Equity Awards at 2018 Fiscal Year-End

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Options Exercisable	Number of Securities Underlying Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock that have Not Vested (#)	Market Value of Shares of Stock that have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have Not Vested ($)

	5/9/2012	380,000	—	$20.85	5/9/2022	—	—
	3/7/2013	173,982	—	$29.35	3/7/2023	—	—
Andrew R. Lane	2/18/2014	88,927	—	$29.30	2/18/2024	—	—
	2/18/2016					167,303 (2)	2,046,116	189,334 (3)	2,315,555
	2/14/2017					57,591 (1)	704,338	87,258 (3)	1,067,165
	2/13/2018					114,471 (1)	1,399,980	114,471 (3)	1,399,980

	11/10/2011	165,746	—	$18.10	11/10/2021	—	—
	5/9/2012	71,500	—	$20.85	5/9/2022	—	—
	3/7/2013	55,923	—	$29.35	3/7/2023	—	—
James E. Braun	2/18/2014	39,756	—	$29.30	2/18/2024	—	—
	2/18/2016					14,378 (1)	175,843	43,567 (3)	532,824
	2/13/2017					20,103 (4)	245,860	20,079 (3)	245,566
	2/12/2018					28,265 (1)	345,681	28,265 (3)	345,681

	8/16/2011	66,577	—	$18.10	8/16/2021	—	—
	11/10/2011	17,174	—	$18.10	11/10/2021	—	—
	5/9/2012	48,000	—	$20.85	5/9/2022	—	—
	3/7/2013	34,952	—	$29.35	3/7/2023	—	—
Daniel J. Churay	2/18/2014	25,109	—	$29.30	2/18/2024	—	—
	2/18/2016					8,649 (1)	105,777	26,205 (3)	320,487
	2/13/2017					14,471 (4)	176,980	12,077 (3)	147,702
	2/12/2018					21,022 (1)	257,099	21,022 (3)	257,099

	5/8/2012	47,505	—	$21.05	5/8/2022	—	—
	3/7/2013	4,925	—	$29.35	3/7/2023	—	—
Grant R. Bates	2/18/2014	4,046	—	$29.30	2/18/2024	—	—
	2/18/2016					6,703 (1)	81,978	20,309 (3)	248,379
	2/13/2017					19,943 (4)	243,903	7,488 (3)	91,578
	2/12/2018					9,186 (1)	112,345	9,186 (3)	112,345

	11/10/2011	1,657	—	$18.10	11/10/2021	—	—
	9/3/2013	2,255	—	$26.25	9/3/2023	—	—
	3/7/2013	1,080	—	$29.35	3/7/2023	—	—
John L. Bowhay	2/18/2014	3,557	—	$29.30	2/18/2024	—	—
	2/18/2016					6,919 (1)	84,619	20,964 (3)	256,390
	2/13/2017					20,102 (4)	245,847	7,729 (3)	94,526
	2/12/2018					10,415 (1)	127,375	10,415 (3)	127,375

(1)	RSUs granted in February 2016, 2017 and 2018 vest 34% on the first anniversary of the date of grant and 33% on each of the second and third anniversaries of the date of grant.

(2)

With respect to Mr. Lane’s February 2016 RSU grants, 189,334 vest 34% on the first anniversary of the date of grant and 33% on each of the second and third anniversaries of the date of grant; 209,644 restricted stock units vest 50% on the second anniversary of the date of grant and 50% vest on the fourth anniversary of the date of grant.

(3)	PSUs granted in February 2016, 2017 and 2018 vest on the first day of March following the third anniversary of the grant subject to the achievement of pre-established performance targets.

(4)

RSUs granted in February 2017 vest 34% on the first anniversary of the date of grant and 33% on each of the second and third anniversaries of the date of grant. With respect to the additional RSU grant to NEOs in February 2017 as a retention incentive, the RSUs vest in full on the third anniversary of the date of grant.

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Option Exercises and Stock Vested During 2018

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)

Andrew R. Lane	1,106,328	1,479,617	295,870	4,945,953

James E. Braun	—	—	55,312	919,317

Daniel J. Churay	—	—	32,284	536,677

Grant R. Bates	—	—	14,817	247,014

John L. Bowhay	—	—	22,813	378,903

(1)

This column reflects restricted stock, RSUs or PSUs that vested on February 13, 2018, February 14, 2018, February 17, 2018, February 18, 2018, March 1, 2018 and March 7, 2018. Mr. Bowhay also had a vesting of restricted stock on September 3, 2018.

(2)

The value realized upon vesting is based on the closing price of our common stock on February 13, 2018 of $16.35, on February 14, 2018 of $16.94, on February 16, 2018 of $16.73, on March 1, 2018 of $16.50, on March 7, 2018 of $17.42 and on August 31, 2018 of $20.61 per share.

Employment and Other Agreements

Three of the current named executive officers have entered into an employment agreement with us. Mr. Lane’s employment agreement commenced in May 2013 and was amended in February 2016. Mr. Braun and Mr. Churay each entered into amended and restated employment agreements in February 2014. In addition to the terms of these agreements described below, the employment agreements provide for certain severance payments and benefits following a termination of employment under certain circumstances. These benefits are described in the section titled “Potential Payments upon Termination or Change in Control”.

The amendment to Mr. Lane’s employment agreement extended his term of employment until May 16, 2020, with automatic one-year renewals thereafter, unless either party gives ninety days’ written notice of non-renewal. The employment agreements of Mr. Braun and Mr. Churay each has an initial term of one year, which was automatically extended on the first and subsequent anniversaries of the date of the agreement and will be extended on each subsequent anniversary for one additional year, unless either party gives ninety days’ written notice of non-renewal. Each agreement provides for an initial base salary, to be reviewed annually, which the Board (or a committee of the Board) may adjust upward at its discretion, and an annual cash incentive opportunity to be based upon individual or Company performance criteria that the Board establishes for each fiscal year, with a target annual cash incentive expressed as a percentage of base salary. The following table sets forth each current named executive officer’s base salary as of January 1, 2018 and target annual cash incentive percentage:

Executive	Salary	Annual Incentive Percentage

Andrew R. Lane	$900,000	125%

James E. Braun	$500,000	75%

Daniel J. Churay	$425,000	75%

Mr. Lane is subject to covenants prohibiting competition, solicitation of customers and employees and interference with business relationships during his employment and for 24 months thereafter (or 36 months thereafter if Mr. Lane is entitled to separation benefits following a Change in Control; see “Potential Payments upon Termination or Change in Control – Change in Control”), and is also subject to perpetual restrictive covenants regarding confidentiality, non-disparagement and proprietary rights. Each of Mr. Braun and Mr. Churay is subject to covenants prohibiting competition, solicitation of

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customers and employees and interference with business relationships during his employment and for 18 months thereafter (or 24 months thereafter if the executive officer is entitled to separation benefits following a Change in Control; see “Potential Payments upon Termination or Change in Control – Change in Control”), and is also subject to perpetual restrictive covenants regarding confidentiality, non-disparagement and proprietary rights.

Potential Payments upon Termination or Change in Control

Each of Messrs. Lane, Braun and Churay has an employment agreement with MRC Global. As such, each of these officers would be entitled to certain payments and benefits following a termination of employment under certain circumstances and upon a change in control. Each of Messrs. Bates and Bowhay also have certain rights under their letters of assignment with the Company. These benefits are summarized below and reflect obligations pursuant to employment agreements as well as pursuant to other compensatory arrangements.

Voluntary Separation

In the event of each current NEO’s voluntary separation (other than retirement) from employment, all unvested stock options and unvested stock awards in respect of the Company’s common stock that the executive holds would be forfeited.

Under terms of the options and stock awards granted under the 2011 Omnibus Incentive Plan, as amended (the “2011 Omnibus Incentive Plan”), if a current NEO retires and either: (a) the current NEO is at least 65 years of age, or (b) the current NEO’s age plus years of service is equal to at least 80, the options and stock awards will continue to vest and become exercisable as if the current named executive officer remained employed with the Company; provided that the current NEO remains employed with the Company on or after the first anniversary of the date of grant unless the Compensation Committee waives this requirement. None of the current NEOs is 65 years of age, and none of the current NEOs age plus years of service is at least 80 or would be at least 80 during the following year.

Each of the current named executive officers would be entitled to unpaid obligations including salary and accrued but unused vacation time as of the termination date, each as set forth in the table below.

Name	Accrued Obligations ($)(1)	Total ($)
Andrew R. Lane	24,231	24,231
James E. Braun	11,538	11,538
Daniel J. Churay	20,433	20,433
Grant R. Bates	8,750	8,750
John L. Bowhay	7,731	7,731

(1)	These amounts represent accrued salary and accrued but unused vacation time as of December 31, 2018.

Termination Not for Cause and Resignation for Good Reason

The employment agreements to which each of Messrs. Lane, Braun and Churay is a party provide that if their employment is terminated other than for “Cause”, death or “Disability” (each term, as defined in the agreements) or if they resign for “Good Reason” (as defined in the agreements), they are entitled to the following severance payments and benefits:

●	All accrued, but unpaid, obligations (including salary, annual cash incentive, expense reimbursement and vacation pay);

●

Monthly payments equal to 1/12th of annual base salary at the rate in effect immediately prior to termination and 1/12th target annual cash incentive for 18 months following termination, except for Mr. Lane who would receive monthly payments for 24 months following termination;

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●

Continuation of medical benefits for 18 months, except for Mr. Lane who would receive continuation of medical benefits for 24 months, under The Consolidated Omnibus Budget Reconciliation Act (“COBRA”) based on 2019 rates including the administration fee; and

●	A pro-rata annual cash incentive for the fiscal year in which termination occurs based on actual performance through the end of the fiscal year.

These payments and the provision of benefits are generally subject to the execution of a release and compliance with restrictive covenants prohibiting competition, solicitation of employees and interference with business relationships during employment and thereafter during the applicable restriction period. These restrictions apply during employment and for 24 months following termination for Mr. Lane and for 18 months following termination for Messrs. Braun and Churay. In addition, Messrs. Lane, Braun and Churay are subject to perpetual restrictive covenants regarding confidentiality, non-disparagement and proprietary rights.

In the event of a termination other than for Cause, death or Disability (each term, as defined in the employment agreements) or a resignation with Good Reason, unvested stock options, restricted stock and other long-term equity would continue to vest for 24 months following termination for Mr. Lane and for the 18 months following termination for Messrs. Braun and Churay as if the executive officer remained an active employee so long as the executive officer complies with the executive officer’s obligations with respect to restrictive covenants. Effective as of the end of this 24-month or 18-month period, as applicable, any options, restricted stock awards and other long-term equity awards, in each case, that have not vested or continued to vest under retirement or other provisions of the award would be immediately forfeited.

Pursuant to Messrs. Bates’ and Bowhay’s letter of assignment, if the Company terminates them other than for cause, Messrs. Bates and Bowhay would also be entitled to certain repatriation benefits including the cost of an airline ticket for the employee and spouse to their home country or another location mutually agreed to by the employee and MRC Global and the reasonable cost for shipment of household goods to the same location.

Name	Accrued Obligations ($)(1)	Separation Payments ($)(2)	Pro Rata Incentive ($)(3)	Value of Medical Benefits ($)	Value of Accelerated Vesting of Equity ($)	Total ($)

Andrew R. Lane	24,231	4,050,000	1,276,875	34,958	—	5,386,064

James E. Braun	11,538	1,312,500	425,625	24,169	—	1,773,832

Daniel J. Churay	20,433	1,115,625	361,781	36,253	—	1,534,092

Grant R. Bates	8,750	—	—	—	—	8,750

John L. Bowhay	7,731	—	—	—	—	7,731

(1)	These amounts represent accrued salary and accrued but unused vacation time as of December 31, 2018.

(2)

In the case of Mr. Lane, the amounts represent 24 months of base salary at the 2018 rate plus 24 months of target annual cash incentive. Mr. Lane has a target annual cash incentive of 125% of his 2018 base salary. In the case of Messrs. Braun and Churay, the amounts represent the continuation of their respective 2018 base salaries for 18 months plus 18 months of target annual cash incentive following termination at the 2018 target percentage of 75%.

(3)

Mr. Lane has a target annual cash incentive of 125% of his 2018 annual base salary. Messrs. Braun and Churay have a target annual cash incentive of 75% of annual base salary for 2018. Assuming a termination date of December 31, 2018, Messrs. Lane, Braun and Churay would be entitled to receive 113.5% of their target annual cash incentive.

Termination for Cause

As defined in the 2007 Stock Option Plan, upon a termination for Cause, pursuant to the applicable award agreements, stock options that the current named executive officers hold would in each case be forfeited immediately for no consideration. Under the 2011 Omnibus Incentive Plan, upon a termination

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for Cause (as defined in the 2011 Omnibus Incentive Plan), pursuant to the applicable award agreements, unvested stock options and unvested restricted stock that the current named executive officers hold would be forfeited immediately for no consideration.

Each of the current NEOs would also be paid the value of any accrued but unused vacation time as of the termination date.

Name	Accrued Obligations ($)(1)	Total ($)
Andrew R. Lane	24,231	24,231

James E. Braun	11,538	11,538

Daniel J. Churay	20,433	20,433

Grant R. Bates	8,750	8,750

John L. Bowhay	7,731	7,731

(1)	These amounts represent accrued salary and accrued but unused vacation time as of December 31, 2018.

Termination Due to Death or Disability

Pursuant to the employment agreements with Messrs. Lane, Braun and Churay and expatriate assignment letters with Messrs. Bates and Bowhay, upon a termination of employment due to death or Disability (as defined in the agreements), they (or their beneficiaries) would be entitled to receive a pro-rata portion of the annual cash incentive for the fiscal year in which termination occurs, based on actual performance through the end of the fiscal year.

Under the 2011 Omnibus Incentive Plan, pursuant to the applicable award agreements, in the event of a termination due to death or Disability (as defined in the 2011 Omnibus Incentive Plan), the vested stock options and stock awards would remain vested and, in the case of options, would be exercisable until the first anniversary of the date of termination. The unvested stock options and stock awards that were granted to the current named executive officers would be deemed to be vested with respect to an additional 33% of the shares subject to the award agreement. With respect to PSUs, the number of the shares awarded will be based on performance at the end of the applicable PSU performance period, prorated based on the number of years the Company employed the participant in the performance period prior to participant’s death or Disability, rounded up to the nearest whole year. Each of the NEOs (or their beneficiaries) would also be paid the value of any accrued but unused vacation time as of the termination date.

Under the 2007 stock option plan, the vested stock options would be exercisable at any time prior to the earliest to occur of the 10-year anniversary of the date of grant or 24 months following the date of termination.

Name	Accrued Obligations ($)(1)	Pro Rata Incentive ($)(2)	Value of Accelerated Vesting of Equity ($)(3)	Total ($)

Andrew R. Lane	24,231	1,276,875	4,734,165	6,035,271

James E. Braun	11,538	425,625	930,097	1,367,260

Daniel J. Churay	20,433	361,781	614,508	996,722

Grant R. Bates	8,750	258,213	534,573	801,536

John L. Bowhay	7,731	266,158	546,173	820,062

(1)	These amounts represent accrued salary and accrued but unused vacation time as of December 31, 2018.

(2)

Mr. Lane has a target annual cash incentive of 125% of his 2018 annual base salary. Messrs. Braun and Churay have a target annual cash incentive of 75% of annual base salary for 2018; and Messrs. Bates and Bowhay have a target annual cash incentive of 70% of annual base salary for 2018. Assuming a termination date of December 31, 2018, each NEO would be entitled to receive 113.5% of their target annual cash incentive.

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(3)

The amount in this column includes the value of the acceleration of the vesting of an additional 33% of the unvested RSUs. With respect to PSUs, the number of the shares awarded will be based on performance at the end of the applicable PSU performance period, prorated based on the number of years the Company employed the participant in the performance period prior to participant’s death or Disability, rounded up to the nearest whole year. It is not possible to predict actual performance for the 2017-2019 PSUs and 2018-2020 PSUs; however, as of the date of the table above, the performance for the 2016-2018 PSUs are known and included in the table. In all cases, the value of the accelerated vesting is based on the closing price on December 31, 2018 of our common stock of $12.23.

Change in Control

Under our employment agreements with each of Messrs. Lane, Braun and Churay, if upon a Change in Control, or within 24 months following a Change in Control, the Executive’s employment is terminated by the Company other than for Cause, death or Disability, or by the Executive for Good Reason (each as defined in the agreements), the executive would be entitled to the following:

●	All accrued, but unpaid obligations (including, salary, annual cash incentive, expense reimbursement and vacation pay);

●

Payment of an amount equal to the sum of 24 months (36 months for Mr. Lane) of the executive’s base salary and two times (three times for Mr. Lane) the target annual cash incentive in effect on the date of termination; and

●	Medical Continuation (as defined in each employment agreement) for 24 months (36 months for Mr. Lane).

Additionally, pursuant to the 2011 Omnibus Incentive Plan and applicable award agreements, all options and restricted stock awards outstanding on the date of a Change in Control (as defined in the 2011 Omnibus Incentive Plan) would accelerate and vest. For PSUs, the end of each performance period is changed from the third anniversary of the beginning of the period to the date that the Change of Control has occurred, and the TSR and RANCE measures are then applied to determine the payout under the PSU awards.

Each of Messrs. Lane, Braun and Churay’s employment agreements and the 2011 Omnibus Incentive Plan defines a Change in Control as:

(a)

An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term “person” is used for purposes of Section 13(d) or 14(d) of the Exchange Act), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of more than fifty percent of:

(i)	the then-outstanding shares of common stock of the Company and any other securities into which those shares are changed or for which those shares are exchanged (“Shares”); or
(ii)	the combined voting power of the Company’s then-outstanding Voting Securities;

provided, that in determining whether a Change in Control has occurred, the acquisition of Shares or Voting Securities in a Non-Control Acquisition (defined below) shall not constitute a Change in Control;

(b)

The consummation of a merger, consolidation or reorganization (x) with or into the Company or (y) in which securities of the Company are issued (a “Merger”), unless the Merger is a “Non-Control Transaction” (defined below);

(c)	A complete liquidation or dissolution of the Company; or

(d)

The sale or other disposition of all or substantially all of the assets of the Company and its subsidiaries taken as a whole to any Person (other than (x) a transfer to a Related Entity (defined below) or (y) the distribution to the Company’s shareholders of the stock of a Related Entity or any other assets).

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Notwithstanding the foregoing, a Change in Control will not be deemed to occur solely because any person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding voting securities as a result of the acquisition of shares or voting securities by the Company which, by reducing the number of shares or voting securities then outstanding, increases the proportional number of shares beneficially owned by the Subject Person; provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company and, after such acquisition by the Company, the Subject Person becomes the beneficial owner of any additional shares or voting securities and such beneficial ownership increases the percentage of the then outstanding shares or voting securities beneficially owned by the Subject Person, then a Change in Control will occur.

A “Non-Control Acquisition” means an acquisition by:

(a)	an employee benefit plan (or a trust forming a part thereof) maintained by:

(i)	the Company; or
(ii)

any corporation or other Person the majority of the voting power, voting equity securities or equity interest of which is owned, directly or indirectly, by the Company (for purposes of this definition, a “Related Entity”),

(b)	the Company or any Related Entity, or

(c)	any Person in connection with a Non-Control Transaction (defined below).

A “Non-Control Transaction” means a Merger in which:

(a)

the shareholders of the Company immediately before the Merger own directly or indirectly immediately following the Merger at least a majority of the combined voting power of the outstanding voting securities of:

(i)

the corporation resulting from the Merger (the “Surviving Corporation”), if there is no Person that Beneficially Owns, directly or indirectly, 50% or more of the combined voting power of the then-outstanding voting securities of the Surviving Corporation (a “Parent Corporation”), or

(ii)	if there is one or more than one Parent Corporation, the ultimate Parent Corporation;

(b)	the individuals who were members of the Board immediately prior to the execution of the agreement providing for the Merger constitute at least a majority of the members of the board of directors of:

(i)	the Surviving Corporation, if there is no Parent Corporation, or
(ii)	if there is one or more than one Parent Corporation, the ultimate Parent Corporation; and

(c)	no Person other than:

(i)	the Company or another corporation that is a party to the agreement of Merger,
(ii)	any Related Entity,
(iii)	any employee benefit plan (or any trust forming a part thereof) that, immediately prior to the Merger, was maintained by the Company or any Related Entity, or
(iv)

any Person who, immediately prior to the Merger had Beneficial Ownership of 50% or more of the then outstanding Shares or Voting Securities, has Beneficial Ownership, directly or indirectly, of fifty percent (50%) or more of the combined voting power of the outstanding voting securities or common stock of:

(x)	the Surviving Corporation, if there is no Parent Corporation, or
(y)	if there is one or more than one Parent Corporation, the ultimate Parent Corporation.

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Name	Accrued Obligations ($)(1)	Lump Sum Payment ($)(2)	Value of Medical Benefits ($)(3)	Value of Accelerated Vesting of Equity ($)(4)	Total ($)

Andrew R. Lane	24,231	6,075,000	52,437	9,811,848	15,963,516

James E. Braun	11,538	1,750,000	32,226	2,105,468	3,899,232

Daniel J. Churay	20,433	1,487,500	48,338	1,501,489	3,057,760

Grant R. Bates	8,750	—	—	1,197,109	1,205,859

John L. Bowhay	7,731	—	—	1,234,472	1,242,203

(1)	These amounts represent accrued salary and accrued but unused vacation time as of December 31, 2018.

(2)

In the case of Mr. Lane, the amount represents 36 months of base salary at the 2018 rate plus 36 months of target annual cash incentive. Mr. Lane has a target annual cash incentive of 125% of his 2018 base salary. In the case of Messrs. Braun and Churay, the amounts represent the continuation of their respective 2018 base salaries for 24 months plus 24 months of target annual cash incentive. Messrs. Braun and Churay have a target annual cash incentive of 75% of their respective 2018 base salary.

(3)

In the case of Mr. Lane, the amounts represent 36 months of continued medical coverage based on 2019 COBRA rates including the administration fee. In the case of Messrs. Braun and Churay, the amounts represent 24 months of continued medical coverage based on 2019 COBRA rates including the administration fee.

(4)

Equity accelerates upon a Change of Control even if the NEO is not terminated from employment. Therefore, the amounts in this column would have been payable upon a Change of Control on December 31, 2018 even if the amounts in the other columns were not payable because the NEO had not yet terminated employment. The amounts in this column include the value of the acceleration of the unvested RSUs and unvested PSUs. For PSUs, the end of the performance period is changed from the third anniversary of the beginning of the period to the date that the Change of Control has occurred. The TSR and RANCE measures are then applied to the shortened period to determine accelerated vesting amounts and payouts. For the purposes of the table, a December 31, 2018 change of control date was applied. As the 2016 – 2018 PSU performance is known as of December 31, 2018, the actual performance was used. For the 2017 – 2019 and the 2018 – 2020 PSU grants, the table above reflects results as of the shortened performance period, which results could vary significantly from actual results for the full three-year performance period. In all cases, the value of the accelerated vesting is based on the closing price on December 31, 2018 of our common stock of $12.23.

Certain Relationships and Related Transactions

This section describes material related party transactions between us and our directors, executive officers and 5% stockholders and their immediate family members that occurred in 2018.

Transactions with Hansford Associates Limited Partnership

MRC Global (US) Inc., our principal U.S. operating subsidiary, leases certain land and buildings at various locations from Hansford Associates Limited Partnership (“Hansford Associates”), a limited partnership in which H. B. Wehrle, III (a member of the Board) and certain of his immediate family members are limited partners. Mr. Wehrle owns approximately 5% of Hansford Associates. MRC Global (US) Inc. paid Hansford Associates a rental amount of approximately $2 million in 2018. We believe that the rental amounts under MRC Global (US) Inc.’s leases with Hansford Associates are generally comparable to market rates negotiable among unrelated parties.

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Transactions with Prideco LLC

MRC Global (US) Inc. leases certain land and buildings at various locations from Prideco LLC (“Prideco”), a limited liability corporation in which Craig Ketchum (a member of the Board) and certain of his immediate family are members. MRC Global (US) Inc. paid Prideco an aggregate rental amount of approximately $133,000 in 2018. We believe that the rental amounts under the MRC Global (US) Inc.’s leases with Prideco are generally comparable to market rates negotiable among unrelated parties.

Mario Investments LLC

See “Preferred Stock Issuance” for a discussion of our relationship with Mario Investments LLC.

Related Party Transaction Policy

We have in place a formal written Related Party Transaction Policy for the review, approval, ratification and disclosure of related party transactions. This policy applies to any transaction, arrangement or relationship (or any series of similar or related transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeds $120,000, and in which any related party had or will have a direct or indirect material interest. The Audit Committee of the Board must review, and may approve and ratify a related party transaction that is subject to the Related Party Transaction Policy, if the transaction is consistent with the Related Party Transaction Policy and is on terms, taken as a whole, that the Audit Committee believes are no less favorable to us than could be obtained in an arm’s-length transaction with an unrelated third-party, unless the Audit Committee otherwise determines that the transaction is not in our best interests. Our Audit Committee does not need to approve or ratify any related party transaction or modification of the transaction that the Board has approved or ratified by the affirmative vote of a majority of directors who do not have a direct or indirect material interest in such transaction. In addition, our Compensation Committee, rather than our Audit Committee, must approve related party transactions involving compensation of our directors and executive officers.

Our credit facilities also contain covenants which, subject to certain exceptions, require us to conduct all transactions with any of our affiliates on terms that are substantially as favorable to us as we would obtain in a comparable arm’s-length transaction with a person that is not an affiliate.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and certain of its officers to file reports of their ownership of MRC Global common stock and of changes in such ownership with the SEC and the NYSE. Regulations also require MRC Global to identify in this Proxy Statement any person subject to this requirement who failed to file any such report on a timely basis. Based solely on a review of the copies of these reports submitted to the Company and written representations from certain reporting persons, we believe that all of our officers, directors, and beneficial owners of greater than 10% of our common stock complied with all Section 16(a) filing requirements applicable to them during the fiscal year ended December 31, 2018.

Report of the Audit Committee

The Company’s Audit Committee is composed entirely of non-management, independent directors. Our Board has determined that all of the members of the Audit Committee meet the independence and financial literacy requirements of the NYSE and additional, heightened independence criteria applicable to members of the Audit Committee under SEC and NYSE rules. In addition, the Board of Directors has determined that Mss. Duganier and Adams and Messrs. Anthony and Perkins all meet the definition of “audit committee financial expert” as defined by the rules and regulations of the SEC. In 2018, the Audit Committee held six meetings. Mr. Perkins, who departed from the Audit Committee in February 2019 when he was reassigned to the Governance Committee, attended all these meetings. Mr. Linse joined the Audit Committee in February 2019 upon Mr. Perkins retirement from the committee. The Audit Committee has adopted, and annually reviews and assesses the adequacy of a

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charter outlining the practices it follows. The charter, which complies with all current regulatory requirements, can be viewed on the Company’s website, www.mrcglobal.com, by clicking on “Investor Relations,” then “Corporate Governance,” then “Committee Charters – Audit Committee.”

During 2018, at each of its regularly scheduled meetings, the Audit Committee met with the senior members of the Company’s financial management team. The Audit Committee reviewed with senior members of the Company’s financial management team, the independent auditors, and the vice president of internal audit, the overall audit scope and plans, the results of internal and external audit examinations, evaluations by management and the independent auditors of the Company’s internal controls over financial reporting and the quality of the Company’s financial reporting. Additionally, the Audit Committee had separate private sessions, during each of its regularly scheduled quarterly meetings, with the Company’s general counsel, independent auditors, and the vice president of internal audit, at which candid discussions regarding financial management, legal, accounting, auditing, and internal control matters took place. The Audit Committee also discusses the effectiveness of the Company’s compliance program and receives status reports on compliance issues.

The Audit Committee is updated periodically on management’s process to assess the adequacy of the Company’s system of internal controls over financial reporting and management’s conclusions on the effectiveness of the Company’s internal controls over financial reporting. The Audit Committee has also discussed with the independent auditors their evaluation of the Company’s system of internal controls over financial reporting.

The Audit Committee reviewed with senior members of management, including the vice president of internal audit and general counsel, and the independent auditors, significant risks and exposures that management identified, the overall adequacy and effectiveness of the Company’s legal, regulatory and ethical compliance programs, including the Company’s Code of Ethics and Code of Ethics for Principal Executive and Senior Financial Officers.

During 2018, the Audit Committee discussed (among others) a review of the implementation of the new revenue recognition standard ASC 606, preparation for the Company’s planned implementation of the new accounting standard ASC 842 for leases effective on January 1, 2019 and preparation for the new auditing standard report requiring auditors to include a discussion of critical audit matters in their audit report.

The Audit Committee evaluates the performance of the Company’s independent auditors, including the senior audit engagement team members, each year and determines whether to reengage the current independent auditors or consider other audit firms. In doing so, the Audit Committee considers the quality and efficiency of the services the auditors provided, the auditors’ global capabilities, and the auditors’ technical expertise, tenure as the Company’s independent auditors, knowledge of the Company’s global operations and industry and reputation for integrity and competence in the fields of accounting and auditing. Based on this evaluation, the Audit Committee decided to engage Ernst & Young LLP (“E&Y”) as our independent auditors for the year ended December 31, 2019. Although the Audit Committee has the sole authority to appoint the independent auditors, the Audit Committee will continue its long-standing practice of recommending that the Board ask the stockholders, at their Annual Meeting, to ratify the appointment of the independent auditors (see Proposal V beginning on page 85).

The Audit Committee is directly responsible for appointing, compensating, retaining and overseeing the work of MRC Global’s independent registered public accounting firm, including reviewing and evaluating the performance of the lead audit partner responsible for the Company’s audit. E&Y has served as the Company’s independent registered public accounting firm continuously since 2007.

Management has reviewed and discussed the audited financial statements in the Company’s Annual Report on Form 10-K with the Audit Committee including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant accounting judgments and estimates and the clarity of disclosures in the financial statements. In addressing the quality of management’s accounting judgments, members of the Audit Committee asked for management’s

71	2019 Proxy Statement

representations and reviewed certifications that the chief executive officer and the chief financial officer prepared that the unaudited quarterly and audited consolidated financial statements of the Company fairly present, in all material respects, the financial condition, results of operations and cash flows of the Company, and have expressed to both management and the independent auditors their general preference for appropriate policies when a range of accounting options is available.

In its meetings with representatives of the independent auditors, the Audit Committee discussed those matters required to be discussed by the auditors with the Audit Committee under the rules of the Public Company Accounting Oversight Board (the “PCAOB”), including the matters required to be discussed by Auditing Standard No. 1301, Communication with Audit Committees (AS1301). The Audit Committee received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent auditors’ communication with the Audit Committee concerning independence and has discussed with the independent auditors their independence. The Audit Committee considered with the independent auditors whether the provision of non-audit services they provided to the Company during 2018 was compatible with their independence.

In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee reviews the Company’s quarterly and annual reports on Form 10-Q and Form 10-K, respectively, prior to filing with the SEC. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for establishing and maintaining adequate internal controls over financial reporting and for preparing the financial statements, and other reports, and of the independent auditors, who are engaged to audit and report on the consolidated financial statements of the Company and subsidiaries and the effectiveness of the Company’s internal controls over financial reporting.

In reliance on these reviews and discussions, and the reports of the independent auditors, the Audit Committee has recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, for filing with the SEC.

Barbara J. Duganier, Chair

Deborah G. Adams

Leonard M. Anthony

Dr. Cornelis A. Linse (joined Audit Committee in February 2019)

John A. Perkins (reassigned from Audit Committee in February 2019)

Principal Accounting Fees and Services

The following table presents by category of service the total fees for services rendered by E&Y during the fiscal years ended December 31, 2018 and 2017.

	Year Ended December 31 (Dollars in thousands)
	2018	2017
Audit Fees (1)	$2,339	$2,445
Audit Related Fees (2)	28	28
Tax Compliance Fees	84	183
Tax Advisory Fees (3)	453	313
All Other Fees (4)	65	65

	$2,969	$3,034

(1)

Includes fees and expenses related to the audit of the Company’s annual consolidated financial statements, internal controls over financial reporting, statutory audit services required internationally and reviews of the Company’s quarterly financial statements.

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(2)	Includes fees for the audit of the Company’s retirement plan.

(3)	Includes fees for planning and advice with respect to various domestic and foreign corporate tax matters.

(4)	Miscellaneous out-of-pocket expenditures in connection with services.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditors

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of Ernst & Young LLP (E&Y), our independent registered public accounting firm, based upon the quality and efficiency of services provided by E&Y, their global capabilities, and their knowledge and expertise of our operations. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by our independent registered public accounting firm.

On an ongoing basis, our management presents specific projects and categories of service to the Audit Committee to request advance approval. The Audit Committee reviews those requests and advises management if the Audit Committee approves the engagement of E&Y. On a periodic basis, the actual spending for these projects and services compared to the approved amounts is reported to the Audit Committee. The Audit Committee may also delegate the authority to pre-approve audit and permitted non-audit services, excluding services related to the Company’s internal control over financial reporting, to the chairman of the Audit Committee; provided that any pre-approvals are reported to the Audit Committee at a subsequent Audit Committee meeting. In 2017 and 2018, the Audit Committee approved all of E&Y’s services.

The Audit Committee’s pre-approval policy with respect to audit and non-audit services is an attachment to the Audit Committee Charter, which is available on our website at www.mrcglobal.com.

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PROPOSAL III: AMENDMENT TO THE COMPANY’S 2011 OMNIBUS INCENTIVE PLAN

We use our 2011 Omnibus Incentive Plan, as previously amended (the “Plan”), to provide long-term incentive opportunities in the form of common stock and other awards to our executives, employees, consultants and members of our Board. We make grants annually to our executives, employees and Board members. However, although the Plan allows us to make grants to consultants, we have not yet utilized the Plan for this purpose. Because of our annual grant practices, over time the remaining shares that we have reserved for issuance under the Plan are depleted until the number of shares would be insufficient for our incentive compensation requirements.

In 2015, the stockholders approved an amendment to the Plan that added 4,147,475 shares to the Plan, which along with the 102,525 shares remaining at the time of the approval, provided the Plan with a total of 4,250,000 remaining shares. Based on historic grant practices at the time, we expected this pool of shares to be sufficient for three years until April 2018. In fact, this pool of shares has been sufficient through March 2019, with 778,272 shares remaining in the Plan, which with expected forfeitures, would cover most of the grants for a fifth year through February 2020. Even so, the number of shares may be insufficient for all of our requirements in 2020 and likely would not cover our requirements for additional years. Our three-year burn rate (2015-2018) has been approximately 1.4%.

Because of this, we desire to amend the Plan to add 2,500,000 shares to the remaining shares, which would have resulted in a total pool of unused shares as of February 19, 2019 of 3,278,272 shares. Based on historical granting practices and the recent trading price of the common stock at the close of trading on February 19, 2019 of $18.33, the addition of the 2,500,000 shares is expected to cover awards for at least three years, or 2022.

Long-term equity compensation plays an important part of the Company’s pay-for-performance philosophy. Equity awards also help the Company remain market-competitive in retaining and attracting highly qualified employees upon whom, in large measure, the future growth and success of the Company depend.

On February 11, 2019, the Compensation Committee (the “Committee”) recommended to the Board that it adopt an amendment to the Plan, as to increase the number of shares that can be issued under the 2011 Plan from 7,397,475 shares to a total of 9,897,475 shares (an increase of 2,500,000 shares reserved to the 2011 Plan (the “Amendment”). As of February 19, 2019, the 2011 Plan had 778,272 unused shares. On February 12, 2019, the Board of Directors adopted the Amendment, subject to stockholder approval at the 2019 Annual Meeting of Stockholders. If approved by a majority of the votes cast by holders of the shares of common stock voting in person or by proxy at the Annual Meeting, the Amendment will become effective as of the date that the vote of the stockholders occurs (the “Effective Date”).

Any stockholder of the Company may obtain a copy of the Amendment and 2011 Plan documents by sending a written request to MRC Global’s Corporate Secretary at the Company’s principal executive offices.

Approval of the Amendment requires that a majority of the votes cast on the proposal are cast “FOR” approval of this proposal, provided that a majority of the outstanding shares of common stock are voted on the proposal. For this proposal only, abstentions will have the same effect as votes “AGAINST” the proposal, while broker non-votes will have no effect on the outcome of the proposal.

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Determination of Number of Shares for the Amendment

If the Amendment is approved, the aggregate number of shares of common stock that will be reserved and available for issuance after the Effective Date pursuant to awards under the 2011 Plan is expected to be 3,278,272. In setting the number of proposed shares issuable under the 2011 Plan, as amended, the Compensation Committee and the Board considered a number of factors. These factors, which are discussed further below, included:

●	Shares available and total outstanding equity awards under the 2011 Plan, and how long the shares available are expected to last.

●	Historical equity award granting practices, including the Company’s three-year average share usage rate (commonly referred to as “burn rate”).

●	Shares that may be available under awards that may terminate by expiration, forfeiture, cancellation or otherwise without any shares being issued.

●	Expected value transfer and dilution.

Shares Available and Outstanding Equity Awards

As of February 19, 2019, we had 84,301,522 shares of common stock issued and outstanding (not including treasury shares). Share usage under the 2011 Plan has been as follows:

Shares approved in 2011 Plan at Initial Public Offering	3,250,000

Grants in 2012	(1,064,761)

Grants in 2013	(827,843)

Grants in 2014	(630,291)

Grants in 2015	(915,109)

Increase of authorized shares in 2015[7]	4,147,475

Grants in 2016	(1,600,369)

Grants in 2017	(905,694)

Grants in 2018	(978,310)

Grants in 2019	(1,065,923)

Shares available for reissue (forfeitures)	1,369,097

Shares remaining at February 19, 2019 under the 2011 Plan	778,272

Performance Share Units granted from 2017 through 2019 are reflected at maximum payout in the table above. Historically, PSU payouts have been less than target, returning significant shares to the 2011 Plan for reissuance.

Historical Equity Award Granting Practices

In setting and recommending to stockholders the number of shares authorized under the Amendment, the Compensation Committee and the Board considered the historical number of equity awards granted under the 2011 Plan in the past three years and potential dilution. In 2016, 2017 and 2018, the Company used approximately 1,600,000, 906,000 and 978,000 respectively, of the shares authorized under the 2011 Plan to make equity awards for an average per year of approximately 1,161,000.

The Compensation Committee and the Board also considered the Company’s three-year average burn rate (2016-2018) of approximately 1.4%. Based on historical granting practices and the recent trading price of the Common Stock at the close of trading on February 19, 2019 of $18.33, the Amendment is expected to cover awards for at least three years. The prior amendment was sufficient to cover four years, and this is reflected in the shares remaining above.

7 On April 29, 2015, pursuant to Compensation Committee, Board and stockholders’ approval, the 2011 Plan was amended to increase the authorized shares by 4,250,000 shares (less the 102,525 Remaining Shares, as defined in the 2011 Plan as previously amended).

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Material Terms of the 2011 Omnibus Incentive Plan

Overview. The Company adopted the 2011 Plan in November of 2011. The 2011 Plan became effective on April 9, 2012. The 2011 Plan is the primary plan pursuant to which the Company grants equity-based awards and other long-term incentive awards. The 2011 Plan was further amended on April 29, 2015. The following is a summary of the material to terms of the 2011 Plan.

Purpose. The purpose of the 2011 Plan is to foster and promote the long-term financial success of the Company and materially increase stockholder value by:

●	motivating superior performance by means of performance-related incentives;

●	encouraging and providing for the acquisition of an ownership interest in the Company by employees, directors and consultants; and

●	enabling the Company to attract and retain qualified and competent persons to serve as employees, members of management, directors and consultants.

Authorized Shares. The Board initially authorized a total of 3,250,000 shares of the Company’s common stock for awards to be granted under the 2011 Plan. On April 29, 2015, pursuant to Board and stockholder approvals, the 2011 Plan was amended to increase the authorized shares by 4,250,000 shares (less the 102,525 Remaining Shares, as defined in the 2011 Plan as previously amended) to a total of 7,397,475 shares. As of February 19, 2019, 778,272 shares remain eligible for awards to be granted under the 2011 Plan. The shares available under the 2011 Plan include shares from awards previously granted that, prior to the Amendment:

●	terminated by expiration, forfeiture, cancellation or otherwise without any shares being issued;

●	were settled in cash; or

●	were exchanged with the Committee’s permission prior to the issuance of shares for awards pursuant to which no shares were issued.

The maximum number of shares of our common stock for which options or stock appreciation rights (“SARs”) may be granted to any participant in any calendar year is 1,000,000 shares. If certain changes in capitalization of the Company occur (such as reclassifications, recapitalizations, mergers, consolidations, reorganizations, stock splits, stock dividends and other changes in capitalization of the Company), the Committee will make appropriate adjustments to the maximum number of shares that may be delivered under the 2011 Plan and the individual annual limits included in the 2011 Plan. The Committee will also make appropriate adjustments to the number and class of shares of stock or securities subject to outstanding awards, the exercise prices of outstanding awards and any other terms of outstanding awards that the change in capitalization affects.

Administration. The Committee administers the 2011 Plan unless the Board designates another committee to administer the 2011 Plan. The Committee has the discretion to determine the individuals to whom we may grant awards, what type of award we grant, when and how we grant each award and other terms and conditions of awards (including the number of shares of our common stock subject to each award and the vesting schedule or conditions of each award). The Committee is authorized to construe and interpret the 2011 Plan and awards we grant under the 2011 Plan, to establish, amend and revoke any rules and regulations relating to the 2011 Plan’s administration and to make any other determinations that it deems necessary or desirable for the administration of the 2011 Plan. All actions taken and all interpretations and determinations that the Committee makes will be final and binding upon participants, the Company and all other interested individuals.

No Repricing or Cashing Out of Underwater Options or SARs. The Committee is prohibited from directly or indirectly repricing, replacing or regranting a stock option or SAR to reduce the exercise or grant price or cashing out a stock option or SAR other than in connection with a change in capitalization or if approved by the stockholders.

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Eligibility. The Committee may grant awards under the 2011 Plan to employees, directors and consultants of the Company and its subsidiaries that the Committee selects. As of February 19, 2019, we had approximately 3,600 employees and 11 directors of the Company and its subsidiaries. To date, the Company has not granted awards under the 2011 Plan to any consultants, the number of which vary from time to time.

Types of Awards. The 2011 Plan permits the grant of nonqualified stock options (“NSOs”), incentive stock options (“ISOs”), SARs, restricted stock, restricted stock units (RSUs), performance shares, performance units, cash-based awards and other stock-based awards.

●

Stock Options. The Committee will determine the terms and conditions of each award of options, including whether the options will be NSOs or ISOs. ISOs are subject to certain restrictions. To the extent an option intended to be an ISO does not qualify as an ISO, it will be treated as a NSO. The exercise price per share of each option the Committee grants will not be less than 100% of the fair market value of our common stock on the date of grant. A grantee may exercise an option by written notice and payment of the exercise price in cash or, as the Committee determines, by delivery of previously owned shares or withholding of shares deliverable upon exercise or through a broker-assisted cashless exercise, or by any other method the Committee approves in its sole discretion. The maximum term of any option the Committee grants under the 2011 Plan will be ten years from the date of grant, except that an option (other than an ISO) may provide that it can be exercised for a period of up to one year following a grantee’s death even if that extends beyond ten years.

●

SARs. The Committee will determine the terms and conditions applicable to each award of SARs, including the vesting schedule. The grant price per share of each SAR will not be less than 100% of the fair market value of our common stock on the date of grant. Generally, one SAR will entitle a grantee, upon exercise of the SAR, to an amount equal to the excess of the fair market value on the date of exercise of one share of our common stock over the grant price. Payment may be made in shares of our common stock, in cash, or in a combination of stock and cash, as the Committee determines. The maximum term of any SAR granted under the 2011 Plan will be ten years from the date of grant except that a SAR may provide that in can be exercised for a period of up to one year following a grantee’s death even if that extends beyond ten years.

●

Restricted Stock and RSUs. The Committee will determine the terms and conditions applicable to each award of restricted stock and RSUs, including the vesting conditions (which may be time-based, performance-based or a combination of time-based and performance-based). Restricted stock awards consist of shares of our common stock that are transferred to a grantee subject to vesting conditions that will result in forfeiture of the shares if the specified conditions are not satisfied. Dividends paid in respect of shares of restricted stock may be paid to the grantee as and when dividends are paid to stockholders or at the time that the restricted stock vests, as the Committee determines. Unless the Committee determines otherwise, holders of restricted stock will have the right to vote the shares prior to vesting. RSUs provide a grantee the right to receive shares of our common stock, or cash equal to the fair market value of our shares, at a future date upon or following the attainment of certain conditions the Committee specifies.

●

Performance Shares and Performance Units. The Committee will determine the terms and conditions applicable to each award of performance shares and performance units, including the performance conditions. Performance shares will have an initial value equal to the fair market value of our common stock on the date of grant, while performance units will have an initial notional value equal to a dollar amount determined by the Committee, in accordance with the 2011 Plan. At the end of the applicable performance period, the number of performance shares or performance units earned will be determined based on the extent to which the performance goals the Committee establishes have been achieved. Performance shares and performance units may be settled in cash, shares of our common stock or a combination of cash and stock, as the Committee determines.

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●

Other Stock-Based Awards and Cash-Based Awards. The Committee has the authority to award other types of equity-based or cash-based awards under the 2011 Plan, including the grant or offer for sale of shares of our common stock that are not subject to vesting requirements or the right to receive one or more cash payments subject to the satisfaction of conditions the Committee specifies.

Vesting/Performance Criteria. Vesting of awards granted under the 2011 Plan may be subject to the satisfaction of one or more performance goals the Committee establishes. To the extent the vesting/performance goal is time-based, the applicable time period that the Board or the Committee sets may not be less than one year. The performance goals may vary from participant to participant, group to group and period to period. Performance goals may be weighted for different factors and measures.

Transferability. Unless the Committee determines otherwise, awards granted under the 2011 Plan will generally not be transferable by grantees except in the case of NSOs and SARs pursuant to domestic relations orders.

Change in Control. The Committee will determine the treatment of awards granted under the 2011 Plan if a change in control occurs (as defined in the 2011 Plan).

Effect of Certain Transactions. If a liquidation, dissolution, merger or consolidation of the Company occurs (a “Transaction”), either:

●

each outstanding award will be treated in accordance with the agreement entered into in connection with the relevant Transaction, which may include, the assumption or continuation of awards by, or the substitution for the awards of new awards of, the surviving, successor or resulting entity, or a parent or subsidiary any of those entities, with equitable adjustments; or

●	if not so provided in the Transaction agreement, all outstanding awards will terminate upon the consummation of the Transaction, provided, however, that vested awards shall not be terminated without:

¡

in the case of vested options and SARs, (1) providing the holders of affected options and SARs a reasonable period of time prior to the date of the consummation of the Transaction to exercise the options and SARs, or (2) providing the holders of affected options and SARs payment (in cash or other consideration) in respect of each share covered by the option or SARs being cancelled an amount equal to the excess, if any, of the per share price to be paid or distributed to stockholders in the Transaction over the exercise price of the options or the grant price of the SARs; for the avoidance of doubt, the Company may cancel any option or SAR without any payment if the exercise price of the option or SAR exceeds the per share price for our common stock in the relevant Transaction; and

¡

in the case of vested awards other than options or SARs, providing the holders of affected awards payment (in cash or other consideration) in respect of each share covered by the award being cancelled of the per share price to be paid or distributed to stockholders in the Transaction.

The Committee may, in its discretion and without the need for the consent of any recipient of an award, take one or more of the following actions to be effective upon the occurrence of or at any time prior to any Transaction (and any such action may be made contingent upon the occurrence of the Transaction):

●	cause any or all outstanding awards to become vested and immediately exercisable (as applicable), in whole or in part;

●	cancel all or any outstanding options or SARs by either:

¡	providing holders with a reasonable period of time to exercise the options or SARs (whether or not they were otherwise exercisable); or

78	2019 Proxy Statement

¡

providing them with a cash payment in respect of each share covered by the options or SARs being cancelled in an amount equal to the excess, if any, of the per share price being paid in the Transaction over the exercise or grant price of the option or SAR. The Company may cancel any option or SAR without any payment if the exercise price of the option or SAR exceeds the per share price for our common stock in the relevant Transaction; or

●

cancel awards other than options and SARs by providing holders with a payment equal to the per share price being paid in the Transaction, which may in the case of unvested awards, be paid in accordance with the vesting schedule of the award.

Tax Withholding. The Company has the right to withhold all amounts required to be withheld from any payment under the 2011 Plan or to require a grantee to satisfy all applicable tax withholding requirements prior to any payment or issuance or release of shares pursuant to any award. The 2011 Plan allows a participant, with respect to a payment in shares of our common stock under the 2011 Plan, to elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having us withhold shares of our common stock having a fair market value on the date the withholding is to be determined that is equal to the withholding amount.

Effectiveness of the 2011 Plan; Amendment and Termination. The 2011 Plan became effective on April 9, 2012 and was amended on April 29, 2015. The 2011 Plan will remain available for the grant of awards until the tenth anniversary of the effective date. The Board may amend or terminate the 2011 Plan or any outstanding awards made under the 2011 Plan at any time, except that stockholder approval will be required for any amendment to the 2011 Plan if required by applicable law or stock market requirements. Notwithstanding the foregoing, no amendment or termination of the 2011 Plan or outstanding awards under the 2011 Plan that would adversely affect the rights of a grantee under any outstanding award may be made without the relevant grantee’s consent except as expressly set forth in the 2011 Plan.

U.S. Federal Income Tax Consequences of Awards Granted Under the 2011 Plan to Participants

The following is a general summary of certain of the U.S. federal income tax consequences to participants who are either U.S. citizens or residents with respect to awards granted under the 2011 Plan.

Incentive Stock Options

When the Committee grants an employee an ISO to purchase shares of our common stock under the 2011 Plan, the employee will not be required to recognize any U.S. Federal taxable income as a result of the grant or as a result of the employee’s exercise of the ISO; however, the difference between the exercise price and the fair market value of the shares of our common stock at the time of exercise is an item of tax preference that may require payment of an alternative minimum tax. On the sale of the shares acquired through exercise of an ISO (assuming such sale does not occur within two years of the date of grant of the ISO or within one year from the date of exercise), any gain (or loss) will be taxed as long term capital gain (or loss) and we will not be entitled to any deduction in connection with the sale (or the grant or exercise) of the ISO. With respect to a sale of shares that occurs after the later of two years from the date of grant and one year from the date of exercise, the tax basis of the shares for the purpose of a subsequent sale includes the option price paid for the shares.

However, if the employee sells the shares acquired upon exercise of an ISO before the later of (i) two years from the date of grant and (ii) one year from the date of exercise, the employee will be treated as having received, at the time of sale, compensation taxable as ordinary income, and we will be entitled to a corresponding deduction. The amount treated as compensation income is the excess of the fair market value of the shares at the time of exercise over the exercise price, and any amount realized in excess of the fair market value of the shares at the time of exercise would be treated as long or short-term capital gain, depending on how long such shares were held. With respect to a sale of shares that occurs before the later of two years from the date of grant and one year from the date of exercise, the tax basis of the shares for the purpose of a subsequent sale includes the option price paid for the shares and the compensation income reported at the time of sale of the shares.

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Nonqualified Stock Options

When the Committee grants an NSO to purchase shares of our common stock under the 2011 Plan, the recipient will not be required to recognize any U.S. Federal taxable income as a result of the grant. However, the recipient will be required to recognize ordinary income on the date the recipient exercises the NSO. Generally, the measure of the income will be equal to the difference between the fair market value of the shares of our common stock acquired on the date the shares are acquired and the option price. The tax basis of the shares acquired on exercise of the NSO for the purpose of a subsequent sale includes the option price paid and the ordinary income reported on exercise of the NSO. The income reportable on exercise of the NSO by an employee is subject to Federal tax withholding. Generally, we will be entitled to a deduction in the amount reportable as income by the recipient on the exercise of a NSO.

Stock Appreciation Rights

The grant of a SAR under the 2011 Plan generally will not result in the recognition of any U.S. Federal taxable income by the recipient or a deduction for us, at the time of grant. However, the recipient will be required to recognize ordinary income on the date the recipient exercises the SAR equal to the appreciation in the fair market value of our common stock between the date of grant and the exercise date of the SAR (assuming the grant price was set at the fair market value of our common stock on the date of grant). Generally, the measure of the income will be equal to the amount realized on exercise of the SAR. The income reportable on exercise of the SAR by an employee is subject to Federal tax withholding. Generally, we will be entitled to a deduction in the amount reportable as income by the recipient on the exercise of a SAR.

Restricted Stock Awards

The grant of a restricted stock award under the 2011 Plan generally will not result in the recognition of any U.S. Federal taxable income by the recipient or a deduction for us at the time of grant unless the recipient timely makes an election under Section 83(b) of the Internal Revenue Code, as described below. Upon the expiration of the forfeiture restrictions applicable to the restricted stock award (i.e., as the shares become vested), the recipient will recognize ordinary income in an amount equal to the excess of the fair market value of those shares at that time over the amount (if any) the recipient paid for the shares. The income realized by an employee is subject to federal tax withholding. We will be entitled to a deduction in the amount and at the time the recipient recognizes income. If an election under Section 83(b) of the Internal Revenue Code has not been made, any dividends received with respect to any restricted shares that are not vested (i.e., the forfeiture restrictions have not yet lapsed) generally will be treated as compensation that is taxable as ordinary income to the recipient and we will be entitled to a corresponding deduction. With respect to any restricted shares that are vested (i.e., the forfeiture restrictions have lapsed), the recipient will be taxed on any dividends on such shares as the dividends are paid to the recipient (and such dividends will be characterized as dividend income and not compensation income) and we will not be entitled to deductions with respect to the dividends paid.

If a participant makes an election under Section 83(b) of the Internal Revenue Code within 30 days of the date of transfer of the restricted shares awarded under the restricted stock award, the participant will recognize ordinary income on the date the shares are awarded. The amount of ordinary income required to be recognized is an amount equal to the excess, if any, of the fair market value of the shares on the date of award over the amount, if any, paid for such shares. In such case, the participant will not be required to recognize additional ordinary income when the shares vest. However, if the shares are later forfeited, a loss can only be recognized up to the amount the participant paid, if any, for the shares.

Restricted Stock Unit Awards

The grant of an RSU award under the 2011 Plan generally will not result in the recognition of any U.S. Federal taxable income by the recipient or a deduction for us at the time of grant. At the time the RSU award vests and is paid the recipient will recognize ordinary income and we will be entitled to a corresponding deduction. Generally, the measure of the income and deduction with respect to an RSU will be the fair market value of our common stock at the time the RSU is paid. The income realized under the RSU award that is reportable by an employee is subject to Federal tax withholding.

80	2019 Proxy Statement

Performance Share and Performance Unit Awards

Performance share awards granted under the 2011 Plan generally have the same tax consequences as restricted stock awards, as discussed above.

A recipient of a performance unit award under the 2011 Plan generally will not realize U.S. federal taxable income at the time of grant of the award, and we will not be entitled to a deduction at that time with respect to the award. When the performance goals applicable to the performance unit award are attained and amounts are paid under the award, the holder of the award will be treated as receiving compensation taxable as ordinary income, and we will be entitled to a corresponding deduction.

Other Cash-Based and Stock-Based Awards

The grant of a cash-based award under the 2011 Plan generally will not result in the recognition of any U.S. federal taxable income by the recipient or a deduction for us at the time of grant. Generally, at the time the other cash-based award is settled in cash, the recipient will recognize ordinary income and we will be entitled to a corresponding deduction, in the amount of cash received by the recipient under the award at that time.

Other stock-based awards granted under the 2011 Plan generally have the same tax consequences as RSU awards, as described above.

New Plan Benefits

2011 Omnibus Incentive Plan

Name and Position	Dollar Value ($)	Number of Shares Subject to Stock Awards
Andrew R. Lane Director, President and CEO	(1)	(1)

James E. Braun Executive Vice President and Chief Financial Officer	(1)	(1)

Daniel J. Churay Executive Vice President – Corporate Affairs, General Counsel & Corporate Secretary	(1)	(1)

Grant R. Bates Senior Vice President – Canada, International & Operational Excellence	(1)	(1)

John L. Bowhay Senior Vice President – Supply Chain Management, Valve and Technical Product Sales	(1)	(1)

All current executive officers as a group	(1)	(1)

All current non-executive officer directors as a group	$1,350,000	(2)

All employees, other than current executive officers, as a group	(1)	(1)

(1)

Awards granted under the 2011 Plan to our executive officers and employees are discretionary and are not subject to set benefits or amounts, and we have not approved any awards that are conditioned on stockholder approval of this Proposal III. Accordingly, we cannot currently determine the benefits or number of shares subject to awards that may be granted in the future to our executive officers or employees under the 2011 Plan.

(2)	Pursuant to our current non-employee director compensation policy, each of our then current non-employee directors will receive an annual equity grant comprised of restricted stock under the

81	2019 Proxy Statement

2011 Plan determined by dividing $125,000 (except for the non-executive chairmen who shall receive $225,000) by the 20-day VWAP of the Company’s common stock as of the date immediately preceding the Company’s Annual Meeting. The number of shares subject to such awards granted under the 2011 Plan is determined on the basis of the 20-day VWAP of our common stock on the date immediately preceding the Company’s Annual Meeting and, therefore, is not determinable at this time.

Plan Benefits

The following table sets forth the number of shares of our common stock subject to stock options, restricted stock awards and performance unit awards granted under the 2011 Plan that have been received by or allocated from April 17, 2012 until February 19, 2019 to the following persons or groups:

●	our Chief Executive Officer;
●	each of our other NEOs;
●	our current executive officers as a group;
●	our current non-executive officer directors as a group;
●	each nominee for election as a director;
●	all employees, other than current executive officers, as a group;
●	each associate of any such director, executive officer or nominee; and
●	each other person who received or is to receive 5% of the awards.

Name and Position	Restricted Stock Units (#)	Stock Option Awards (#)	Restricted Stock Awards (#)	Performance Stock Unit Awards (#)
Andrew R. Lane Director, President and CEO	730,681	642,909	140,362	619,743
James E. Braun Executive Vice President and Chief Financial Officer	130,853	167,179	50,785	157,098
Daniel J. Churay Executive Vice President – Corporate Affairs, General Counsel & Corporate Secretary	89,673	108,061	30,136	101,753
Grant R. Bates(1) Senior Vice President – Canada, International & Operational Excellence	80,455	56,476	2,325	47,413
John L. Bowhay Senior Vice President – Supply Chain Management, Valve and Technical Product Sales	65,934	6,892	14,006	65,798
All current executive officers as a group(2)	1,349,387	1,143,681	618,486	1,087,695
All current non-executive officer directors as a group	—	124,195	320,851	—
All employees, other than current executive officers, as a group	1,535,648	1,077,442	612,639	125,997
Each associate of any director, executive officer or nominee	—	—	—	—
Each other 5% holder or future 5% recipient	—	—	—	—

(1)

The numbers reflected for Mr. Bates include grants of restricted stock awards that are beneficially owned indirectly through his spouse who is also an employee of the Company, therefore, 2,823 shares are not included in the “all employees” line below.

(2)

This number includes awards under the 2011 Plan that are beneficially owned by two of our executive officers indirectly through spouses who are also employees of the Company, therefore, 9,557 shares are not included in the “all employees, other than executive officers” line below.

82	2019 Proxy Statement

Equity Compensation Plan Information

The following table summarizes information, as of December 31, 2018, relating to our equity compensation plans pursuant to which grants of options, restricted stock, or certain other rights to acquire our shares may be granted from time to time.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(1)

Equity compensation plans approved by security holders:

Stock options, restricted stock awards, restricted stock unit awards, and performance share unit awards	6,846,957	$23.81	1,482,029

Equity compensation plans not approved by security holders	None	N/A	None

TOTAL	6,846,957	$23.81	1,482,029

(1)	Represents stock options, restricted stock awards, restricted stock unit awards, and performance share unit awards to be granted under the 2011 Plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE COMPANY’S 2011 OMNIBUS INCENTIVE PLAN AS AMENDED.

83	2019 Proxy Statement

PROPOSAL IV: RECOMMENDATION, ON AN ADVISORY BASIS, OF THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

What am I voting on?

The Dodd-Frank Wall Street Reform and Consumer Protection Act created Section 14A of the Exchange Act, which provides for our stockholders to indicate how frequently the Company should seek approval, on an advisory basis, of the compensation of the Company’s named executive officers. Proposal IV is submitted to you as required pursuant to Section 14A. By voting on this proposal, stockholders may indicate whether they prefer an advisory vote on named executive officer compensation every one, two or three years, or abstain on this matter. We currently hold such vote every year.

What does the Board recommend?

After careful consideration, our Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate choice for the Company. Therefore, our Board recommends that you vote for an annual advisory vote on named executive officer compensation, for the reasons stated below:

●	An annual advisory vote will give stockholders a formal mechanism for providing their direct input on our compensation philosophy, policy and practices as disclosed in our Proxy Statement every year.

●	An annual advisory vote is consistent with our policy of seeking input from and engaging in discussions with our shareholders regarding executive compensation and may encourage additional dialogue.

While this is an advisory vote, and, as such, is nonbinding, our Board will carefully consider the results of the vote when deciding when to call for the next advisory vote on named executive officer compensation.

Please indicate your preference as to the frequency of holding shareholder advisory votes on named executive officer compensation as every one, every two or every three years, or you may mark “Abstain” on this proposal.

OUR BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE OPTION OF “EVERY YEAR (1 YEAR)” AS THE FREQUENCY WITH WHICH STOCKHOLDERS ARE ASKED TO PROVIDE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

84	2019 Proxy Statement

PROPOSAL V: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for selecting our independent, registered public accounting firm. At a meeting held on February 11, 2019, the Audit Committee appointed Ernst & Young LLP (E&Y) as the independent auditors to audit our financial statements for calendar year 2019. A representative of E&Y will attend the Annual Meeting and will be available to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so. Stockholder approval of the appointment of E&Y is not required, but the Audit Committee and the Board are submitting the selection of E&Y for ratification to obtain our stockholders’ views. If a majority of the stockholders do not ratify the appointment of E&Y, the Audit Committee and the Board will consider the voting results and evaluate whether to select a different independent auditor.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019.

85	2019 Proxy Statement

INCORPORATION BY REFERENCE

The Compensation Committee Report on Executive Compensation and the Report of the Audit Committee are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings that MRC Global makes under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that MRC Global specifically incorporates this information by reference. In addition, the website addresses contained in this Proxy Statement are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

OTHER MATTERS

The Board has not received valid notice of any other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, all proxies that have been properly submitted will be voted in respect thereof as the proxyholders deem advisable.

It is important that proxies be returned promptly to ensure that your shares are represented at the Annual Meeting. Shareholders are urged to submit your proxy or voting instructions as soon as possible electronically over the internet, by telephone or, if you received a printed copy of the proxy materials, by completing, dating, signing and returning the enclosed proxy card or voting instruction form.

WEBSITE ACCESS TO REPORTS AND OTHER INFORMATION

We file our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements and other documents electronically with the SEC under the Exchange Act. You may obtain such reports from the SEC’s website at www.sec.gov.

Our website is www.mrcglobal.com. We make available free of charge through the Investor Relations tab of our website our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our Corporate Governance Guidelines, Code of Ethics for Senior Officers, Board committee charters, and the MRC Global Code of Ethics are also available on our website. We will provide, free of charge, a copy of any of our corporate documents listed above upon written request to our Corporate Secretary at Fulbright Tower, 1301 McKinney Street, Suite 2300, Houston, Texas 77010.

Houston, Texas

March 18, 2019

86	2019 Proxy Statement

Appendix A

AMENDMENT TO THE

MRC GLOBAL INC. 2011 OMNIBUS INCENTIVE PLAN

THIS AMENDMENT is made by MRC Global Inc. (the “Company”),

WITNESSETH:

WHEREAS, the Company sponsors and maintains the plan now known as the “MRC Global Inc. 2011 Omnibus Incentive Plan”, as amended (the “Plan”);

WHEREAS, unless the context clearly requires the contrary, capitalized terms that this Amendment uses that this Amendment does not define shall have the meaning that the Plan ascribes to those terms; and references to Articles and Sections mean the articles and sections of the Plan;

WHEREAS, Section 20.1(a) of the Plan authorizes the amendment of the Plan at any time;

WHEREAS, as amended, there were 7,397,475 Shares reserved and subject to issuance pursuant to the terms of the Plan;

WHEREAS, the Board and the Compensation Committee have determined that (i) the Plan should be amended to increase the number of Shares by 2,500,000 and (ii) that the number of shares that may be issued under the Plan should be increased to a total of 9,897,475 Shares.

NOW, THEREFORE, the Board and the Compensation Committee agree that, effective as of the date the shareholders of the Company approve the following amendment (the “Effective Date”), and contingent upon the shareholders’ approval of the amendments is amended and restated as follows:

1.             Section 4.1 of the Plan is hereby amended and restated in its entirety to provide as follows:

  4.1.         Number of Shares Authorized and Available for Awards. Subject to adjustment as provided under the Plan and the following provisions of this Article 4, the total number of Shares that are available for Awards under the Plan shall be equal to 9,897,475. These Shares may be authorized and unissued Shares or treasury Shares or any combination of the foregoing, as the Board or Committee may determine from time to time. Any of the authorized Shares may be used for any type of Award under the Plan, and any or all of the Shares may be allocated to Incentive Stock Options.

Approved by the Compensation Committee of the Board of Directors

On February 11, 2019

Approved by the Board of Directors

On February 12, 2019

A-1

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies must be received by 11:59 p.m. Houston, TX Time, on April 29, 2019

Vote by internet • Go to www.investorvote.com/MRC
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Management Proposals — The Board of Directors recommends a vote “FOR” the election of each of the nominees listed below and “FOR” Proposals II, III and V. Your Board of Directors recommends you vote “1 Year” for Proposal IV.

I.	Election of Directors:	01) Rhys J. Best 02) Deborah G. Adams 03) Leonard M. Anthony 04) Barbara J. Duganier	05) Craig Ketchum 06) Andrew R. Lane 07) Cornelis A. Linse	08) John A. Perkins 09) H. B. Wehrle, III 10) Robert L. Wood	For All ☐	Withhold All ☐	For All Except ☐

II.	Approve a non-binding advisory resolution approving the Company’s named executive officer compensation.				For ☐	Against ☐	Abstain ☐

III.	Approve the amendment of the Company’s 2011 Omnibus Incentive Plan, as amended.				For ☐	Against ☐	Abstain ☐

iv.	Recommendation, on an advisory basis of the frequency (every 1, 2 or 3 years) of advisory votes on the Company’s named executive officer compensation.			1 Year ☐	2 Years ☐	3 Years ☐	Abstain ☐

v.	Ratification of Ernst & Young LLP as our independent registered public accounting firm for 2019.				For ☐	Against ☐	Abstain ☐

B	Non-Voting Items

Change of Address – Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

The signer hereby revokes all proxies previously given by the signer to vote at said Annual Meeting or any adjournments thereof. Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

MRC GLOBAL INC.

Annual Meeting of Stockholders

April 30, 2019

10:00 a.m. Houston, Texas time

Fulbright Tower Auditorium

1301 McKinney Street

Houston, Texas 77010

Important notice regarding the internet availability of

proxy materials for the Annual Meeting of Stockholders.

The 2019 Proxy Statement and Annual Report are available at:

www.edocumentview.com/MRC

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy – MRC GLOBAL INC.

Proxy Solicited on Behalf of the Board of Directors of MRC Global Inc. for the Annual Meeting of Stockholders on April 30, 2019.

The stockholder of MRC Global Inc. (“MRC Global”) referenced on the reverse side hereof hereby appoints JAMES E. BRAUN and DANIEL J. CHURAY, jointly and severally with full power of substitution, as proxies to represent and to vote all of the shares of MRC GLOBAL’s Stock the stockholder referenced on the reverse side hereof is entitled to vote at the Annual Meeting of Stockholders of MRC Global Inc. to be held on the 30th day of April, 2019, and at any and all adjournments thereof, on all matters coming before said meeting.

THIS PROXY, WHEN PROPERLY EXECUTED AND TIMELY RETURNED, WILL BE VOTED AS INDICATED. IF NO VOTING DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL LISTED NOMINEES AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS ON THE OTHER MATTERS REFERENCED ON THE REVERSE SIDE HEREOF.

PLEASE SEE THE REVERSE SIDE FOR VOTING INSTRUCTIONS.

If you vote by telephone or the internet, please DO NOT mail back this proxy card.

THANK YOU FOR VOTING